    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 1996

                                                     REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           SPEEDWAY MOTORSPORTS, INC.

             (Exact name of registrant as specified in its charter)

             DELAWARE                      51-0363307
 (State or Other Jurisdiction of        (I.R.S. Employer
  Incorporation or Organization)      Identification No.)

                             U.S. HIGHWAY 29 NORTH
                                  P.O. BOX 600
                       CONCORD, NORTH CAROLINA 28026-0600
                            TELEPHONE (704) 455-3239

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              MR. O. BRUTON SMITH
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                           SPEEDWAY MOTORSPORTS, INC.
                             U.S. HIGHWAY 29 NORTH
                                  P.O. BOX 600
                       CONCORD, NORTH CAROLINA 28026-0600
                            TELEPHONE (704) 455-3239

      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                               GARY C. IVEY, ESQ.
                     PARKER, POE, ADAMS & BERNSTEIN L.L.P.
                              2500 CHARLOTTE PLAZA
                        CHARLOTTE, NORTH CAROLINA 28244
                            TELEPHONE (704) 372-9000

      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

[CAPTION]

        TITLE OF EACH CLASS                                       PROPOSED MAXIMUM         PROPOSED MAXIMUM
          OF SECURITIES TO                 AMOUNT TO BE            OFFERING PRICE         AGGREGATE OFFERING
           BE REGISTERED                  REGISTERED (1)            PER SHARE (1)              PRICE (2)
5 3/4% Convertible Subordinated
  Debentures Due 2003.............          $70,000,000                 100%                  $70,000,000
Common Stock,
  $.01 par value..................              (2)                      --                       --

        TITLE OF EACH CLASS                  AMOUNT OF
          OF SECURITIES TO                 REGISTRATION
           BE REGISTERED                        FEE
5 3/4% Convertible Subordinated
  Debentures Due 2003.............          $21,212.13
Common Stock,
  $.01 par value..................              --

(1) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(i) of Regulation C under the Securities Act of 1933.

(2) Such presently indeterminable number of shares of Common Stock as shall be issuable from time to time upon conversion of the Debentures.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 4, 1996
                                  $70,000,000
                         (Speedway logo appears here)
                  ATLANTA, BRISTOL & CHARLOTTE MOTOR SPEEDWAYS
                          TEXAS INTERNATIONAL RACEWAY
                                   600 RACING
              5 3/4% Convertible Subordinated Debentures Due 2003
                   Interest Payable March 31 and September 30
     This Prospectus relates to $70,000,000 aggregate principal amount of 5 3/4% Convertible Subordinated Debentures Due 2003 (the "Debentures") offered hereby (the "Offering") and the shares of Common Stock of Speedway Motorsports, Inc. (the "Company") that are issuable upon conversion of the Debentures (the "Shares" and, together with the Debentures, are sometimes referred to as the "Securities"). The Securities may be offered from time to time for the account of the Selling Security Holders (as defined
herein). The Debentures are convertible into the Shares at any time after November 30, 1996 and at or before maturity, unless previously redeemed, at a conversion price of $31.11 per share, subject to adjustment in certain events. The Common Stock of the Company is traded on The New York Stock Exchange (the "NYSE") under the symbol "TRK." On October 3, 1996, the closing price of the Common Stock as reported by the NYSE was $27.00 per share.
     The Debentures do not provide for a sinking fund and will be sold in $1,000 denominations. The Debentures are not redeemable by the Company prior to September 30, 2000. Subject to the foregoing, the Debentures are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth in this Prospectus, together with accrued interest. Upon a Repurchase Event (as defined herein), each holder of Debentures shall have the right, at the holder's option, to require the Company to repurchase such holder's Debentures at a purchase price equal to 100% of the principal amount thereof, plus accrued interest. See "Description of Debentures -- Certain Rights to Require Repurchase of Debentures."
     The Debentures are unsecured obligations of the Company and are subordinate to all present and future Senior Indebtedness (as defined herein) of the Company and will be effectively subordinated to all indebtedness and liabilities of subsidiaries of the Company. As of August 31, 1996, Senior Indebtedness or indebtedness to which the Debentures are effectively subordinated was approximately $41.6 million. The Indenture (as defined herein) will not restrict the incurrence of any other indebtedness or liabilities by the Company or its subsidiaries. See "Description of Debentures -- Subordination."
     There is no currently established trading market for the Debentures. The Company intends to apply for listing of the Debentures on the NYSE. The Debentures have been designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. For a description of certain income tax consequences to holders of the Debentures, see "Certain United States Federal Income Tax Consequences."
     The Debentures and the Shares are being registered to permit public secondary trading of the Debentures and, upon conversion, the Shares, by the holders thereof from time to time after the date of this Prospectus (the "Selling Security Holders"). The Company has agreed, among other things, to bear its own expenses (not including selling commissions or discounts, fees and the expenses of counsel and other advisors to the holders of the Debentures or the Shares and other expenses of the holders) in connection with the registration and sale of the Debentures and the Shares covered by this Prospectus.
     The Company will not receive any of the proceeds from the sales of the Debentures or the Shares by the Selling Security Holders. Securities may be offered, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the Securities may be offered from time to time through ordinary brokerage transactions on the NYSE. To the extent required, the principal amount of Debentures or the number of Shares to be sold, the offering price thereof, the name of each Selling Security Holder and each broker-dealer, if any, and any applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying Prospectus Supplement or, if appropriate, in a post-effective amendment to the Registration Statement of which this Prospectus is a part (the "Registration Statement"). See "Plan of Distribution." The Selling Security Holders may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Security Holders, any commissions paid to broker-dealers and, if broker-dealers purchase any Debentures or Shares as principals, any profits received by such broker-dealers on the resale of the Debentures or Shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Security Holders may be deemed to be underwriting commissions.
     SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
               The date of this Prospectus is             , 1996.

            (A redherring appears rotated on the left hand side
                  of this page and reads as follows:)

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

            The Debentures were originally issued by the Company on October 1, 1996, in a private placement pursuant to Rule 144A and Regulation S under the Securities Act (the "Debenture Offering"), with Wheat First Butcher Singer, Montgomery Securities and J.C. Bradford & Co. as initial purchasers therein (the "Initial Purchasers").
            Unless the context otherwise requires, references herein to the "Company" mean Speedway Motorsports, Inc. ("SMI") and its subsidiaries considered as one enterprise. "Atlanta Motor Speedway(Register mark)" and "Charlotte Motor
       Speedway(Register mark)" are registered trademarks and service marks of the Company. Trademark and service mark registrations are pending with respect to "Speedway Motorsports," "Bristol Motor Speedway" and "Texas International Raceway."
       "NASCAR(Register mark)" and "Grand National(Register mark)" are registered trademarks and service marks of the National Association of Stock Car Auto Racing, Inc. ("NASCAR").
                                       2

                               PROSPECTUS SUMMARY
     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED HEREIN ASSUMES NO EXERCISE OF THE INITIAL PURCHASERS' OVER-ALLOTMENT OPTION GRANTED IN CONNECTION WITH THE DEBENTURE OFFERING OR OF OPTIONS GRANTED PURSUANT TO THE COMPANY'S STOCK OPTION PLANS. SEE "PLAN OF DISTRIBUTION".
                                  THE COMPANY
     Speedway Motorsports, Inc., the owner and operator of Atlanta Motor Speedway ("AMS"), Bristol Motor Speedway ("BMS"), which was acquired in January 1996, and Charlotte Motor Speedway ("CMS"), is a leading promoter, marketer and sponsor of motorsports activities in the United States. The Company is also currently constructing Texas International Raceway ("TIR"). The Company expects to sponsor 14 major racing events in 1997 sanctioned by NASCAR, including eight races associated with the Winston Cup professional stock car racing circuit (the "Winston Cup") and six races associated with the Busch Grand National circuit. The Company has experienced substantial growth in revenues and profitability as a result of the continued improvement and expansion of its facilities, its consistent marketing and promotional efforts and the overall increase in popularity of Winston Cup, Busch Grand National and other motorsports events in the United States.
     The Company's primary growth strategy is to utilize its promotional and marketing expertise to take advantage of opportunities at its existing facilities and in attractive new markets. This growth strategy involves expanding permanent seating capacity, expanding television coverage and sponsorships, promoting the sale of its "Legends Cars" for use on its "Legends Car Racing Circuit," increasing daily usage of facilities, and acquiring and developing additional motorsports facilities.
     In 1995, the Company derived approximately 83% of its total revenues from events sanctioned by NASCAR. Based on information developed independently by The Goodyear Tire & Rubber Co. ("Goodyear"), spectator attendance at Winston Cup and Busch Grand National events increased at compound annual growth rates of 15.1% and 17.3%, respectively, from 1993 to 1995. Management believes that spectator demand for its largest events exceeds existing permanent seating capacity at each of AMS, BMS and CMS, which had, at December 31, 1995, permanent seating capacity of 102,076, 70,905 and 111,681, respectively, in each case excluding infield admission, temporary seats and general admission. To date in 1996, the Company has increased permanent seating capacity by approximately 7,000 additional grandstand seats at BMS.
     In recent years, television coverage and corporate sponsorship have increased for NASCAR-related events. All NASCAR Winston Cup and Busch Grand National events currently are broadcast by ABC, CBS, ESPN, TBS or TNN. The Company has recently entered into new television rights contracts for all its major sanctioned events. Major national corporate sponsorship of NASCAR-sanctioned events also has increased significantly, according to NASCAR. Sponsors include such companies as Coca-Cola, General Motors, McDonald's, Procter & Gamble and RJR Nabisco.
     The Company also owns, operates and sanctions the Legends Car Racing Circuit (the "Legends Circuit"), an entry-level stock car racing series. It manufactures and sells 5/8-scale modified cars, modeled after those driven by legendary early NASCAR racers, for use on the Legends Circuit ("Legends Cars") through its 600 Racing, Inc. subsidiary ("600 Racing").
                              RECENT DEVELOPMENTS
     The Company is nearing the completion of TIR, a 1.5-mile, lighted, banked asphalt "quad-oval" superspeedway, with anticipated permanent seating capacity for 150,000 and 205 luxury suites. TIR is expected to be the first superspeedway built in the United States since 1969. The Company expects TIR to draw spectators from throughout the south central United States. Upon completion, the Company expects TIR to be the second-largest sports facility in the United States in terms of permanent seating capacity. In July 1996, the Company and NASCAR jointly announced that, subject to the completion of TIR, the Company will sponsor its first Winston Cup race at TIR, the Texas 500, and a companion NASCAR Busch Grand National race, in April 1997. In addition, TIR expects to sponsor Indy Racing League events in 1997. In August 1996, the Company announced that it had entered into a four-year television rights agreement with CBS Sports for the NASCAR-sanctioned races at TIR.
                                       3

                                  THE OFFERING

Securities Offered..................  $70,000,000 principal amount of 5 3/4% Convertible Subordinated Debentures due 2003 and 2,250,080 shares of Common Stock of the Company issuable upon conversion thereof, subject to adjustment under certain circumstances.
Payment of Interest.................  March 31 and September 30, commencing March 31, 1997.
Conversion..........................  Convertible into Common Stock of the Company at the option of the holder at any time after November 30, 1996 and at or before maturity, unless previously redeemed, at $31.11 per share, subject to adjustment upon the occurrence of certain events. See "Description of Debentures -- Conversion
                                      Rights."
Subordination.......................  Subordinated to all present and future Senior Indebtedness (as defined) of the Company and effectively subordinated to all indebtedness and other liabilities of subsidiaries of the Company. Senior Indebtedness of the
                                      Company and indebtedness and other liabilities of its subsidiaries aggregated approximately $41.6 million at August 31, 1996. The Indenture contains no limitation on the incurrence of indebtedness (including Senior
                                      Indebtedness) or other liabilities by the Company and its subsidiaries. See
                                      "Description of Debentures -- Subordination."
Redemption..........................  The Debentures are not redeemable by the Company prior to September 30,
                                      2000. Subject to the foregoing, the Debentures are redeemable in whole or in part, at the option of the Company, at the redemption prices set forth herein, together with accrued interest. See "Description of
                                      Debentures -- Optional Redemption."
Redemption at Holder's Option.......  In the event that there shall occur a Repurchase Event (as defined), each holder of the Debentures shall have the right, at the holder's option, to require the Company to repurchase such holder's Debentures at 100% of their principal amount, plus accrued interest. The term Repurchase Event is limited to transactions involving a Change in Control (as defined) or a
                                      Termination of Trading (as defined), and does not include other events that might adversely affect the financial condition of the Company. The
                                      Company's ability to repurchase the Debentures following a Repurchase Event is dependent upon the Company having sufficient funds and may be limited by the terms of the Company's Senior Indebtedness or the subordination provisions of the Indenture. There is no assurance that the Company will be able to repurchase the Debentures upon the occurrence of a Repurchase
                                      Event. See "Description of Debentures -- Certain Rights to Require
                                      Repurchase of Debentures."
Registration Rights.................  The Debentures and the Shares are currently subject to certain restrictions on transfer. However, pursuant to a registration rights agreement between the Company and the Initial Purchasers (the "Registration Rights
                                      Agreement"), the Company has agreed to file a shelf registration statement under the Securities Act with the Commission relating to resales of the
                                      Debentures and the Common Stock issuable upon conversion thereof. The
                                      Registration Statement of which this Prospectus is a part is being filed pursuant to such agreement. See "Description of Debentures -- Registration
                                      Rights; Liquidated Damages."
Use of Proceeds.....................  The net proceeds from the Debenture Offering will be used by the Company to repay indebtedness, for the construction of TIR and for general corporate purposes. The Company will not receive any of the proceeds from the sales of the Debentures or the Shares by the Selling Security Holders pursuant to this Prospectus. The Selling Security Holders will receive all the net proceeds from any sale of the Debentures or Shares offered hereby. See "Use of Proceeds" and "Selling Security Holders."

     The Company's principal executive office is located on U.S. Highway 29 North in Concord, North Carolina. Its preferred mailing address is Post Office Box 600, Concord, North Carolina 28026-0600, and its telephone number is (704) 455-3239.
     PROSPECTIVE INVESTORS ARE CAUTIONED THAT CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS ARE FORWARD LOOKING STATEMENTS. SEE "RISK FACTORS -- ACTUAL RESULTS MAY DIFFER FROM FORWARD LOOKING STATEMENTS."
                                       4

                           SUMMARY FINANCIAL DATA(1)

                                                                                                  SIX MONTHS ENDED
                                                                                                       JUNE 30
                                                 YEAR ENDED DECEMBER 31,                             (UNAUDITED)
                                 1991         1992         1993         1994         1995         1995         1996
                                                 (IN THOUSANDS, EXCEPT PER SHARE AND SELECTED DATA)
INCOME STATEMENT DATA
Total revenues..............     $37,455      $47,774      $54,568      $64,537      $75,573      $38,954      $53,146
Total operating expenses....      26,280       32,736       36,497       43,749       45,884       23,377       31,884
Operating income............      11,175       15,038       18,071       20,788       29,689       15,577       21,262
Interest expense............       4,676        4,527        4,520        4,282          917          917          566
Income from continuing
  operations................       5,380        6,453        9,241       10,470       19,590        9,653       13,680
Net income..................       4,513        5,878        9,203       10,176       19,457        9,520       13,680
Income from continuing
  operations applicable to
  Common
  Stock(2)..................                                              7,464       19,590        9,653       13,680
Income per share from
  continuing operations
  applicable to Common
  Stock(3)..................                                              $0.25        $0.53        $0.27        $0.34
Weighted average shares
  outstanding(3)............                                             30,400       37,275       35,689       40,490
Ratio of income to fixed
  charges(4)................       2.90x        3.37x        4.33x        5.23x       36.13x       18.10x       19.82x
Ratio of EBITDA to interest
  expense(5)................       3.74x        4.40x        5.37x        6.38x       42.64x       21.09x       47.77x
Pro forma ratio of income to
  fixed charges(6)..........                                                          11.95x                    18.92x
Pro forma ratio of EBITDA to
  interest expense(6).......                                                          14.59x                    44.77x
SELECTED DATA
EBITDA (in thousands)(5)....     $17,504      $19,915      $24,273      $27,307      $39,100      $19,335      $27,039
Depreciation and
  amortization
  (in thousands)............      $3,759       $4,289       $4,375       $4,500       $4,893       $2,330       $3,796
Number of NASCAR-sanctioned
  events....................           7            8            8            8            8            5            7
Total admissions(7).........     658,000      770,000      818,000      866,000      934,000      533,000      697,000
Attendance at Winston Cup
  events(8).................   3,377,000    3,700,000    4,020,000    4,896,000    5,327,000

                                                                                               JUNE 30, 1996
                                                                                                (UNAUDITED)
                                                                                         ACTUAL      AS ADJUSTED(9)
BALANCE SHEET DATA
Working capital......................................................................   $ 31,523        $ 59,523
Total assets.........................................................................    294,339         324,339
Long-term debt, including current maturities(10).....................................     41,635           1,635
Convertible subordinated debentures..................................................         --          70,000
Stockholders' equity.................................................................    192,023         192,023

 (1) The year end data include CMS and AMS and exclude BMS which was acquired in January 1996. The six month period ended June 30, 1996 data include BMS and the six month period ended June 30, 1995 data exclude BMS.
 (2) These data represent reported income from continuing operations less accretion in 1994 in the estimated redemption value of certain warrants to purchase AMS stock. On December 16, 1994, AMS redeemed such warrants from NationsBank, N.A. (Carolinas). See Note 10 to Audited Consolidated Financial Statements.
 (3) The 1994 income per share from continuing operations applicable to Common Stock has been prepared on a pro forma basis to reflect the 30.4 million common shares outstanding after giving effect to a restructuring whereby CMS and AMS became wholly-owned subsidiaries of SMI, including 400,000 common equivalent shares arising from stock options. See Note 1 to Audited Consolidated Financial Statements.
 (4) The ratio of income to fixed charges is computed by dividing fixed charges into income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest, whether expensed or capitalized, amortization of financing costs and the estimated interest component of rent expense. Capitalized interest amounted to $546,000 for the six months ended June 30, 1996. For the year ended December 31, 1995 and for the six month period ended June 30, 1996, this ratio increased as a result of the reduction of interest expense due to the repayment of bank debt with the proceeds from Common Stock publicly issued by the Company in March 1995.
 (5) EBITDA represents income from continuing operations before interest expense, income taxes and depreciation and amortization. EBITDA is included herein because management believes that certain investors may find EBITDA useful for measuring a company's ability to service its debt; however, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net income as an indicator of the Company's operating performance or for cash flow as a measure of liquidity. The ratio of EBITDA to interest expense is computed by dividing interest expense into EBITDA. This ratio should be examined in conjunction with the Audited and Unaudited Consolidated Financial Statements of the Company included elsewhere herein. For the year ended December 31, 1995 and for the six month period ended June 30, 1996, this ratio increased as a result of the reduction of interest expense due to the repayment of bank debt with the proceeds from Common Stock publicly issued by the Company in March 1995.
 (6) Pro forma ratio of income to fixed charges and pro forma ratio of EBITDA to interest expense assume that all bank debt outstanding during 1995 and the six months ended June 30, 1996 was refinanced with the proceeds of the Debenture Offering and such portion of the Debenture Offering allocated to the refinancing of bank debt remained outstanding for the pro forma periods presented. The effect of such refinancing is an increase in interest expense and amortization of financing costs of approximately $1.9 million for 1995 and $55,000 for the six month period ended June 30, 1996. These increases resulted primarily from the portion of the Debenture Offering used to refinance the bank debt being considered outstanding for the entire pro forma periods presented, whereas the actual bank debt was repaid in March 1995. The pro forma ratio of income to fixed charges and pro forma ratio of EBITDA to interest expense do not reflect any income earned from the proceeds of the Debenture Offering in excess of the refinanced bank debt amounts.
 (7) "Total admissions" consists of tickets issued for Winston Cup, Busch Grand National and Automobile Racing Club of America ("ARCA") races and other race-related events.
 (8) Source: Goodyear. Only annual data available.
 (9) Adjusted to give effect to the sale of the Debentures offered by the Company pursuant to the Debenture Offering and the use of the net proceeds therefrom. Net proceeds of approximately $68.0 million were received by the Company from the sale of $70.0 million in aggregate principal amount of the Debentures less the Initial Purchasers' commissions and discounts. See "Use of Proceeds."
(10) Total debt as of August 31, 1996 was $41.6 million. Data does not include the Debentures.
                                       6

                                  RISK FACTORS
     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, BEFORE PURCHASING THE DEBENTURES OR THE SHARES.
     SUBORDINATION OF DEBENTURES. The Debentures are subordinate in right of payment to all current and future Senior Indebtedness of the Company. Senior Indebtedness includes all secured indebtedness of the Company, whether existing on or created or incurred after the date of the issuance of the Debentures, that is not made subordinate to or pari passu with the Debentures by the instrument creating the indebtedness. At June 30, 1996, the aggregate amount of Senior Indebtedness outstanding and the aggregate amount of indebtedness and other liabilities of the Company and its subsidiaries to which the Debentures are effectively subordinated was approximately $41.6 million. As of June 30, 1996, after giving effect to the repayment of approximately $40.0 million of indebtedness with proceeds from the Debenture Offering, the Company will have approximately $1.6 million of indebtedness outstanding, which constitutes Senior Indebtedness or indebtedness to which the Debentures are effectively subordinated. The Indenture does not limit the amount of additional indebtedness, including Senior Indebtedness, which the Company can create, incur, assume or guarantee. By reason of such subordination of the Debentures, in the event of insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of the Company or upon a default in payment with respect to any Senior Indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Debentures only after all Senior Indebtedness of the Company has been paid in full. In addition, holders of the Debentures are effectively subordinated to the claims of creditors of the Company's subsidiaries, to the extent of the assets of such subsidiaries. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any subsidiary of the Company, creditors of such subsidiary generally will have the right to be paid in full before any distribution is made to the Company or the holders of the Debentures. See "Description of Debentures."
     HOLDING COMPANY STRUCTURE. The Company conducts its operations through its direct and indirect subsidiaries and has no operations of its own. The Company will be dependent on the cash flow from its subsidiaries in order to meet its debt service obligations, including its obligations under the Debentures. The Debentures are obligations exclusively of the Company. The Company's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and certain loans and advances to the Company by such subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations.
     LIMITATIONS ON REPURCHASE OF DEBENTURES UPON A REPURCHASE EVENT. In the event of a Repurchase Event, which includes a Change in Control and a Termination of Trading (each as defined herein), each holder of the Debentures will have the right, at the holder's option, to require the Company to repurchase all or a portion of such holder's Debentures at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. The Company's ability to repurchase the Debentures upon a Repurchase Event may be limited by the terms of the Company's Senior Indebtedness and the subordination provisions of the Indenture. Further, the ability of the Company to repurchase Debentures upon a Repurchase Event will be dependent on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, there can be no assurance that the Company will be able to repurchase the Debentures upon a Repurchase Event. The term "Repurchase Event" is limited to certain specified transactions and may not include other events that might adversely affect the financial condition of the Company, nor would the requirement that the Company offer to repurchase the Debentures upon a Repurchase Event necessarily afford holders of the Debentures protection in the event of a highly leveraged reorganization, merger or similar transaction involving the Company. See "Description of Debentures."
     ABSENCE OF PUBLIC MARKET. As of the date of this Prospectus, the Debentures are owned by a small number of institutional investors, and prior to this Offering there has not been any public market for the Debentures. There can be no assurance as to the liquidity of any markets that may develop for the Debentures, the ability of the
                                       7
holders to sell their Debentures or the price at which holders of the Debentures may be able to sell their Debentures. Future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers have informed the Company that the Initial Purchasers intend to make a market in the Debentures offered hereby; however, the Initial Purchasers are not obligated to do so and any such market making activity may be terminated at any time without notice to the holder of the Debentures. See "Description of the Debentures -- Registrations Rights; Liquidated Damages." The Debentures have been designated for trading in the PORTAL Market. The Company intends to apply for listing of the Debentures on the NYSE.
     RELATIONSHIP WITH NASCAR. The Company's success has been and will remain dependent to a significant extent upon maintaining a good working relationship with NASCAR, the sanctioning body for Winston Cup and Busch Grand National races. The Company currently holds licenses to sponsor eight Winston Cup races and six Busch Grand National races. In 1995, NASCAR-sanctioned races accounted for approximately 83% of the Company's total revenues (85% on a pro forma basis if BMS were owned by the Company for the year ended December 31, 1995). Each NASCAR event license is awarded on an annual basis. Although management believes that its relationship with NASCAR is good, NASCAR is under no obligation to continue to license the Company to sponsor any event. Nonrenewal of a NASCAR event license would have a material adverse effect on the Company's financial condition and results of operations. The Company's strategy has included growth through the addition of motorsports facilities. There can be no assurance that the Company will continue to obtain NASCAR licenses to sponsor races at such facilities. See "NASCAR."
     FINANCIAL IMPACT OF BAD WEATHER. The Company sponsors and promotes outdoor motorsports events. Weather conditions affect sales of tickets, concessions and souvenirs, among other things, at these events. Although the Company sells tickets well in advance of its events, poor weather conditions can have an effect on the Company's results of operations. See "Business -- Operations."
     INDUSTRY SPONSORSHIPS AND GOVERNMENT REGULATION. The motorsports industry generates significant revenue each year from the promotion, sponsorship and advertising of various companies and their products. Government regulation can adversely impact the availability to motorsports of this promotion, sponsorship and advertising revenue. Advertising by the tobacco and liquor industries is generally subject to greater governmental regulation than advertising by other sponsors of the Company's events. In addition, certain of the Company's sponsorship contracts are terminable upon the implementation of adverse regulations. In August 1996, the U.S. Food and Drug Administration (the "FDA") published final regulations that substantially restrict tobacco industry sponsorship of sporting events. Implementation of the new regulations affecting sponsorship is scheduled to occur in February 1998. No assurance can be given that the tobacco industry will continue to sponsor sporting events, that suitable alternative sponsors could be located or that NASCAR will continue to sanction individual racing events sponsored by the tobacco industry at any of the Company's facilities. The Company is aware of several pending legal challenges to the regulations by third parties which, the Company believes, are likely to extend the regulatory process. The final outcome of this regulatory process is uncertain, and the impact on the Company, if any, is unclear.
     UNCERTAIN PROSPECTS OF NEW SPEEDWAY IN NEW MARKET. In 1995, the Company began construction of a superspeedway in Fort Worth, Texas. While management is unable at this time to determine the total cost of construction, it currently estimates total construction costs will be approximately $130 million. The Company's ability to implement successfully its expansion plans in Fort Worth or elsewhere will depend on a number of factors, including (i) the Company's ability to obtain additional licenses to sponsor NASCAR-sanctioned events, (ii) the cooperation of local government officials, (iii) the Company's capital resources, (iv) the Company's ability to control construction and operations costs and (v) the Company's ability to hire qualified personnel. The Company's inability for any reason to implement its expansion plans would adversely affect its business prospects. In addition, the timing of the new facility opening, and of any cost associated with obtaining a NASCAR license, may have a negative effect on the Company's financial condition and results of operations in one or more future reporting periods. No assurance can be given that TIR will be completed or completed within projected costs or time schedules or that, if and when completed, TIR will be profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and
" -- Liquidity and Capital Resources."
                                       8

     DEPENDENCE ON KEY PERSONNEL. The Company's success depends upon the availability and performance of its senior management, particularly Bruton Smith, the Company's Chairman and Chief Executive Officer, and H.A. "Humpy" Wheeler, its President and Chief Operating Officer, who have managed the Company as a team for over 20 years. Their experience within the industry, especially their working relationship with NASCAR, will continue to be of considerable importance to the Company. The loss of any of the Company's key personnel or its inability to attract and retain key employees in the future could have a material adverse effect on the Company's operations and business plans. See "NASCAR," "Business -- Growth Strategy" and "Management."
     SEASONALITY AND EXPECTED QUARTERLY LOSSES. The Company has derived a substantial portion of its total revenues from admissions and event-related revenue attributable to NASCAR-sanctioned races held in March, May, October and November. As a result, the Company's business has been, and is expected to remain, highly seasonal. During 1994 and 1995, the Company's second and fourth quarters accounted, on average, for approximately 80% of the Company's total annual revenues and approximately 106% of its total annual operating income. During 1997, the Company expects the second quarter to represent a significantly higher percentage of annual revenues and operating income as a result of the addition of racing events at TIR and the scheduling of racing events at BMS. The Company sometimes produces an operating loss during its first quarter, when it sponsors only one Winston Cup race. The concentration of the Company's racing events in the second quarter and the growth in the Company's operations with attendant increases in overhead expenses will tend to increase operating losses in future first quarters. The Company historically produced an operating loss during its third quarter, when it sponsored no NASCAR-sanctioned races, and, although the Company sponsored a Winston Cup race at BMS in August, 1996, it is uncertain as to what degree this will affect seasonality. Additionally, race dates at the Company's various facilities may from time to time be changed, lessening the comparability of the financial results of quarters between years and increasing or decreasing the seasonal nature of the Company's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and " -- Seasonality and Quarterly Results."
     CONTROL OF THE COMPANY. As of the date of this Propectus, assuming all Debentures are converted into Common Stock, Mr. Smith, who is the Chairman and Chief Executive Officer of the Company, owns directly and indirectly, approximately 66.7% (approximately 66.3% if the Initial Purchasers' over-allotment option pursuant to the Debenture Offering is exercised in full) of the outstanding shares of Common Stock. As a result, Mr. Smith will continue to control the outcome of substantially all issues submitted to the Company's stockholders, including the election of all of the Company's directors. The purchasers of the Debentures who convert their Debentures into Common Stock, individually and in the aggregate with all other public stockholders, will be minority stockholders.
     LEGAL PROCEEDING. As a result of an audit of AMS with respect to its tax years ended November 30, 1988 and October 31, 1990, the Internal Revenue Service (the "IRS") has asserted that AMS is liable for additional income taxes, penalties and interest. The total assessment for taxes, penalties and interest (net of tax benefit for deductibility of interest) through June 30, 1996 is approximately $7.3 million. In November 1993, AMS filed a protest contesting the assessment. Management intends to continue contesting the allegations of a deficiency. There can be no assurance, however, that the ultimate resolution of this proceeding will not have a material adverse effect on the Company's results of operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 12 to Audited Consolidated Financial Statements.
     LIABILITY FOR PERSONAL INJURIES. Motorsports can be dangerous to participants and to spectators. The Company maintains insurance policies that provide coverage within limits that are sufficient, in management's judgment, to protect the Company from material financial loss due to liability for personal injuries sustained by persons on the Company's premises in the ordinary course of Company business. Nevertheless, there can be no assurance that such insurance will be adequate at all times and in all circumstances. The Company also may be subject to product liability claims, for which it is self-insured, with respect to the manufacture and sale of Legends Cars. The Company's financial condition and results of operations would be adversely affected to the extent claims and associated expenses exceed insurance recoveries.
     ENVIRONMENTAL MATTERS. The Company's property at CMS includes areas that were used as solid waste landfills for many years. Landfilling of general categories of municipal solid waste on the CMS property ceased in 1992, but CMS currently allows certain property to be used for land clearing and inert debris landfilling and for
                                       9
construction and demolition debris landfilling. Management believes that the Company's operations, including the landfills on its property, are in substantial compliance with all applicable federal, state and local environmental laws and regulations. Nonetheless, if damage to persons or property or contamination of the environment is determined to have been caused by the conduct of the Company's business or by pollutants, substances, contaminants or wastes used, generated or disposed of by the Company, or which may be found on the property of the Company, the Company may be held liable for such damage and may be required to pay the cost of investigation or remediation, or both, of such contamination or damage caused thereby. The amount of such liability, as to which the Company is self-insured, could be material. Changes in federal, state, or local laws, regulations or requirements, or the discovery of theretofore unknown conditions, could require additional expenditures by the Company.
     ACTUAL RESULTS MAY DIFFER FROM FORWARD LOOKING STATEMENTS. Statements in this Prospectus that reflect projections or expectations of future financial or economic performance of the Company, and statements of the Company's plans and objectives for future operations, including those contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" or relating to the completion and cost of TIR and the Company's future sponsorship of races, are "forward looking" statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such forward looking statements. Important factors that could result in such differences, in addition to the other risk factors identified above, include: general economic conditions in the Company's markets, including inflation, recession, interest rates and other economic factors; casualty to or other disruption of the Company's facilities and equipment; and other factors that generally affect the business of sports and recreation companies.
                                USE OF PROCEEDS
     The Company will not receive any of the proceeds from the sales of the Debentures or the Shares by the Selling Security Holders. See "Selling Security Holders" for a list of those persons and entities receiving the proceeds from the sales of the Debentures or the Shares pursuant to this Prospectus.
     The net proceeds to the Company from the sale of $70.0 million in aggregate principal amount of Debentures pursuant to the Debenture Offering, after deducting offering expenses and the Initial Purchasers' commissions and discounts, was approximately $68.0 million. Of such proceeds, management expects to apply approximately $40.0 million to repay bank debt incurred to date in 1996 and currently outstanding. The debt to be repaid by the Company with proceeds of the Debenture Offering bore interest, through June 30, 1996, at rates per annum ranging from 6.3% to 6.6%.
     The remainder of such proceeds from the Debenture Offering will be used for the construction of TIR and for general corporate purposes either directly or through the repayment of additional bank debt incurred for such purposes prior to the closing of this Offering. On March 7, 1996, the Company entered into an unsecured working capital and letter of credit facility (the "Credit Facility") with a borrowing limit of $110.0 million. The Credit Facility remains available after the completion of the Debenture Offering to provide funds for general corporate purposes, including for the construction of TIR. See "Management's Discussion and Analysis of Financial Condition and Results of
Operation -- Liquidity and Capital Resources." All amounts outstanding under the Credit Facility constitute Senior Indebtedness, to which the Company's repayment obligation under the Debentures is subordinate. See "Description of Debentures."
     Pending application of the net proceeds of the Debenture Offering to the uses described above, the Company intends to invest such proceeds in investment grade, interest-bearing instruments or in investment companies that invest principally in such instruments.
                                DIVIDEND POLICY
     The Company intends to retain any earnings to provide funds for the operation and expansion of its business. As a holding company, the Company will depend on dividends and other payments from AMS, BMS, CMS and TIR and its other subsidiaries to pay cash dividends to stockholders, as well as to meet debt service requirements and to pay operating expenses.
     The Company does not anticipate paying any cash dividends in the foreseeable future. Any decision concerning the payment of dividends on the Common Stock will depend upon the results of operations, financial condition and capital expenditure plans of the Company, as well as such other factors as the Board of Directors, in its sole discretion, may consider relevant. Furthermore, the Credit Facility includes covenants which preclude the payment of dividends.
                                       10

                                 CAPITALIZATION
     The following table sets forth the capitalization of the Company and as adjusted to reflect the sale of the Debentures in the Debenture Offering and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

                                                                                   JUNE 30, 1996
                                                                                    (UNAUDITED)
                                                                                   (IN THOUSANDS)
                                                                              ACTUAL     AS ADJUSTED(1)
Current portion of long-term debt.........................................   $    348       $    348
Long-term debt, less current portion......................................   $ 41,287       $  1,287
Convertible subordinated debentures.......................................         --         70,000
Stockholders' equity:
  Preferred Stock, par value $0.10 per share,
     3,000,000 shares authorized, no shares issued
     and outstanding......................................................         --             --
  Common Stock, $0.01 par value, 100,000,000 shares authorized, and
     41,255,455 shares issued and outstanding(2)..........................        412            412
  Additional paid-in capital..............................................    155,019        155,019
  Retained earnings.......................................................     36,624         36,624
  Deduct:
     Unrealized loss on marketable equity securities......................        (32)           (32)
       Total stockholders' equity.........................................    192,023        192,023
          Total capitalization............................................   $233,310       $263,310

(1) These data reflect estimated net proceeds of $68.0 million, from the sale of $70.0 million in aggregate principal amount of Debentures sold by the Company in the Debenture Offering, assuming that such net proceeds were applied on June 30, 1996 to pay down approximately $40.0 million in bank debt currently outstanding, with the remaining net proceeds being placed in short-term investments. See "Use of Proceeds."
(2) These data exclude 1,170,000 shares of Common Stock reserved for issuance upon the exercise of options granted to date pursuant to the Company's stock option plans and exclude any Common Stock that may be issued upon conversion of Debentures.
                          PRICE RANGE OF COMMON STOCK
     Since February 24, 1995, the date of the Company's initial public offering, the Company's Common Stock has been traded on the NYSE under the symbol "TRK." The following table sets forth the high and low sales prices for the Company's Common Stock, as reported by the NYSE Composite Tape for each calendar quarter during the periods indicated and giving effect to the Company's two for one stock split effected as of March 15, 1996 in the form of a 100% Common Stock dividend. Prior to February 24, 1995, the Company was privately held and there was no public market for the Common Stock.

                                                                                    HIGH        LOW
1995:
  First Quarter (from February 24, 1995)........................................   $ 9.938    $ 8.813
  Second Quarter................................................................    10.875      8.875
  Third Quarter.................................................................    13.625     10.688
  Fourth Quarter................................................................    15.500     12.813
1996:
  First Quarter.................................................................    27.625     13.813
  Second Quarter................................................................    31.000     24.000
  Third Quarter.................................................................    29.875     20.375
  Fourth Quarter (through October 3, 1996)......................................    27.250     25.625

                            SELECTED FINANCIAL DATA
     The following selected financial data for the five years ended December 31, 1995 have been derived from audited financial statements. The financial statements for the three years ended December 31, 1995 were audited by Deloitte & Touche LLP, independent auditors, and these financial statements and auditors' report are contained elsewhere in this Prospectus. The financial data for the six month periods ended June 30, 1995 and 1996 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which the Company's management considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. All of the data set forth below are qualified by this reference to, and should be read in conjunction with, the Company's Audited and Unaudited Consolidated Financial Statements (including the Notes thereto), and its "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this Prospectus.

                                                                                              SIX MONTHS ENDED
                                                                                                   JUNE 30
                                                        YEAR ENDED DECEMBER 31,                  (UNAUDITED)
                                             1991      1992      1993      1994      1995      1995      1996
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA(1)
Revenues:
  Admissions..............................  $20,698   $26,018   $27,727   $31,523   $36,569   $18,577   $27,306
  Event-related revenue...................   14,826    19,096    22,115    24,814    27,783    14,448    19,040
  Other operating revenue.................    1,931     2,660     4,726     8,200    11,221     5,929     6,800
       Total revenues.....................   37,455    47,774    54,568    64,537    75,573    38,954    53,146
Operating Expenses:
  Direct expense of events................   13,591    16,553    17,778    18,327    19,999    10,297    15,133
  Other direct operating expense..........    1,457     1,844     3,715     6,110     7,611     3,940     4,333
  General and administrative..............    7,473    10,050    10,629    11,812    13,381     6,810     8,622
  Non-cash stock compensation(2)..........       --        --        --     3,000        --        --        --
  Depreciation and amortization...........    3,759     4,289     4,375     4,500     4,893     2,330     3,796
       Total operating expenses...........   26,280    32,736    36,497    43,749    45,884    23,377    31,884
Operating income..........................   11,175    15,038    18,071    20,788    29,689    15,577    21,262
Interest income (expense), net............   (4,210)   (4,291)   (4,128)   (3,855)      (24)     (486)      449
Other income..............................    2,104       352     1,435     1,592     3,392       997       781
Equity in earnings of NWS(3)..............       --        --        --        --       233        --       185
Income from continuing operations before
  income taxes............................    9,069    11,099    15,378    18,525    33,290    16,088    22,677
Provision for income taxes................    3,689     4,646     6,137     8,055    13,700     6,435     8,997
Income from continuing operations.........    5,380     6,453     9,241    10,470    19,590     9,653    13,680
Discontinued operations...................     (867)     (575)      (38)     (294)       --        --        --
Income before extraordinary item..........    4,513     5,878     9,203    10,176    19,590     9,653    13,680
Extraordinary item, net...................       --        --        --        --      (133)     (133)       --
Net income................................  $ 4,513   $ 5,878   $ 9,203   $10,176   $19,457   $ 9,520   $13,680
Income from continuing operations
  applicable to Common Stock(4)...........                                $ 7,464   $19,590   $ 9,653   $13,680
Income per share from continuing
  operations applicable to Common
  Stock(5)................................                                $  0.25   $  0.53   $  0.27   $  0.34
Weighted average shares
  outstanding(5)..........................                                 30,400    37,275    35,689    40,490
Ratio of income to fixed charges(6).......    2.90x     3.37x     4.33x     5.23x    36.13x    18.10x    19.82x
Ratio of EBITDA to interest
  expense(7)..............................    3.74x     4.40x     5.37x     6.38x    42.64x    21.09x    47.77x
Pro forma ratio of income to fixed charges
  (8).....................................                                           11.95x              18.92x
Pro forma ratio of EBITDA to interest
  expense(8)..............................                                           14.59x              44.77x

                                                                                            JUNE 30, 1996
                                                     DECEMBER 31,                            (UNAUDITED)
                                    1991      1992      1993      1994       1995      ACTUAL    AS ADJUSTED(9)
BALANCE SHEET DATA(1)
Working capital (deficit)........  $(5,715)  $(6,307)  $(2,039)  $(1,344)  $ (1,816)  $ 31,523      $  59,523
Total assets.....................   79,307    79,999    89,184    93,453    136,446    294,339        324,339
Long-term debt, including current
  maturities(10).................   46,901    46,081    43,564    47,261      1,806     41,635          1,635
Convertible subordinated
  debentures.....................       --        --        --        --         --         --         70,000
Put warrants.....................      772     3,038     4,994        --         --         --             --
Stockholders' equity.............   11,961    11,086    16,517    19,232     95,380    192,023        192,023

 (1) The year-end data include CMS and AMS and exclude BMS which was acquired in January 1996. The six months period ended June 30, 1996 data include BMS and the six months period ended June 30, 1995 data exclude BMS.
 (2) On December 21, 1994, the Company granted options to nine employees to purchase an aggregate of 800,000 shares of Common Stock at an exercise price of $3.75 per share. As a result, the Company recorded a non-cash stock compensation charge of $3.0 million (before tax) in December 1994. See Note 16 to Audited Consolidated Financial Statements.
 (3) North Wilkesboro Speedway ("NWS") located in North Wilkesboro, North Carolina, of which the Company is a 50% owner.
 (4) These data represent reported income from continuing operations less accretion in 1994 in the estimated redemption value of certain warrants to purchase AMS stock. On December 16, 1994, AMS redeemed such warrants from NationsBank, N.A. (Carolinas). See Note 10 to Audited Consolidated Financial Statements.
 (5) The 1994 income per share from continuing operations applicable to Common Stock has been prepared on a pro forma basis to reflect the 30.4 million common shares outstanding after giving effect to a restructuring whereby CMS and AMS became wholly-owned subsidiaries of SMI, including 400,000 common equivalent shares arising from stock options. See Note 1 to Audited Consolidated Financial Statements.
 (6) The ratio of income to fixed charges is computed by dividing fixed charges into income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest, whether expensed or capitalized, amortization of financing costs and the estimated interest component of rent expense. Capitalized interest amounted to $546,000 for the six months ended June 30, 1996. For the year ended December 31, 1995 and for the six month period ended June 30, 1996, this ratio increased as a result of the reduction of interest expenses due to the repayment of bank debt with the proceeds from Common Stock publicly issued by the Company in March 1995.
 (7) EBITDA represents income from continuing operations before interest expense, income taxes and depreciation and amortization. EBITDA is included herein because management believes that certain investors may find EBITDA useful for measuring a company's ability to service its debt; however, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, and should not be considered as a substitute for net income as an indicator of the Company's operating performance or for cash flow as a measure of liquidity. The ratio of EBITDA to interest expense is computed by dividing interest expense into EBITDA. This ratio should be examined in conjunction with the Audited and Unaudited Consolidated Financial Statements of the Company included elsewhere herein. For the year ended December 31, 1995 and for the six month period ended June 30, 1996, this ratio increased as a result of the reduction of interest expenses due to the repayment of bank debt with the proceeds from Common Stock publicly issued by the Company in March 1995.
 (8) Pro forma ratio of income to fixed charges and pro forma ratio of EBITDA to interest expense assume that all bank debt outstanding during 1995 and the six months ended June 30, 1996 was refinanced with the proceeds of the Debenture Offering and such portion of the Debenture Offering allocated to the refinancing of bank debt remained outstanding for the pro forma periods presented. The effect of such refinancing is an increase in interest expense and amortization of financing costs of approximately $1.9 million for 1995 and $55,000 for the six month period ended June 30, 1996. These increases resulted primarily from the portion of the Debenture Offering used to refinance the bank debt being considered outstanding for the entire pro forma periods presented, whereas the actual bank debt was repaid in March 1995. The pro forma ratio of income to fixed charges and pro forma ratio of EBITDA to interest expense do not reflect any income earned from the proceeds of the Debenture Offering in excess of the refinanced bank debt amounts.
 (9) Adjusted to give effect to the sale of the Debentures offered by the Company pursuant to the Debenture Offering and the use of the net proceeds therefrom. Net proceeds of $68.0 million were received by the Company from the sale of $70.0 million in aggregate principal amount of the Debentures less the Initial Purchasers' commissions and discounts. See "Use of Proceeds."
(10) Total debt as of August 31, 1996 was $41.6 million. Data does not include the Debentures.
                                       13

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion and analysis should be read in conjunction with the Audited and Unaudited Consolidated Financial Statements (including the Notes thereto) appearing elsewhere in this Prospectus.
OVERVIEW
     The Company derives revenues principally from the sale of tickets to car races held at AMS, BMS and CMS, from food and beverage concession sales and souvenir sales made during such events, from the sale of sponsorships to companies that desire to advertise or sell their products or services at such events and from the licensing of television, cable network and radio rights to broadcast such events. The Company has derived additional revenue in recent years from the Speedway Club, a dining and entertainment facility at CMS, and, since 1991, from Legends Car sales.
     The Company classifies its revenues as admissions, event-related revenues and other operating revenue. "Admissions" includes ticket sales for all of the Company's events. "Event-related revenues" includes concession and souvenir sales, luxury suite rentals, sponsorship fees and broadcast rights fees. "Other operating revenue" includes the Speedway Club and Legends Car revenues.
     The Company classifies its expenses to include direct expense of events and other direct operating expense, among other things. "Direct expense of events" principally consists of race purses, sanctioning fees, cost of souvenir sales, compensation of certain employees, advertising and, prior to 1995, management fees to Sonic Financial Corporation ("Sonic"), a majority shareholder of the Company controlled by the Company's Chairman. "Other direct operating expense" includes cost of the Speedway Club and Legends Car sales.
     The Company's revenue items produce different operating margins. Sponsorships, broadcast rights, ticket sales and luxury suite rentals produce higher margins than concessions and souvenir sales, as well as Legends Car sales.
     The Company sponsors and promotes outdoor motorsports events. Weather conditions affect sales of tickets, concessions and souvenirs, among other things, at these events. Although the Company sells tickets well in advance of its events, poor weather conditions can have an effect on the Company's results of operations.
     The Company has derived a substantial portion of its total revenues from admissions and event-related revenue attributable to NASCAR-sanctioned races held in March, May, October and November. As a result, the Company's business has been, and is expected to remain, highly seasonal. During 1994 and 1995, the Company's second and fourth quarters accounted, on average, for approximately 80% of the Company's total annual revenues and approximately 106% of its total annual operating income. During 1997, the Company expects the second quarter to represent a significantly higher percentage of annual revenues and operating income as a result of the addition of racing events at TIR and the scheduling of racing events at BMS. The Company sometimes produces an operating loss during its first quarter, when it sponsors only one Winston Cup race. The concentration of the Company's racing events in the second quarter and the growth in the Company's operations with attendant increases in overhead expenses will tend to increase operating losses in future first quarters. The Company historically produced an operating loss during its third quarter, when it sponsored no NASCAR-sanctioned races, and, although the Company sponsored a Winston Cup race at BMS in August 1996, it is uncertain as to what degree this will affect seasonality. Additionally, race dates at the Company's various facilities may from time to time be changed, lessening the comparability of the financial results of quarters between years and increasing or decreasing the seasonal nature of the Company's business.
     Significant growth in the Company's revenues will depend on consistent investment in facilities. In addition to several capital projects underway at AMS, BMS and CMS, the Company has also begun construction of a superspeedway in Fort Worth, Texas. The Company's investment in TIR will be substantial. There can be no assurance that such facility will be completed or profitable.
     The Company does not believe that its financial performance has been materially affected by inflation. The Company has been able to mitigate the effects of inflation by increasing prices.
                                       14

RESULTS OF CONTINUING OPERATIONS
     The table below shows the relationship of income and expense items relative to total revenue from continuing operations for the fiscal years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1995 and 1996.

                                                                                   SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,            JUNE 30,
                                                  1993       1994       1995       1995       1996
Revenues:
  Admissions...................................    50.8%      48.8%      48.4%      47.7%      51.4%
  Event-related revenue........................    40.5       38.5       36.8       37.1       35.8
  Other operating revenue......................     8.7       12.7       14.8       15.2       12.8
     Total revenues............................   100.0%     100.0%     100.0%     100.0%     100.0%
Operating Expenses:
  Direct expense of events.....................    32.6       28.4       26.5       26.4       28.5
  Other direct operating expense...............     6.8        9.5       10.0       10.1        8.2
  General and administrative...................    19.5       18.3       17.7       17.5       16.2
  Non-cash stock compensation..................    --          4.6       --         --         --
  Depreciation and amortization................     8.0        7.0        6.5        6.0        7.1
     Total operating expenses..................    66.9       67.8       60.7       60.0       60.0
Operating income...............................    33.1       32.2       39.3       40.0       40.0
Interest income (expense), net.................    (7.6)      (6.0)      --         (1.2)       0.8
Other income...................................     2.6        2.5        4.4        2.6        1.5
Equity in earnings of NWS......................    --         --          0.3       --          0.3
Provision for income taxes.....................   (11.1)     (12.5)     (18.1)     (16.6)     (16.9)
Income from continuing operations..............    17.0%      16.2%      25.9%      24.8%      25.7%

  SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995
     TOTAL REVENUES. Total revenues for the six months ended June 30, 1996 increased by $14.2 million, or 36.4%, to $53.1 million, over such revenues for the same year earlier period. This improvement was due to increases in all revenue items, particularly admissions and event-related revenues. Admissions for the six months ended June 30, 1996 increased by $8.7 million, or 47.0%, over admissions for the same year earlier period. This increase was due primarily to the acquisition of BMS in January 1996, which hosted race events in the second quarter, and to growth in admissions to NASCAR-sanctioned racing events. Event-related revenue for the six months ended June 30, 1996 increased by $4.6 million, or 31.8%, over such revenue for the same year earlier period. This increase was due to the acquisition of BMS and to increased rental revenue at CMS from newly constructed VIP suites. Other operating revenue for the six months ended June 30, 1996 increased by $871,000, or 14.7%, over such revenue for the same year earlier period, due primarily to Legends Car sales.
     DIRECT EXPENSE OF EVENTS. Direct expense of events for the six months ended June 30, 1996 increased by $4.8 million, or 47.0%, over such expense for the same year earlier period. Such increase was due primarily to the acquisition of BMS and increased operating costs associated with increased seating capacity at CMS.
     OTHER DIRECT OPERATING EXPENSE. Other direct operating expense for the six months ended June 30, 1996 increased by $393,000, or 10.0%, over such expense for the same year earlier period. The increase was primarily attributable to the increase in Legends Car sales referred to above.
     GENERAL AND ADMINISTRATIVE. As a percentage of total revenues, general and administrative expense decreased from 17.5% for the six months ended June 30, 1995 to 16.2% for the six months ended June 30, 1996. General and administrative expense for the six months ended June 30, 1996 increased by $1.8 million, or 26.6%, over such expense for the same year earlier period. This change was due primarily to general and administrative expenses incurred at BMS which was acquired in the first quarter of 1996, and to a lesser extent an increase in total compensation expense.
                                       15

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for the six months ended June 30, 1996 increased by $1.5 million, or 62.9%, over such expense for the same year earlier period. This increase was due to additions to property and equipment at CMS and AMS and the acquisition of BMS.
     OPERATING INCOME. Operating income for the six month period ended June 30, 1996 increased by $5.7 million, or 36.5%, over such income for the same year earlier period. This increase was due to the factors discussed above.
     INTEREST INCOME (EXPENSE), NET. Interest income, net, for the six month period ended June 30, 1996 was $449,000, compared to interest expense, net, for the six month period ended June 30, 1995 of $486,000. This change was due to higher levels of cash invested, from the public stock offering that occurred on April 1, 1996, in the six months ended June 30, 1996 as compared to the same year earlier period.
     OTHER INCOME. Other income for the six months ended June 30, 1996 decreased by $216,000 from such income for the six month period ending June 30, 1995. This decrease was due to decreased gains on sale of AMS condominiums.
     EQUITY IN EARNINGS OF NORTH WILKESBORO SPEEDWAY. In the six month period ended June 30, 1996, the Company recognized equity income from its 50% investment in NWS equal to $185,000. This income was a result of NWS conducting race events during the six month period ended June 30, 1996. In the six month period ended June 30, 1995 there was no similar income, since the Company acquired the equity interest in NWS in late June 1995.
     PROVISION FOR INCOME TAXES. The Company's effective income tax rate for the six month period ended June 30, 1996 was 39.7%, compared to an effective tax rate for the period ended June 30, 1995 of 40.0%.
     INCOME BEFORE EXTRAORDINARY ITEM. Income before extraordinary item for the six month period ended June 30, 1996 increased by $4.0 million, or 41.7%, over such income for the same year earlier period, due to the factors discussed above.
     EXTRAORDINARY ITEM, NET. Upon repaying the long-term debt, related net debt issuance costs previously amortized were written off in the six months ended June 30, 1995, as an extraordinary item. There were no similar charges for the six months ending June 30, 1996.
     NET INCOME. Net income for the six months ended June 30, 1996, when compared to the same period in the prior year, reflects improved earnings in the Company's historical operations, and an increase in income due to the newly acquired BMS which hosted race events in the three month period ended June 30, 1996.
  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994
     TOTAL REVENUES. Total revenues for 1995 increased by $11.0 million, or 17.1%, to $75.6 million, over such revenues for 1994. This improvement was due to increases in each of the revenue categories. Admissions for 1995 increased by $5.0 million, or 16.0%, over admissions for 1994. This increase was due primarily to additions to permanent seating capacity, growth in attendance at NASCAR-sanctioned racing events, price increases and one additional non-NASCAR event in 1995. Event-related revenue for 1995 increased by $3.0 million, or 12.0%, over such revenue for 1994. This increase was attributable to a significant increase in luxury suite rentals, increased souvenir and concession sales and, to a lesser extent, sponsorship revenue. Other operating revenue for 1995 increased by $3.0 million, or 36.8%, over such revenue for 1994. Legends Car revenues accounted for the substantial portion of this increase.
     DIRECT EXPENSE OF EVENTS. Direct expense of events for 1995 increased by $1.7 million, or 9.1%, over such expense for 1994. Such increase was due to increases in the size of purses and sanctioning fees required for the Company's NASCAR-sanctioned racing events and, to a lesser extent, one additional non-NASCAR event.
     OTHER DIRECT OPERATING EXPENSE. Other direct operating expense for 1995 increased by $1.5 million, or 24.6%, over such expense for 1994. The increase was primarily attributable to the cost of sales associated with the increase in Legends Car revenues.
     GENERAL AND ADMINISTRATIVE. As a percentage of total revenues, general and administrative expense decreased to 17.7% for 1995 from 18.3% for 1994. This improvement was due to scale efficiencies resulting from increases in revenues outpacing increases in general and administrative costs. General and administrative expense
                                       16
for 1995 increased by $1.6 million, or 13.3%, over such expense for 1994. This change was due primarily to the increase in the number of employees, predominantly at 600 Racing, and in average compensation. Increases in Social Security, health insurance and other similar charges associated with increased levels and amounts of employment also occurred.
     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for 1995 increased by $393,000, or 8.7%, over such expense for 1994. This increase was due to additions to property and equipment at AMS, CMS, and 600 Racing.
     OPERATING INCOME. Operating income for 1995 increased by $8.9 million, or 42.8%, over such income for 1994. This increase was due to the factors discussed above.
     INTEREST EXPENSE, NET. Interest expense, net, for 1995 decreased by $3.8 million, or 99.4%, from such expense for 1994. This decrease was due to the repayment of substantially all of the long-term debt with the proceeds of the Company's initial public offering in February 1995 and interest income on short-term investments.
     OTHER INCOME. Other income for 1995 increased by $1.8 million over such income for 1994. This increase was due to gains on the sale of land and condominiums.
     PROVISION FOR INCOME TAXES. The Company's effective income tax rate for 1995 was 41%, compared to an effective tax rate for 1994 of 43%.
     INCOME FROM CONTINUING OPERATIONS. Income from continuing operations for 1995 increased by $9.1 million, or 87.1%, over such income for 1994, due to the factors discussed above.
     EXTRAORDINARY ITEM, NET. Upon repaying the Company's long-term debt, related net debt issuance costs previously unamortized were written off as an extraordinary item. There were no similar charges for 1994.
  YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993
     TOTAL REVENUES. Total revenues for 1994 increased by $10.0 million, or 18.3%, to $64.5 million, over such revenues for 1993. This improvement was due to increases in each of the revenue categories, particularly other operating revenue. Admissions for 1994 increased by $3.8 million, or 13.7%, over admissions for 1993. This increase was due to a variety of factors, including growth in admissions to NASCAR-sanctioned racing events. Event-related revenue for 1994 increased by $2.7 million, or 12.2%, over such revenue for 1993. This increase was attributable to a significant increase in sponsorship revenue and, to a lesser extent, souvenir sales. Other operating revenue for 1994 increased by $3.5 million, or 73.5%, over such revenue for 1993. Legends Car sales accounted for substantially all of the increase.
     DIRECT EXPENSE OF EVENTS. Direct expense of events for 1994 increased by $549,000, or 3.1%, over such expense for 1993. Such increase was due to increases in the size of purses required for the Company's NASCAR-sanctioned racing events and, to a lesser extent, increases in the sanctioning fees payable for such events. Such expense decreased as a percentage of total revenues to 28.4% in 1994 from 32.6% in 1993. The 1993 margin was affected adversely by a snowstorm at AMS. Increased sponsorship revenue in 1994 also contributed to the improvement.
     OTHER DIRECT OPERATING EXPENSE. Other direct operating expense for 1994 increased by $2.4 million, or 64.5%, over such expense for 1993. As a percentage of total revenues, other direct operating expense increased to 9.5% for 1994 from 6.8% for 1993. This increase was due to higher Legends Car cost of sales, which in turn was due to increased Legends Car sales.
     GENERAL AND ADMINISTRATIVE. As a percentage of total revenues, general and administrative expense decreased to 18.3% for 1994 from 19.5% for 1993. This improvement was due to scale efficiencies resulting from increases in revenues outpacing increases in general and administrative costs. General and administrative expense for 1994 increased by $1.2 million, or 11.1%, over such expense for 1993. This change was due to increases in the number of employees and in average compensation, together with increases in Social Security, health insurance and other similar charges associated with increased levels and amounts of employment.
     NON-CASH STOCK COMPENSATION. On December 21, 1994, the Company granted options to nine employees to purchase an aggregate of 800,000 shares of Common Stock at an exercise price of $3.75 per share. The Company
                                       17
recorded a non-cash stock compensation charge of $3.0 million before taxes in December 1994. There were no similar charges in 1993. See Note 16 to Consolidated Financial Statements.
     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense for 1994 increased by $125,000, or 2.9%, over such expense for 1993. This increase was due to additions to property and equipment at both CMS and AMS.
     OPERATING INCOME. Operating income for 1994 increased by $2.7 million, or 15.0%, over such income for 1993. This increase was due to the factors discussed above.
     INTEREST EXPENSE, NET. Interest expense, net, for 1994 decreased by $273,000, or 6.6%, compared to 1993. This decrease was due to a combination of additional interest income and a decline in average borrowing levels.
     OTHER INCOME. Other income for the year ended December 31, 1994 increased by $157,000 over such income for the prior year. This increase was due primarily to gains on the sale of marketable equity securities.
     PROVISION FOR INCOME TAXES. The Company's effective income tax rate for 1994 was 43%, compared to an effective tax rate for 1993 of 40%.
     INCOME FROM CONTINUING OPERATIONS. Income from continuing operations for 1994 increased by $1.2 million, or 13.3%, over such income for 1993, due to the factors discussed above.
SEASONALITY AND QUARTERLY RESULTS
     The Company derived a substantial portion of its 1995 total revenues from admissions and event-related revenue attributable to eight NASCAR-sanctioned races held in March, May, October and November. As a result, the Company's business has been, and is expected to remain, highly seasonal. In January 1996, the Company acquired BMS, which sponsors, among other things, NASCAR-sanctioned races in March and August. The effect of BMS is not set forth in the following information except with respect to the information for the second quarter of 1996. Set forth below is certain summary information with respect to the Company's operations for the most recent ten quarters.

                                    1994 (UNAUDITED)                            1995 (UNAUDITED)                 1996 (UNAUDITED)
                          1ST        2ND        3RD        4TH        1ST        2ND        3RD        4TH        1ST        2ND
                        QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
                                                     (IN THOUSANDS, EXCEPT NASCAR-SANCTIONED EVENTS)
Total revenues.......... $9,363    $24,338    $2,916     $27,920    $11,245    $27,709    $4,098     $32,521    $12,330    $40,816
Operating income
  (loss)................  1,036    11,848     (2,621)    10,525      1,457     14,120     (3,147)    17,259        963     20,299
Income (loss) from
  continuing
  operations............     61     6,604     (1,754)     5,559        411      9,242       (637)    10,574        387     13,293
NASCAR-sanctioned
  events................      2         3          0          3          2          3          0          3          2          5

The fourth quarter 1994 operating results include a $3.0 million non-cash stock compensation charge. See Note 16 to Consolidated Financial Statements.
     The results of operations for the three and six month periods ended June 30, 1996 and 1995 are not indicative of the results that may be expected for the entire year because of the seasonality discussed above.
LIQUIDITY AND CAPITAL RESOURCES
     The Company has historically met its working capital and capital expenditure requirements through a combination of cash flow from operations and borrowings, particularly bank loans. The Company has loans outstanding through NationsBank, N.A. ("NationsBank") as described below and intends to pay down such loans from the net proceeds of the Debenture Offering. See "Use of Proceeds."
     Although the Company has expended significant amounts of cash in 1996 for the construction of TIR and the improvement and expansion of AMS, BMS and CMS, the Company's financial condition and liquidity strengthened during the six months ended June 30, 1996. This improvement was due to several factors, including the sale of 3.0 million shares of the Company's Common Stock in April 1996 for net cash proceeds of approximately $78.5 million, record operating results during the six months ended June 30, 1996, during which net income amounted to $13.7 million and net cash generated by operations amounted to $25.8 million, and the receipt of $40.0 million from long-term borrowings under the new bank Credit Facility. Cash and cash
                                       18
equivalents were $59.6 million at June 30, 1996, an increase of $49.5 million from December 31, 1995. Working capital increased $33.3 million to $31.5 million at June 30, 1996 from December 31, 1995. Long-term debt, including current portion, was $41.6 million, an increase of $39.8 million from December 31, 1995. Stockholders' equity was $192.0 million, an increase of $96.6 million over the prior year end.
     The Company expects to continue to generate positive cash flows from its existing speedway operations. Even though the Company has experienced improvement in its financial condition, liquidity and credit availability, such resources will be needed to fund the Company's continued growth, including the completion of construction of TIR and the improvement and expansion of AMS, BMS and CMS. As of June 30, 1996, the Company had incurred capitalized costs aggregating $67.7 million associated with TIR, representing an increase of $54.5 million over such capitalized cost at December 31, 1995.
     The Company does not anticipate paying any cash dividends in the foreseeable future. Any decision concerning the payment of dividends on the Common Stock will depend upon the results of operations, financial condition and capital expenditure plans of the Company, as well as such other factors as the Board of Directors, in its sole discretion, may consider relevant.
     In conjunction with its January 1996 acquisition of BMS, the Company obtained from NationsBank an unsecured, short-term line of credit in an aggregate principal amount of up to $50.0 million (the "90-Day Facility"). A total of $32.7 million in aggregate principal amount was borrowed under the 90-Day Facility, which amount was applied to fund the purchase price for the common stock of BMS and the working capital needs of the Company.
     The Company subsequently consummated longer term financing through the Credit Facility, retired the 90-Day Facility and borrowed additional funds for working capital purposes. As of the date hereof, the Company has a total of $40.0 million in aggregate principal amount outstanding under the Credit Facility as described above. Such borrowings were applied by the Company for general corporate purposes, including for the construction of TIR. The Credit Facility is an unsecured working capital and letter of credit arrangement provided by a syndicate of banks led by NationsBank. The Company may make other draws under the Credit Facility to meet its various additional working capital needs.
     The Credit Facility has an overall borrowing limit of $110.0 million with a sub-limit of $7.0 million for standby letters of credit. The Credit Facility will mature in three years unless extended annually thereafter for two additional years at the option of the lenders. Draws are permitted under the Credit Facility for the following purposes: (i) refinancing outstanding borrowings, including the 90-Day Facility, (ii) financing seasonal working capital needs, and (iii) financing general corporate purposes, including the costs of constructing TIR. Although the Credit Facility is unsecured, the Company has agreed not to pledge its assets to any third party. In addition, the Company has made certain financial covenants, including specified levels of net worth and ratios of (i) debt to equity, (ii) debt to EBITDA, and (iii) earnings before interest and taxes (EBIT) to interest expense. The Credit Facility also prohibits the Company from making cash expenditures in excess of $10.0 million in the aggregate to acquire additional motor speedways, without the consent of the lenders, and limits its consolidated capital expenditures, exclusive of expenditures on TIR, to amounts not to exceed $80.0 million in the aggregate for fiscal years 1996 and 1997 and $40.0 million for fiscal year 1998 and for each fiscal year thereafter. The Company also agreed to certain other limitations or prohibitions concerning the incurrence of other indebtedness, guaranties, asset sales, investments, dividends, distributions and redemptions. The Credit Facility permits additional indebtedness, within certain parameters including through a sale-leaseback transaction, for the permanent financing of TIR.
     NationsBank has extended credit to CMS pursuant to a reimbursement agreement dated March 11, 1994 (the "I-85 Reimbursement Agreement") pursuant to which CMS agreed to reimburse NationsBank for draws by the North Carolina Department of Transportation on a letter of credit with a stated amount of $1.9 million. Such letter of credit secures the Company's obligations relating to the construction of an improved access road to CMS from I-85. The I-85 Reimbursement Agreement is secured by approximately $2.1 million of cash equivalents maintained in an account with NationsBank.
                                       19

  LEGAL PROCEEDINGS
     On September 9, 1993, the IRS asserted that AMS, as the successor in interest to BND, Inc. ("BND"), is liable for additional income taxes, penalties and interest. The total assessment including taxes, penalties and interest (net of tax benefit for deductibility of interest) through June 30, 1996 is approximately $7.3 million. This deficiency allegedly relates to BND's income tax returns for the years ended November 30, 1988 and October 31, 1990. The IRS alleges that, during the acquisition of AMS by the Company's Chairman and Chief Executive Officer in October 1990, BND's merger into Atlanta International Raceway, Inc., the predecessor of AMS ("AIR"), resulted in a taxable gain to BND equal to the excess of liabilities assumed by AIR over the adjusted basis of assets transferred to AIR. Moreover, this taxable gain allegedly eliminates a net operating loss carryback to the tax return filed for the year ended November 30, 1988. On November 30, 1993, AMS filed a protest contesting the assessment. At the date of this Prospectus, no further action by the IRS has occurred with respect to this matter. Management intends to continue contesting the allegations of a deficiency. There can be no assurance, however, that the ultimate resolution of this proceeding will not have a material adverse effect on the Company's results of operations or financial condition.
  CAPITAL EXPENDITURES
     The Company's capital expenditures, excluding condominium construction, totalled $40.7 million in 1995, $5.0 million in 1994 and $3.7 million in 1993. Such expenditures were directed primarily toward the construction of grandstand seating and suites, the acquisition and improvement of real estate at CMS and AMS, the paving of the principal tracks at CMS and AMS, construction of the Winston Cup garage at CMS and, in 1995, the construction of TIR.
     The Company expects to continue to make substantial capital improvements in its facilities to meet increasing demand and to increase revenue. Currently, a number of major capital projects are underway, the most significant of which is the acquisition and construction of TIR. Land and land improvements and construction in progress at June 30, 1996 associated with TIR aggregated approximately $67.7 million. While management is unable at this time to determine the total cost of construction, it currently estimates that total construction costs at TIR will approximate $130 million. No assurance can be given that the actual cost of constructing TIR will remain within this estimate. Numerous factors, many of which are beyond the Company's control, may influence the ultimate cost of TIR, including undetected soil or land conditions, additional land acquisition costs, increases in the cost of construction materials and labor, unforeseen changes in the design of TIR, litigation, accidents or natural disasters affecting the construction site and national or regional economic changes. In addition, the actual cost of TIR could vary materially from the foregoing estimate if the Company's assumptions about the quality of materials or workmanship required to complete TIR or the cost of financing such construction were to change. The TIR construction is also subject to state and local permitting processes, which if changed, could materially affect the cost of TIR. A lawsuit recently filed by adjacent landowners in response to the construction of TIR and the annexation of their land by the City of Fort Worth is not expected by management to have a material impact on the cost of TIR. Also, in July 1996 TIR conducted a ceremonial ground breaking for 58 condominiums to be built above turn two overlooking TIR.
     To date in 1996 the Company has increased permanent seating capacity by approximately 7,000 additional grandstand seats at BMS. The Company is also in the process of acquiring additional land for parking and camping at BMS. In 1996, the Company also intends to complete 16 suites at AMS as well as complete other facility improvement projects. The estimated aggregate cost of capital improvements, exclusive of TIR, is expected to range from $20 million to $40 million in 1996. No assurance can be given that such aggregate cost will remain within this estimated range. Factors that could cause the actual cost to vary from this range include, but are not limited to, bad weather during construction, increases in design, labor or materials costs and changes in contractors.
     In addition to expansion and improvements of its existing speedway facilities and business operations, the Company is continually evaluating new opportunities that will add value for the Company's stockholders, including the expansion and development of its existing Legends Cars products and markets and the expansion into complementary businesses.
     Management anticipates that the net proceeds of the Debenture Offering, together with cash from operations and funds expected to be available through the Credit Facility, will sustain the Company's operating needs,
                                       20
including planned capital expenditures at AMS, BMS, CMS and TIR, through 1996 and into 1997. Based upon the anticipated future financing requirements of the Company, management expects that the Company will, from time to time, engage in additional financings of a character and in amounts to be determined.
  ENVIRONMENTAL MATTERS
     The Company's property at CMS includes areas that were used as solid waste landfills for many years. Landfilling of general categories of municipal solid waste on the CMS property ceased in 1992, but CMS currently allows certain property to be used for land clearing and inert debris landfilling and for construction and demolition debris landfilling. Management believes that the Company's operations, including the landfills on its property, are in compliance with all applicable federal, state and local environmental laws and regulations. Management is not aware of any situation related to landfill operations which would adversely affect the Company's financial position or future results of operations.
                                       21

          NATIONAL ASSOCIATION OF STOCK CAR AUTO RACING, INC. (NASCAR)
     The National Association of Stock Car Auto Racing, Inc. has been influential in the growth and development of professional stock car racing. NASCAR is owned and operated by Bill France, Jr. and other members of the France family and is the premier official sanctioning body of professional stock car racing in the United States. Its officials supervise the conduct of all races that constitute the Winston Cup and Busch Grand National stock car series. In 1995, the Company derived a substantial majority of its total revenues from eight NASCAR-sanctioned racing events. As a result of the BMS acquisition, the Company will have 12 such races in 1996. As a result of the April 1997 Winston Cup and Busch Grand National race dates set for TIR, the Company will have 14 such races in 1997, subject to completion of TIR.
OVERVIEW OF STOCK CAR RACING
     Professional stock car racing developed in the southeastern United States in the 1930's. It began to mature in 1947, when Bill France, Sr. organized NASCAR in Daytona Beach, Florida. The first NASCAR-sanctioned race was held on June 19, 1949 in Charlotte. The "superspeedway era" of stock car racing began in 1959, when the France family completed construction of the Daytona International Speedway and sponsored the first "Daytona 500." A superspeedway is a banked, paved track longer than one mile. Superspeedways were built in the early 1960's near Atlanta (AMS), near Charlotte (CMS) and elsewhere in the Southeast. NASCAR also sanctions Winston Cup races on shorter tracks, such as BMS, which was built in 1961. The industry began to gather momentum in the mid-1960's, when major North American automobile and tire producers first offered engineering and financial support. In the late 1960's, NASCAR decided to create a more elite circuit focused on the best drivers. Accordingly, it reduced the number of races in its premier series from approximately 50 to approximately 30. In 1971, R.J. Reynolds began to sponsor NASCAR racing by developing the Winston Cup series as a marketing outlet for its products.
     NASCAR events, particularly Winston Cup races, enjoy a large and growing base of spectator support. According to statistics compiled by Goodyear, total attendance at all 1995 Winston Cup events was 5,327,000, reflecting a compound annual growth rate of 15.1% from 1993 to 1995. The entire Winston Cup series is broadcast to national television audiences by five networks: ABC, CBS, ESPN, TBS and TNN. Increased media coverage has led to national recognition of several "star" NASCAR drivers. The result has been not only record
NASCAR race attendance, but also increasing payments to track owners for broadcast rights and sponsorship fees.
     Management believes that the increasing payments for broadcast rights and sponsorship fees are a result of the demographic appeal of the spectator base to advertisers. Surveys published recently by NASCAR indicate that 38% of Winston Cup spectators are women; 53% work in professional, managerial or skilled labor jobs; 58% are married; 65% own homes; and 78% use credit cards. The median annual family income of Winston Cup spectators has been estimated in NASCAR publications at $39,280. Corporate sponsors of NASCAR-sanctioned events now include most major North American automobile producers and parts manufacturers, the largest and best-known food, beverage and tobacco companies and leading firms in other manufacturing and consumer products industries.
GOVERNANCE OF STOCK CAR RACING
     NASCAR regulates its membership, including drivers and their crews, team owners and track owners, the composition of race cars and the sanctioning of races. It sanctions events by means of one-year agreements executed with track owners, each of which specifies the race date, the sanctioning fee and the purse payable by the track owner. NASCAR officials control qualifying procedures, the line-up of the cars, the start of the race, the control of cars throughout the race, the election to stop or delay a race, "pit" activity, "flagging," the positioning of cars, the assessment of lap and time penalties and the completion of the race.
ECONOMICS OF STOCK CAR RACING
     SPONSORS. Sponsors are active in all phases of professional stock car racing. They support drivers and teams by funding certain costs of their operations. They support track owners by funding certain costs of specific races. In return, sponsors receive advertising exposure on television and radio, through newspapers, printed brochures and advertisements and at the track on race day. Companies negotiate sponsorship arrangements with reference to
                                       22
a team's racing success and spectator and viewer demographic characteristics. A "major" team sponsorship might pay $1.5 million or more to the team; a "minor" sponsorship, $250,000 to $500,000.
     TEAM OWNERS. In most instances, team owners underwrite the financial risk of placing their teams in competition. They contract with drivers, hire pit crews and mechanics and syndicate sponsorship of their teams. Management estimates that the average Winston Cup team spends approximately $50,000 to $60,000 per event, or approximately $1.5 million to $2.0 million per season.
     DRIVERS. A substantial majority of drivers contract independently with team owners while a few drivers own their own teams. Drivers receive income from contracts with team owners, sponsorship fees and prize money. Successful drivers also may receive income from personal endorsement fees and souvenir sales. The personality and racing success of a driver can be an important marketing advantage for a team owner because it can attract corporate sponsorships.
     TRACK OWNERS. Track owners market and promote events at their facilities, and they negotiate directly with television and radio networks for coverage of such events. Their revenue sources include admissions, sponsorships, advertising and broadcast fees, concessions and souvenir sales.
THE WINSTON CUP
     NASCAR's premier circuit is the Winston Cup series, which currently begins with the "Daytona 500" in February and concludes with the "NAPA 500" in November. Including two "all-star" races, 33 races are licensed annually to 18 tracks operating in 15 states. The 1996 Winston Cup schedule is as follows:

 DATE                      RACE                                LOCATION
Feb.     "Busch Clash" (all-star race)
11                                                   Daytona Beach, Fla.
Feb.     "Daytona 500"
18                                                   Daytona Beach, Fla.
Feb.     "Goodwrench 400"
25                                                   Rockingham, N.C.
Mar. 3   "Pontiac Excitement 400"                    Richmond, Va.
MAR.     "PUROLATOR 500"
10                                                   HAMPTON, GA. (AMS)
Mar.     "TranSouth Financial 400"
24                                                   Darlington, S.C.
MAR.     "FOOD CITY 500"
31                                                   BRISTOL, TENN. (BMS)
Apr.     "First Union 400"
14                                                   N. Wilkesboro, N.C. (NWS)(1)
Apr.     "Goody's Headache Powders 500"
21                                                   Martinsville, Va.
Apr.     "Winston Select 500"
28                                                   Talladega, Ala.
May 5    "Save Mart Supermarkets 300"                Sonoma, Calif.
MAY 18   "THE WINSTON SELECT" (ALL-STAR RACE)        CONCORD, N.C. (CMS)
MAY 26   "COCA-COLA 600"                             CONCORD, N.C. (CMS)
June 2   "Miller 500"                                Dover, Del.
June     "UAW-GM Teamwork 500"
16                                                   Long Pond, Pa.
June     "Miller 400"
23                                                   Brooklyn, Mich.
July 6   "Pepsi 400"                                 Daytona Beach, Fla.
July     "Slick 50 300"
14                                                   Loudon, N.H.
July     "Miller 500"
21                                                   Long Pond, Pa.
July     "Diehard 500"
28                                                   Talladega, Ala.
Aug. 3   "Brickyard 400"                             Indianapolis, Ind.
Aug.     "The Bud at the Glen"
11                                                   Watkins Glen, N.Y.
Aug.     "GM Goodwrench Dealer 400"
18                                                   Brooklyn, Mich.
AUG.     "GOODY'S HEADACHE POWDERS 500"
24                                                   BRISTOL, TENN. (BMS)
Sept.    "Mountain Dew Southern 500"
1                                                    Darlington, S.C.
Sept.    "Miller 400"
7                                                    Richmond, Va.
Sept.    "MBNA 500"
15                                                   Dover, Del.
Sept.    "Hanes 500"
22                                                   Martinsville, Va.
Sept.    "Tyson Holly Farms 400"
29                                                   N. Wilkesboro, N.C. (NWS)(1)
OCT. 6   "UAW-GM QUALITY 500"                        CONCORD, N.C. (CMS)
Oct.     "AC-Delco 400"
20                                                   Rockingham, N.C.
Oct.     "Dura Lube 500"
27                                                   Phoenix, Ariz.
NOV.     "NAPA 500"
10                                                   HAMPTON, GA. (AMS)

(1) The Company owns 50% of the outstanding capital stock of NWS.
                                       23

     As the table indicates, no track currently sponsors more than two Winston Cup series events. The Company holds licenses for two such events at each of its three existing tracks. CMS also holds the license for the all-star race held on May 18, "The Winston Select." Every Winston Cup event in 1996 is scheduled to be televised on ABC, CBS, ESPN, TBS or TNN.
THE BUSCH GRAND NATIONAL SERIES
     The second-tier NASCAR circuit is the Busch Grand National series, which in 1996 is scheduled to include 26 races held at 20 tracks in 14 states. Many track owners who hold Winston Cup licenses also hold Busch Grand National events on the day preceding a Winston Cup event. Accordingly, Winston Cup drivers will occasionally compete in Busch Grand National races, which can boost overall attendance. The Company is licensed for five such events in 1996: the "Busch Light 300" at AMS on March 9, the "Goody's Headache Powders 250" at BMS on March 30, the "Red Dog 300" at CMS on May 25, the "Food City 250" at BMS on August 23 and the "All Pro Auto Parts Bumper to Bumper 300" at CMS on October 5, all of which are scheduled to be televised. Each of the Busch Grand National events at the Company's tracks will be conducted on the day before a Winston Cup event. OTHER MOTORSPORTS
     Other motorsports include NASCAR-sanctioned Craftsman Truck racing, stock car racing not sanctioned by NASCAR, "Indy car" racing, "Formula One" racing and sports car racing.
     CRAFTSMAN TRUCK RACING. In 1995, a new NASCAR-sanctioned Craftsman Truck circuit was introduced to the public. According to statistics compiled by Goodyear, Craftsman Truck events attracted 551,500 spectators to 20 events in 1995. In 1996, 24 Craftsman Truck series events will be held at 23 tracks in 19 states. The Company held one Craftsman Truck race at BMS on June 22, 1996: the "Coca-Cola Truck 200." NWS is licensed to hold one Craftsman Truck race on September 28, 1996: the "Lowe's Home Improvement Warehouse 250."
     STOCK CAR RACING. NASCAR sanctions nearly all of the important stock car racing events. Another, less-well-known association is the American Race Car Association, which sanctions a stock car racing circuit that ranks in prestige just below the Busch Grand National circuit. The Company currently sponsors two ARCA races annually at each of AMS and CMS.
     INDY CAR RACING. "Indy cars" take their name from the Indianapolis Motor Speedway, of Indianapolis, Indiana, which holds the "Indianapolis 500" on the last Sunday before Memorial Day every year. Indy car racing is sanctioned by several associations: the United States Auto Club ("USAC"), which governs the conduct of the "Indianapolis 500"; the Championship Auto Racing Team ("CART"), which split from USAC in the early 1980's; and, beginning in 1996, the Indy Racing League. The Company currently sponsors no Indy car races, but anticipates sponsoring Indy Racing League events at TIR, subject to its completion, during the 1997 racing year.
     FORMULA ONE AND SPORTS CAR RACING. Formula One car races are held on road courses in Europe, Australia and Japan and are sanctioned by the Federation Internationale de l'Automobile ("FIA"). The Company has never sponsored a Formula One race and has no plans to do so. Sports car racing is sanctioned in the United States by the Sports Car Club of America ("SCCA") and by the International Motor Sports Association ("IMSA"), which sponsor races held on road courses throughout the country. The Company occasionally leases its tracks for sports car racing events.
                                       24

                                    BUSINESS
     Speedway Motorsports, Inc., the owner and operator of Atlanta, Bristol and Charlotte Motor Speedways, is a leading promoter, marketer and sponsor of motorsports activities in the United States. The Company is also nearing completion of a superspeedway in Fort Worth, Texas known as Texas International Raceway, a 1.5-mile, lighted, banked asphalt, "quad-oval" superspeedway, with anticipated permanent seating capacity for 150,000 and 205 luxury suites. In July 1996, the Company and NASCAR jointly announced that the Company will sponsor a Winston Cup race, the Texas 500, and a companion Busch Grand National event at TIR in April 1997 subject to the completion of TIR. As a result, the Company will sponsor 14 major racing events in 1997 sanctioned by NASCAR, including eight races associated with the Winston Cup circuit and six races associated with the Busch Grand National circuit. In addition, the Company recently announced that TIR expects to sponsor Indy Racing League events in 1997. The Company has experienced substantial growth in revenues and profitability as a result of the continued improvements and expansion of its facilities, its consistent marketing and promotional efforts and the overall increase in popularity of Winston Cup, Busch Grand National and other motorsports events in the United States.
     In 1995, the Company derived approximately 83% of its total revenues from events sanctioned by NASCAR. Based on information developed independently by Goodyear, spectator attendance at Winston Cup and Busch Grand National events has increased at compound annual growth rates of 15.1% and 17.3%, respectively, from 1993 to 1995. Management believes that spectator demand for its largest events exceeds existing permanent seating capacity at each of AMS, BMS and CMS, which had, at December 31, 1995, permanent seating capacity of 102,076, 70,905 and 111,681, respectively, in each case excluding infield admission, temporary seats and general admission. During 1996, the Company increased permanent seating capacity by approximately 7,000 additional grandstand seats at BMS.
     In recent years, television coverage and corporate sponsorship have increased for NASCAR-related events. All NASCAR Winston Cup and Busch Grand National events currently are broadcast by ABC, CBS, ESPN, TBS or TNN. Major national corporate sponsorship of NASCAR-sanctioned events also has increased significantly, according to NASCAR. Sponsors include such companies as Coca-Cola, General Motors, McDonald's, Procter & Gamble and RJR Nabisco. The Company intends to increase the exposure of its current Winston Cup and Busch Grand National events, add television coverage to other track events and increase sponsorship revenue.
OPERATING STRATEGY
     The Company's operating strategy is to increase profitability through the promotion and production of racing and related events at modern facilities, which serve to enhance customer loyalty. The key elements of this strategy are as follows:
     COMMITMENT TO QUALITY AND CUSTOMER SATISFACTION. Upon assuming control of CMS in 1975, management embarked upon a series of capital improvements, including the construction of additional permanent grandstand seating, new luxury suites, trackside dining and entertainment facilities and a condominium complex overlooking the track. In 1992, CMS became the first and only superspeedway in North America to offer nighttime racing. Following the purchase of AMS in 1990, the Company began to implement a similar strategy there by constructing additional grandstand seating, luxury suites and condominiums. In addition, the Company is constructing new food concessions and restroom facilities at AMS, BMS and CMS to increase the comfort of race spectators.
     INNOVATIVE MARKETING AND EVENT PROMOTION. Management believes that it is important to market the Company's scheduled events throughout the year, both regionally and nationally. The Company markets its events by offering tours of its facilities, providing satellite links for media outlets, conducting direct mail campaigns and staging pre-race promotional activities such as live music, skydivers and daredevil stunts. The Company's marketing program also includes the solicitation of prospective event sponsors. Sponsorship provisions for a typical NASCAR-sanctioned event include luxury suite rentals, block ticket sales and Company-catered hospitality, as well as souvenir race program and track signage advertising.
     UTILIZATION OF MEDIA. The Company negotiates directly with network and cable television companies for live coverage of its NASCAR-sanctioned races. On August 13, 1996, TIR signed a four-year television rights agreement with CBS Sports for the recently announced April races at TIR. In May 1996, AMS signed a four-year television rights agreement with ESPN for the 1997 through the year 2000 NASCAR seasons. Also in May 1996, BMS entered into a seven-year television rights agreement with ESPN covering the April and August NASCAR Winston Cup and related races starting with the August 1996 NASCAR event through the year 2002 NASCAR season. In December 1995, CMS negotiated a three-year television rights agreement with Turner Sports, Inc.
                                       25

("TSI"). The TSI agreement covers the May and October NASCAR and ARCA races at CMS to be broadcast on TBS. In August 1996, CMS entered into a one-year television rights agreement with TNN for the 1997 Winston Select race and associated events.
     The Company also broadcasts its Winston Cup races at CMS over its proprietary Performance Racing Network ("PRN"), which is a radio network syndicated to more than 300 radio stations. PRN sponsors a weekly racing-oriented radio program throughout the NASCAR season, which is syndicated to more than 100 radio stations. The Company expects to enter into similar arrangements with PRN for events at AMS and TIR. Management also seeks to increase the visibility of its racing events and facilities through local and regional media interaction. For example, each January the Company sponsors a four-day media tour of CMS to promote the upcoming Winston Cup season. In 1996, this event featured prominent Winston Cup drivers and attracted more than 160 media personnel representing television networks and stations from throughout the United States.
GROWTH STRATEGY
     Management believes that the Company can achieve its growth objectives by increasing attendance and revenues at existing facilities and by expanding its promotional and marketing expertise to take advantage of opportunities in attractive new markets. It intends to implement this growth strategy through the following means.
     COMPLETION OF TIR. Upon completion, TIR will be a 1.5-mile, lighted, banked asphalt "quad-oval" superspeedway, with anticipated permanent seating capacity for 150,000 and 205 luxury suites. In addition, the Company is constructing 58 condominiums at TIR. Subject to the completion of TIR, the Company will sponsor a Busch Grand National race at TIR on April 5, 1997 and the Texas 500 Winston Cup event on April 6, 1997. The Company is attempting to obtain a second Winston Cup event date at TIR, but no assurance can be given that a second date will be awarded by NASCAR. TIR also expects to sponsor Indy Racing League events in 1997.
     EXPANSION OF AMS, BMS AND CMS. Management believes that spectator demand for its largest events exceeds existing permanent seating capacity. The Company plans to continue its expansion by adding permanent grandstand seating and luxury suites at AMS, BMS and CMS. During the remainder of 1996, the Company expects to complete additional suites at AMS, BMS and CMS. Prior to its August 1996 NASCAR races, BMS increased permanent seating capacity by approximately 7,000 additional grandstand seats. Since the acquisition of AMS in 1990, the Company has constructed more than 78,000 grandstand seats at AMS, BMS and CMS. The Company intends to construct a series of new grandstands and luxury suites at AMS in conjunction with reconfiguring the track from an oval to a quad-oval design. The Company also intends to construct a series of new grandstand seats and luxury suites at AMS, BMS and CMS. Management believes that the expansion of AMS, BMS and CMS will generate additional admissions and event-related revenues.
     EXPANSION OF TELEVISION COVERAGE AND SPONSORSHIP. NASCAR-sanctioned stock car racing is experiencing significant growth in television viewership and spectator attendance. This growth has allowed the Company to expand its television coverage to include more races and to negotiate more favorable broadcast rights fees with television networks as well as to negotiate more favorable contract terms with sponsors. Management believes that spectator interest in stock car racing will continue to grow, thereby increasing broadcast media and sponsors' interest in the sport. The Company intends to increase media exposure of its current Winston Cup and Busch Grand National events, to add television coverage to other track events and to increase sponsorship revenue.
     DEVELOPMENT OF THE LEGENDS CAR BUSINESS. In 1992, the Company developed the Legends Circuit. The Company sells cars used in Legends Circuit racing events at retail prices of less than $12,000 and is the official sanctioning body of the Legends Circuit. At these retail prices, management believes that Legends Cars become economically affordable to a new group of racing enthusiasts who previously could not race on an organized circuit. In 1995, 1994 and 1993, Legends Cars represented 11.1%, 8.9% and 4.2%, respectively, of total revenues.
     INCREASE IN DAILY USAGE OF FACILITIES. Management constantly seeks revenue-producing uses for the Company's track facilities on days not committed to racing events. Such other uses include car shows, auto fairs, driving schools, vehicle testing and settings for television commercials, concerts, print advertisements and motion pictures. In 1995, 1994 and 1993, non-race-day track rentals accounted for 1.7%, 1.8% and 1.9%, respectively, of the Company's total revenues.
     ADDITION OF OTHER FACILITIES OR OPERATIONS. The Company also considers growth by acquisition and development of motorsports and other facilities or operations as appropriate opportunities arise. If such development or acquisition opportunities appear suitable to the Company's plans and business, management will attempt to realize these opportunities.
                                       26

OPERATIONS
     The Company's operations consist principally of racing and related events. The Company also sells Legends Cars and sanctions the Legends Circuit. Its other activities are ancillary to its core racing business.
  RACING AND RELATED EVENTS
     NASCAR-sanctioned races have been held annually at AMS and CMS since they were built in 1960 and at BMS since it was built in 1961.
     In 1996, AMS is scheduled to hold two Winston Cup races and one Busch Grand National race, as well as several other races and events. Its NASCAR-sanctioned racing schedule is as follows:

DATE                                 EVENT                                     CIRCUIT
March 9       "Busch Light 300"                                      Busch Grand National
March 10      "Purolator 500"                                        Winston Cup
November 10   "NAPA 500"                                             Winston Cup

     In 1996, BMS is scheduled to hold two Winston Cup races and two Busch Grand National races, as well as several other races and events. Its NASCAR-sanctioned racing schedule is as follows:

DATE                                 EVENT                                     CIRCUIT
March 30      "Goody's Headache Powders 250"                         Busch Grand National
March 31      "Food City 500"                                        Winston Cup
August 23     "Food City 250"                                        Busch Grand National
August 24     "Goody's Headache Powders 500"                         Winston Cup

     In 1996, CMS is scheduled to hold three Winston Cup races and two Busch Grand National races, as well as several other races and events. Its NASCAR-sanctioned racing schedule is as follows:

DATE                                 EVENT                                     CIRCUIT
May 18        "The Winston Select"                                   Winston Cup (all-star race)
May 25        "Red Dog 300"                                          Busch Grand National
May 26        "Coca-Cola 600"                                        Winston Cup
October 5     "All Pro Auto Parts Bumper to Bumper 300"              Busch Grand National
October 6     "UAW-GM Quality 500"                                   Winston Cup

     In 1996, the Company is also scheduled to sponsor an IROC event and two ARCA races at CMS and two ARCA races at AMS.
     The following table shows selected revenues of the Company for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996. All numbers, except for the six months ended June 30, 1996 data, exclude information for BMS.

                                                                                           SIX MONTHS
                                                                                              ENDED
                                                                                          JUNE 30, 1996
                                                          1993       1994       1995       (UNAUDITED)
                                                                         (IN THOUSANDS)
Admissions............................................   $27,727    $31,523    $36,569       $27,306
Sponsorship revenue...................................     4,121      4,916      5,758         3,430
Broadcast revenue.....................................     1,890      2,791      3,228         2,807
Other.................................................    20,830     25,307     30,018        19,603
  Total...............................................   $54,568    $64,537    $75,573       $53,146

     ADMISSIONS. Grandstand ticket prices at the Company's NASCAR-sanctioned events in 1996 range from $10.00 to $92.00. In general, as NASCAR increases sanctioning fees and purses, the Company raises ticket prices.
     SPONSORSHIP REVENUE. The Company's revenue from corporate sponsorships is paid in accordance with negotiated contracts. The identities of sponsors and the terms of sponsorship change from time to time. The Company currently has sponsorship contracts with such major manufacturing and consumer products companies as Coca-Cola, Miller Brewing Company, Anheuser-Busch, the National Automotive Parts Association, Purolator,
                                       27

Chevrolet and Ford. Some contracts allow the sponsor to name a particular racing event, as in the "Coca-Cola 600" and the "UAW-GM Quality 500." Other consideration ranges from "Official Car" designation (as with Ford at AMS and BMS and Chevrolet at CMS) to exclusive advertising and promotional rights in the sponsor's product category (as with Anheuser-Busch at AMS and BMS and Miller at
CMS). None of the Company's event sponsors accounted for as much as 5% of total revenues in 1995.
     BROADCAST REVENUE. The Company has negotiated contracts with television networks and stations for the broadcast coverage of all of its NASCAR-sanctioned events. The Company has contracts with ABC, CBS, ESPN, TBS and TNN covering events at AMS, BMS, CMS and TIR. CMS events are carried over Company-owned PRN to over 300 radio stations. The Company anticipates entering into similar arrangements with PRN for events at AMS and TIR. The Company derives revenue from the sale of commercial time on PRN. None of the Company's broadcast contracts accounted for as much as 5% of total revenues in 1995.
     OTHER REVENUE. The Company derives other revenue from the sale of souvenirs and concessions, from fees paid for catering "hospitality" receptions and private parties and from parking. In addition, its facilities at AMS and CMS include a total of 137 luxury suites available for leasing to corporate sponsors or others at rates per annum ranging from $15,600 to $70,000 at December 31, 1995. CMS has also constructed 40 boxes, each containing 32 seats, which are currently available for renting by corporate sponsors or others at rates per annum of $34,060. The Company's tracks and related facilities often are leased to others for use in stock car driving lessons; for testing, research and development of race cars and racing products; for use as a setting for commercials and motion pictures; and for other outdoor events.
  LEGENDS CARS AND THE LEGENDS CIRCUIT
     Introduced by the Company in 1992, Legends Cars are 5/8-scale versions of the modified cars driven by legendary early NASCAR racers. Designed primarily to race on "short" tracks of 3/8-mile or less, they are currently available in five body styles modelled after classic sedans and coupes. Legends Circuit races, at CMS and elsewhere, are sanctioned by a Company subsidiary. More than 750 sanctioned races were held nationwide in 1995. Beginning in 1995, Legends Cars have been manufactured by 600 Racing, at a leased 92,000-square-foot facility located approximately two miles from CMS. Prior to 1995, Legends Cars were manufactured by an unaffiliated company.
     Management believes that the Legends Car is one of only a few complete race cars manufactured in the United States for a retail price of less than $12,000. At these retail prices, management believes that Legends Cars are economically affordable to a new group of racing enthusiasts who otherwise could not race on an organized circuit. A small percentage of these cars are purchased for "show" rather than racing. Legends Cars are not designed for general road use. Cars and parts are currently marketed and sold through approximately 40 distributors doing business in approximately 33 states, Canada, England, Australia and the United Arab Emirates. The Company's Legends Car business has experienced substantial growth since its inception in 1992. In 1995, it generated $8.4 million in revenue and $1.1 million in operating income.
  OTHER ACTIVITIES
     The Company also owns Smith Tower, a seven-story, 135,000-square foot building adjoining the main grandstand and overlooking the principal track at CMS. Smith Tower houses the Speedway Club, the corporate offices of CMS and office space leased to others. The Speedway Club is an exclusive dining and entertainment facility located on the fifth and sixth floors of Smith Tower. Open year-round, it is a focal point of the Company's efforts to improve the amenities and enhance the comfort of its facilities for the benefit of spectators.
     The Company has built 46 trackside condominiums at AMS of which 34 were sold at June 30, 1996. It built and sold 40 trackside condominiums at CMS in the 1980's and another 12 units at CMS from 1991 to 1994. The CMS units were originally sold at prices ranging up to $475,000. Some are used by team owners and drivers, which is believed to enhance their commercial appeal. In addition, the Company is building 58 condominiums at TIR.
                                       28

MOTORSPORTS FACILITIES
     ATLANTA MOTOR SPEEDWAY. AMS is located on 870 acres of Company-owned land in Hampton, Georgia, approximately 30 miles south of downtown Atlanta. Built in 1960, today it is a modern, attractive facility, although it has not been enhanced to the same degree as CMS, having been acquired less than six years ago. The AMS track is a 1.5-mile banked asphalt oval in excellent condition; it was repaved in 1994. The Company has begun to improve and increase spectator seating arrangements at AMS in conjunction with the conversion of the track to a quad-oval. In the interim, it will continue to use temporary bleacher seats to partially satisfy demand at certain of its events.
     BRISTOL MOTOR SPEEDWAY. In January 1996, the Company acquired 100% of the capital stock of BMS. BMS occupies approximately 100 acres in Bristol, Tennessee and is a one-half mile banked concrete oval. In 1995, BMS had revenues of $11.7 million. BMS currently sponsors four major racing events annually sanctioned by NASCAR, including two Winston Cup and two Busch Grand National events. BMS is one of the most popular facilities in the Winston Cup circuit among race fans due to its 36 degree banked turns and lighted nighttime races. Management believes that spectator demand for its Winston Cup events at BMS significantly exceeds existing permanent seating capacity.
     CHARLOTTE MOTOR SPEEDWAY. CMS is located in Concord, North Carolina, approximately 12 miles northeast of downtown Charlotte. On Winston Cup race days it uses more than 1,000 acres of land, some of which is leased from others. CMS was among the first few superspeedways built and today is often described in the trade press as the most modern, attractive facility on the Winston Cup circuit. The principal track is a 1.5-mile banked asphalt "quad-oval" facility in excellent condition, having been repaved in 1994, and is the only superspeedway in North America that is lighted for nighttime racing. CMS also has three lighted "short" tracks (a 1/5-mile asphalt oval, a 1/4-mile asphalt oval and a 1/5-mile dirt oval), as well as a 2.25-mile asphalt road course. The Company has consistently improved and increased spectator seating arrangements at CMS.
     TEXAS INTERNATIONAL RACEWAY. TIR, currently under construction, will be a 1.5-mile, lighted, banked asphalt quad-oval superspeedway, with anticipated permanent seating capacity for 150,000 and 205 luxury suites. TIR is expected to be the first superspeedway built in the United States since 1969. The Company expects TIR to draw spectators from throughout the south central United States. Upon completion, the Company expects TIR to be the second-largest sports facility in the United States in terms of permanent seating capacity.
     INVESTMENT IN OTHER SPEEDWAY FACILITIES. In June 1995, the Company acquired 50% of the outstanding capital stock of NWS, a privately-held speedway located in northwestern North Carolina. In January 1996, an entity unaffiliated with the Company acquired the remainder of NWS' outstanding shares. Although the Company has representation on the NWS board of directors, it does not control the operations of NWS.
     During the first quarter of 1995, Bruton Smith, the Company's Chairman and Chief Executive Officer, acquired approximately 24% of the outstanding common stock of North Carolina Motor Speedway, Inc. ("NCMS"), a privately held speedway in Rockingham, North Carolina. The Company also holds shares of NCMS common stock representing less than 1% of its outstanding shares. Mr. Smith has offered to sell his common stock in NCMS to the Company at his cost, although the Company has not determined at this time whether to accept this offer.
                                       29

                                   MANAGEMENT
     The directors, executive officers and certain other senior officers of the Company are as follows:

NAME                          AGE           PRINCIPAL POSITION(S) WITH THE COMPANY
O. Bruton Smith.........         70     Chief Executive Officer and Chairman*
H.A. "Humpy" Wheeler....         57     President, Chief Operating Officer and
                                        Director of SMI; President and General Manager
                                          of CMS*
William R. Brooks.......         46     Vice President, Treasurer, Chief Financial
                                        Officer and Director*
Edwin R. Clark..........         41     Executive Vice President and Director of SMI;
                                          President and General Manager of AMS*
William P. Benton.......         72     Director
Mark M. Gambill.........         45     Director
William E. Gossage......         36     Vice President and General Manager of TIR
M. Jeffrey Byrd.........         46     Vice President and General Manager of BMS

* Executive officer.
     O. BRUTON SMITH has been Chief Executive Officer and a director of CMS since 1975. He was a founder of CMS in 1959 and was an executive officer and director of CMS until 1961, when it entered reorganization proceedings under the bankruptcy laws. Mr. Smith became Chief Executive Officer, President and a director of AMS upon acquiring it in 1990. He became Chief Executive Officer and Chairman of SMI upon its organization in December 1994, became the Chairman and President of BMS upon its acquisition in January 1996 and became the Chairman and President of TIR upon its founding in 1995. Mr. Smith also owns and operates Town & Country Ford, Inc. ("T&C"), among other private businesses. He was the controlling stockholder of North Carolina Federal Savings & Loan Association, a federally-chartered thrift, when it entered receivership under the Resolution Trust Corporation in March 1990.
     H.A. "HUMPY" WHEELER was hired in 1975 and has been a director and General Manager of CMS since 1976. Mr. Wheeler was named President of CMS in 1980, and became a director of AMS upon its acquisition in 1990. He became President, Chief Operating Officer and a director of SMI upon its organization in December 1994. Mr. Wheeler has been a Vice President and a director of BMS since its acquisition in January 1996 and a Vice President and director of TIR since its founding in 1995.
     WILLIAM R. BROOKS joined Sonic from Price Waterhouse in 1983. Promoted from Tax Manager to Controller in 1985, he was promoted again, to Chief Financial Officer, in 1989. Mr. Brooks has been Vice President of CMS for more than five years and has been Vice President and a director of AMS since its acquisition in 1990. He became Vice President, Treasurer, Chief Financial Officer and a director of SMI upon its organization in December 1994 and has been the President and a director of Speedway Funding Corp., the Company's financing subsidiary ("SFC"), since 1995. In January 1996, Mr. Brooks was appointed the Vice President, Secretary and Treasurer of BMS and, in 1995, the Vice President, Treasurer and director of TIR.
     EDWIN R. CLARK became Vice President and General Manager of AMS in 1992 and was promoted to President and General Manager of AMS in 1995. Prior to that appointment, he was CMS' Vice President of Events from 1981 to 1992. Mr. Clark became Executive Vice President of SMI upon its organization in December 1994 and became a director of SMI in 1995.
     WILLIAM P. BENTON became a director of SMI in 1995. Since 1986, Mr. Benton has been Vice Chairman of Wells, Rich, Greene/BDDP Inc., an advertising agency with offices in New York and Detroit. He is also a consultant to the chairmen and the chief executive officers of TI Group plc and Allied Holdings Inc. Mr. Benton retired from Ford Motor Company as its Vice President of Marketing Worldwide in 1984 after a 37-year career with that company.
     MARK M. GAMBILL became a director of SMI in 1995. Mr. Gambill has been employed continuously since 1972 by Wheat, First Securities, Inc., an investment banking firm headquartered in Richmond, Virginia. In 1996, he was named President of Wheat, First Securities, Inc. Previously, Mr. Gambill acted as head of the Capital
                                       30

Markets division, including Corporate and Public Finance, Taxable Fixed Income, Municipal Sales and Trading, Equity Sales, Trading and Research. Mr. Gambill also has served on the Board of Directors of Wheat, First Securities, Inc. since 1983.
     WILLIAM E. GOSSAGE became Vice President and General Manager of TIR in August 1995. Before that appointment, he was Vice President of Public Relations at CMS from 1989 to 1995. Mr. Gossage previously worked with Miller Brewing Company in its motorsports public relations program and served in various public relations and managerial capacities at two other NASCAR-sanctioned tracks.
     M. JEFFREY BYRD was hired effective March 1, 1996 as Vice President and General Manager of BMS. Prior to working at BMS, Mr. Byrd had been continuously employed by RJR Nabisco for 23 years in various sports marketing positions, most recently as Vice President of business development for its Sports Marketing Enterprises affiliate.
     Directors are generally elected to serve in staggered terms of three years and until their successors shall have been elected and qualified. The terms of Messrs. Wheeler and Clark expire in 1997; the terms of Messrs. Smith and Benton expire in 1998; and the terms of Messrs. Brooks and Gambill expire in 1999. Officers are elected by the Board of Directors to hold office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until their successors are elected and qualified.
     Messrs. Benton and Gambill serve as members of the Audit Committee of the Board of Directors. Messrs. Benton, Gambill and Smith serve as members of the Compensation Committee.
                                       31

                           DESCRIPTION OF DEBENTURES
     On October 1, 1996, the Company issued and sold, through the Initial Purchasers, an aggregate principal amount of $70,000,000 of the Debentures to "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) ("Qualified Institutional Buyers") and certain other investors pursuant to Regulation S under the Securities Act in a private placement. As of the date of this Prospectus, the Debentures are issued and outstanding under an Indenture dated as of September 1, 1996 (the "Indenture") between the Company and First Union National Bank of North Carolina, as trustee (the "Trustee"). The Indenture is included as an exhibit to the Registration Statement to which this Prospectus is a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference.
GENERAL
     The Debentures are unsecured obligations of the Company, are limited to $70.0 million in aggregate principal amount ($77.0 million if the Initial Purchaser's over-allotment option is exercised in full) and mature on September 30, 2003. The Debentures will bear interest at the rate of 5 3/4% per annum from October 1, 1996 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on March 31 and September 30 of each year, commencing March 31, 1997, to the Person in whose name the Debenture (or any predecessor Debenture) is registered at the close of business on the preceding March 15 or September 15, as the case may be. Interest on the Debentures is paid on the basis of a 360-day year of 12 30-day months.
     Principal of, and premium, if any, interest and Liquidated Damages (if any) on, the Debentures is payable (i) in respect of Debentures held of record by the Depository Trust Company ("DTC") or its nominee in same day funds on or prior to the payment dates with respect to such amounts and (ii) in respect of Debentures held of record by holders other than DTC or its nominee at the office of the Trustee, or its agent, in New York, New York. The Debentures may be surrendered for transfer, exchange or conversion at the office of the Trustee, or its agent, in New York, New York. In addition, with respect to Debentures held of record by holders other than DTC or its nominee, payment of interest and Liquidated Damages may be made at the option of the Company by check mailed to the address of the persons entitled thereto as it appears in the Register for the Debentures on the Regular Record Date for such interest. (Section 301)
     The Debentures will be issued only in registered form, without coupons and in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debentures, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. The Company is not required (i) to issue, register the transfer of or exchange any Debentures during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing, or
(ii) to register the transfer of or exchange any Debenture selected for redemption in whole or in part, except the unredeemed portion of Debentures being redeemed in part.
     All monies paid by the Company to the Trustee or any Paying Agent for the payment of principal of and premium and interest on any Debenture which remain unclaimed for two years after such principal, premium or interest become due and payable may be repaid to the Company. Thereafter, the Holder of such Debenture may, as an unsecured general creditor, look only to the Company for payment thereof.
     The Indenture does not contain any provisions that would provide protection to Holders of the Debentures against a sudden and dramatic decline in credit quality of the Company resulting from any takeover, recapitalization or similar restructuring, except as described below under "Certain Rights to Require Repurchase of Debentures."
CONVERSION RIGHTS
     The Debentures are convertible into Common Stock at any time after November 30, 1996 and prior to redemption or final maturity, initially at the conversion price of $31.11 per share. The right to convert Debentures
                                       32
which have been called for redemption will terminate at the close of business on the second business day preceding the Redemption Date. (Section 1301) See "Optional Redemption" below.
     The conversion price is subject to adjustment upon the occurrence of any of the following events: (i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment in shares of Common Stock of a dividend or distribution on any class of capital stock of the Company;
(iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock at a price per share less than the Current Market Price; (iv) the distribution to holders of Common Stock of shares of capital stock other than Common Stock, evidences of indebtedness or assets (including securities, but excluding dividends or distributions paid exclusively in cash and dividends, distributions, rights and warrants referred to above); (v) a distribution of cash (excluding any cash portion of a distribution resulting in an adjustment pursuant to clause (iv) above) to all holders of Common Stock in an aggregate amount that, together with (A) all other cash distributions made within the 12 months preceding such distribution and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding such distribution, exceeds 12.5% of the Company's market capitalization (being the product of the Current Market Price times the number of shares of Common Stock then outstanding) on the date fixed for determining the stockholders entitled to such distribution; and
(vi) the consummation of a tender offer made by the Company or any subsidiary of the Company for the Common Stock which involves an aggregate consideration that, together with (X) any cash and other consideration payable in respect of any tender offer by the Company or a subsidiary of the Company for the Common Stock consummated within the 12 months preceding the consummation of such tender offer and (Y) the aggregate amount of all cash distributions (excluding any cash portion of a distribution resulting in an adjustment pursuant to clause (iv) above) to all holders of the Common Stock within the 12 months preceding the consummation of such tender offer, exceeds 12.5% of the Company's market capitalization at the date of consummation of such tender offer. No adjustment of the conversion price will be required to be made until cumulative adjustments amount to at least one percent of the conversion price, as last adjusted. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. In addition to the foregoing adjustments, the Company will be permitted to reduce the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event. (Article Thirteen)
     In the case of any consolidation or merger of the Company with any other corporation (other than one in which no change is made in the Common Stock), or any sale or transfer of all or substantially all of the assets of the Company, the Holder of any Debenture then outstanding will, with certain exceptions, have the right thereafter to convert such Debenture only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Debenture might have been converted immediately prior to such consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto that are as nearly equivalent as practical to the conversion price adjustments described above. (Section 1311)
     Fractional shares of Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the then Closing Price at the close of business on the day of conversion. (Section 1303) If any Debentures are surrendered for conversion during the period from the opening of business on any Regular Record Date through and including the next succeeding Interest Payment Date (except any such Debentures called for redemption), such Debentures when surrendered for conversion must be accompanied by payment in next day funds of an amount equal to the interest thereon which the registered Holder on such Regular Record Date is to receive. (Section 1302) Except as described in the preceding sentence, no interest will be payable by the Company on converted Debentures with respect to any Interest Payment Date subsequent to the date of conversion. (Section 307) No other payment or adjustment for interest or dividends is to be made upon conversion. SUBORDINATION
     The payment of the principal of and premium, if any, interest and Liquidated Damages, if any, on the Debentures will, to the extent set forth in the Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness. If there is a payment or distribution of assets to creditors upon any liquidation,
                                       33
dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment in respect of the principal of or premium, if any, interest or Liquidated Damages, if any, on the Debentures. In the event of the acceleration of the Maturity of the Debentures, the holders of all Senior Indebtedness will first be entitled to receive payment in full in cash of all amounts due thereon or provision for such payment in money or money's worth before the Holders of the Debentures will be entitled to receive any payment for the principal of or premium, if any, interest or Liquidated Damages, if any, on the Debentures. No payments on account of principal of or premium, if any, interest or Liquidated Damages, if any, on the Debentures or on account of the purchase or acquisition of Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Indebtedness, any acceleration of the maturity of any Senior Indebtedness or if any judicial proceeding is pending with respect to any such default. (Article Twelve)
     Senior Indebtedness is defined in the Indenture as (a) all indebtedness (whether secured or unsecured) of the Company for money borrowed under the Company's revolving credit and line of credit facilities and any predecessor or successor credit facilities thereto, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, (b) all indebtedness of the Company for money borrowed, whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, except any such other indebtedness that by the terms of the instrument or instruments by which such indebtedness was created or incurred expressly provides that it
(i) is junior in right of payment to the Debentures or (ii) ranks PARI PASSU in right of payment with the Debentures, and (c) any amendments, renewals, extensions, modifications, refinancings and refundings of any of the foregoing. The term "indebtedness for money borrowed" when used with respect to the Company is defined to mean (i) any obligation of, or any obligation guaranteed by, the Company for the repayment of borrowed money (including without limitation fees, penalties and other obligations in respect thereof), whether or not evidenced by bonds, debentures, notes or other written instruments, and reimbursement obligations for letters of credit, (ii) any deferred payment obligation of, or any such obligation guaranteed by, the Company for the payment of the purchase price of property or assets evidenced by a note or similar instrument and (iii) any obligation of, or any such obligation guaranteed by, the Company for the payment of rent or other amounts under a lease of property or assets which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of the Company under generally accepted accounting principles, but such terms shall exclude indebtedness to trade creditors. (Section 101)
     The Company conducts its operations through its direct and indirect subsidiaries and has no operations of its own. The Company will be dependent upon the cash flow from its subsidiaries in order to meet its debt service obligations, including its obligations under the Debentures. The Debentures are obligations exclusively of the Company. The Company's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and certain loans and advances to the Company by such subsidiaries may be subject to certain statutory or contractual restrictions, are contingent upon the earnings of such subsidiaries and are subject to various business considerations.
     The Debentures are effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's subsidiaries to the extent of the assets of such subsidiaries. Any right of the Company to receive assets of any such subsidiary upon the liquidation or reorganization of any such subsidiary (and the consequent right of the Holders of the Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.
     All current and future amounts outstanding under the Credit Facility constitute Senior Indebtedness. The Indenture does not limit or prohibit the incurrence of Senior Indebtedness. At August 31, 1996, the aggregate amount of Senior Indebtedness outstanding and the amount of indebtedness and other liabilities of the Company and its subsidiaries to which the Debentures are effectively subordinated was approximately $41.6 million. The Company also expects to incur Senior Indebtedness from time to time in the future.
                                       34

OPTIONAL REDEMPTION
     The Debentures are redeemable, at the Company's option, in whole or from time to time in part, at any time on or after September 30, 2000, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Debentures to be redeemed at its address appearing in the Security Register and prior to Maturity at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date) (Article Eleven).
     If redeemed during the 12-month period beginning September 30, in the year indicated, the redemption price shall be:

         REDEMPTION
YEAR       PRICE
2000       102.46%
2001       101.64%
2002       100.82%

     No sinking fund is provided for the Debentures.
CONSOLIDATION, MERGER AND SALE OF ASSETS
     The Company will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person unless (a) if applicable, the Person formed by such consolidation or into which the Company is merged or the Person which acquires or leases all or substantially all the properties and assets of the Company is a corporation, partnership or, trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and premium, if any, and interest on the Debentures and performance and observance of each obligation of the Company under the Indenture, (b) after consummating such consolidation, merger, transfer or lease, no Default or Event of Default will occur and be continuing, (c) such consolidation, merger or acquisition does not adversely affect the validity or enforceability of the Debentures and (d) the Company has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture. (Section 801)
CERTAIN RIGHTS TO REQUIRE REPURCHASE OF DEBENTURES
     In the event of any Repurchase Event (as defined below) occurring on or prior to Maturity, each Holder of Debentures will have the right, at the Holder's option, to require the Company to repurchase all or any part of the Holder's Debentures on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. (Section 1401) On or prior to the Repurchase Date, the Company shall deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Debentures which are to be repaid on or promptly following the Repurchase Date. (Section 1403)
     Failure by the Company to provide timely notice of a Repurchase Event, as provided for below, or to repurchase the Debentures when required under the preceding paragraph will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. (Section 501)
     On or before the 15th day after the occurrence of a Repurchase Event, the Company is obligated to mail to all Holders of Debentures a notice of the occurrence of such Repurchase Event and identifying the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price for Debentures and the procedures which the Holder must follow to exercise this right. To exercise the repurchase right, the Holder of a Debenture must deliver, on or before the close of business on the Repurchase Date, written notice to the Company (or an agent designated by the Company for such purpose) and to the Trustee of the Holder's exercise of such right, together with the certificates evidencing the Debentures with respect to which the right is being exercised, duly endorsed for transfer. (Section 1402)
                                       35

     A "Repurchase Event" shall have occurred upon the occurrence of a Change in Control (as defined below) or a Termination of Trading (as defined below). (Section 1406)
     A "Change in Control" shall occur when: (i) all or substantially all of the Company's assets are sold as an entirety to any person or related group of persons; (ii) there shall be consummated any consolidation or merger of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, except in the case of (A) and (B), a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of Common Stock immediately before such transaction; (iii) any person, or any persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof (excluding, for purposes of this clause, O. Bruton Smith, Sonic Financial Corporation and their affiliates) shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; (iv) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (v) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution. (Section 1406)
     A "Termination of Trading" shall occur if the Common Stock (or other common stock into which the Debentures are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States. (Section 1406)
     The right to require the Company to repurchase Debentures as a result of the occurrence of a Repurchase Event could create an event of default under Senior Indebtedness of the Company, as a result of which any repurchase could, absent a waiver, be blocked by the subordination provisions of the Debentures. See "Subordination." Failure by the Company to repurchase the Debentures when required will result in an Event of Default with respect to the Debentures whether or not such repurchase is permitted by the subordination provisions. The Company's ability to pay cash to the Holders of Debentures upon a repurchase may be limited by certain financial covenants contained in the Company's Senior Indebtedness.
     In the event a Repurchase Event occurs and the Holders exercise their rights to require the Company to repurchase Debentures, the Company intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any such purchase.
     The foregoing provisions would not necessarily afford Holders of the Debentures protection in the event of highly leveraged or other transactions involving the Company that may adversely affect Holders. In addition, the foregoing provisions may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.
LIMITATIONS ON DISPOSITION OF STOCK OF MATERIAL SUBSIDIARIES
     The Company will not issue, sell, transfer or otherwise dispose of any shares of, securities convertible into or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind) of any of its Material Subsidiaries nor will it permit any of its Material Subsidiaries to issue, sell, transfer or otherwise dispose of any shares (other than directors' qualifying shares) of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind) of any of the Company's Material Subsidiaries if, after giving effect to any such transaction and the issuances of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, the Company would own,
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directly or indirectly, less than 80% of the shares of any of its Material
Subsidiaries (other than preferred stock having no voting rights of any kind); PROVIDED, HOWEVER, that (i) any issuance, sale, transfer or other disposition permitted by the foregoing may only be made for at least a fair market value consideration, and (ii) the foregoing shall not prohibit any such issuance or disposition of securities if required by any law or any regulation or order of any governmental or regulatory authority. Notwithstanding the foregoing, (iii) the Company may merge or consolidate any of its Material Subsidiaries into or with another direct wholly-owned Subsidiary of the Company and (iv) the Company may, subject to the Indenture, sell, transfer or otherwise dispose of the entire capital stock of any of its Material Subsidiaries at one time for at least a fair market value consideration. (Section 1008) As of the date of this Prospectus, the Company's Material Subsidiaries consist of Atlanta Motor Speedway, Inc., Bristol Motor Speedway, Inc., Charlotte Motor Speedway, Inc. and Texas Motor Speedway, Inc. d/b/a Texas International Raceway.
RULE 144A INFORMATION REQUIREMENT
     The Company has agreed to furnish to the Holders or beneficial holders of the Debentures and prospective purchasers of the Debentures designated by the Holders of the Debentures, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act until such time as the Company registers the Debentures and the Shares for resale under the Securities Act. (Section 705)
EVENTS OF DEFAULT
     The following are Events of Default under the Indenture with respect to the
Debentures: (a) default in the payment of principal of or premium, if any, on any Debenture when due (even if such payment is prohibited by the subordination provisions of the Indenture); (b) default in the payment of any interest on, or Liquidated Damages with respect to, any Debenture when due, which default continues for 30 days (even if such payment is prohibited by the subordination provisions of the Indenture); (c) failure to provide timely notice of a Repurchase Event as required by the Indenture; (d) default in the payment of the Repurchase Price in respect of any Debenture on the Repurchase Date therefor (even if such payment is prohibited by the subordination provisions of the Indenture); (e) default in the performance, or breach, of any other covenant of the Company in the Indenture which continues for 60 days after written notice as provided in the Indenture; (f) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any subsidiary of the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any subsidiary of the Company, whether such indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay the principal of indebtedness in excess of $5,000,000 when due and payable after the expiration of any applicable grace period with respect thereto or shall have resulted in indebtedness in excess of $5,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after there shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled; and (g) certain events in bankruptcy, insolvency or reorganization of the Company or any Material Subsidiary of the Company. (Section 501)
     If an Event of Default with respect to the Debentures shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Debentures then outstanding may declare the principal of, premium, if any, and interest accrued on the Debentures to the date of declaration and Liquidated Damages, if any, on all such Debentures to be due and payable immediately, but if the Company cures all Events of Default (except the nonpayment of interest on, premium, if any, and principal of any Debentures) and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of Outstanding Debentures. If an Event of Default shall occur as a result of an event of bankruptcy, insolvency or reorganization of the Company or any subsidiary of the Company, the principal of, premium, if any, accrued and unpaid interest and Liquidated Damages, if any, on the Debentures shall automatically become due and payable. (Section 502) The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1004) The Indenture provides that the Trustee may withhold
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
notice to the Holders of the Debentures of any continuing default (except in the payment of the principal of or premium, if any, or interest on any Debentures) if the Trustee considers it in the interest of Holders of the Debentures to do so. (Section 602)
MODIFICATION, AMENDMENTS AND WAIVERS
     Except as provided in the next two succeeding paragraphs, the Indenture or the Debentures may be amended or supplemented with the consent of the Holders of not less than a majority in principal amount of the Debentures, and any past default hereunder and its consequences may be waived by the Holders of not less than a majority in principal amount of the Debentures. (Article Nine and Section
513)
     Without the consent of the Holder of each Outstanding Debenture affected, an amendment or supplement may not: (i) change the Maturity of the principal of, or any installment of interest on, any Debenture, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Debenture or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or adversely affect the right to convert any Debenture as provided in the Indenture, or modify the provisions of the Indenture relating to the Holder's right to require repurchase, or the provisions of the Indenture with respect to the subordination of the Debentures, in a manner adverse to the Holders; (ii) reduce the percentage in principal amount of the Debentures, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture; (iii) make any change in the Indenture relating to waivers of past Defaults or the right of Holders of Debentures to receive payments of principal of, premium, if any, interest or Liquidated Damages, if any, on the Debentures; or (iv) modify any of the provisions of the Indenture relating to amendment, supplement or waiver (except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Debenture affected). (Section 902)
     Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of the Holders to: (a) cause the Indenture to be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"); (b) evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Debentures; (c) add to the covenants of the Company for the benefit of the Holders or an additional Event of Default, or surrender any right or power conferred upon the Company; (d) secure the Debentures; (e) make provision with respect to the conversion rights of Holders in the event of a consolidation, merger or sale of assets involving the Company, as required by the Indenture; (f) evidence and provide for the acceptance of appointment by a successor Trustee with respect to the Debentures; (g) cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture, PROVIDED, HOWEVER, that no such modifications or amendment may adversely affect the interest of Holders in any material respect. (Section 901)
BOOK-ENTRY, DELIVERY AND FORM
     The Debentures that were sold to Qualified Institutional Buyers in the Debenture Offering in reliance on Rule 144A under the Securities Act are represented by a single global Debenture (the "Rule 144A Global Security") which was deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee (the "Global Security Holder"). (Section 201) Except as set forth below, the Rule 144A Global Security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the Rule 144A Global Security directly through DTC if they are Participants in such system or indirectly through organizations that are Participants in such system. (Section 304)
     The Debentures that were sold outside of the United States in the Debenture Offering in reliance on Regulation S under the Securities Act are represented by the Regulation S Temporary Global Security. The Regulation S Temporary Global Security was deposited on behalf of the subscribers therefor with a custodian for DTC. The
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Regulation S Temporary Global Security is registered in the name of DTC or its nominee for credit to the subscribers' respective accounts at Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear or Cedel Bank. Beneficial interests in the Regulation S Temporary Global Security may be held only through Euroclear or Cedel Bank. (Section 201)
     Within a reasonable period of time after the expiration of the 40-day restricted period referred to in Rule 903(c)(3) of Regulation S under the Securities Act (the "40-day restricted period"), the Regulation S Temporary Global Security will be exchanged for the Regulation S Permanent Global Security upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Debentures and pursuant to Regulation S under the Securities Act as provided in the Indenture. (Section 304) The Regulation S Permanent Global Security will be deposited with a custodian and will be registered in the name of a nominee of DTC. (Section 201) Cedel Bank and Euroclear will hold beneficial interests in the Regulation S Permanent Global Security on behalf of their participants through their respective depositaries, which in turn will hold such beneficial interests in the Regulation S Permanent Global Security in participants' securities accounts in the depositaries' names on the books of DTC.
     Prior to and after the expiration of the 40-day restricted period, a beneficial interest in the Regulation S Temporary Global Security may be transferred to a person who takes delivery in the form of an interest in the Rule 144A Global Security only upon receipt by the Trustee of a written certification from the transferor in the form required by the Indenture to the effect that such transfer is being made (i) to a person whom the transferor reasonably believes is a Qualified Institutional Buyer in a transaction meeting the requirements under the Securities Act (in which case such certificate must be accompanied by an opinion of counsel regarding the availability of such exemption) and (ii) in accordance with all applicable securities laws of any state of the United States or any other jurisdiction. Beneficial interests in the Rule 144A Global Security may be transferred to a person who takes delivery in the form of an interest in the Regulation S Temporary or Permanent Global Security, whether before, on or after the 40-day restricted period, only upon receipt by the Trustee of a written certification from the transferor in the form required by the Indenture to the effect that such transfer is being made in accordance with Regulation S. Any beneficial interest in one of the Global Securities that is transferred to a person who takes delivery in the form of an interest in another Global Security will, upon transfer, cease to be an interest in such Global Security and become an interest in such other Global Security and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Security for as long as it remains such an interest. (Section 304)
     Because of time zone differences, the securities accounts of Euroclear or Cedel Bank participants (each, a "Member Organization") purchasing an interest in a Global Security from a Depositary Participant that is not a Member Organization will be credited during the securities settlement processing day (which must be a business day for Euroclear or Cedel Bank, as the case may be) immediately following the Depositary settlement date. Transactions in interests in a Global Security settled during any securities settlement processing day will be reported to the relevant Member Organization on the same day. Cash received in Euroclear or Cedel Bank as a result of sales of interests in a Global Security by or through a Member Organization to a Depositary Participant that is not a Member Organization will be received with value on the Depositary settlement date, but will not be available in the relevant Euroclear or Cedel Bank cash account until the business day following settlement at the Depositary. The Debentures have been designated for trading in the PORTAL Market.
     Subject to compliance with the transfer restrictions applicable to the Global Securities described above and in the Indenture, cross-market transfers between holders of interests in the Rule 144A Global Security, on the one hand, and direct or indirect account holders at a Member Organization holding interests in the Regulation S Permanent Global Security, on the other, will be effected through the Depositary in accordance with the Depositary's rules and the rules of Euroclear or Cedel Bank, as applicable. Such cross-market transactions will require, among other things, delivery of instructions by such Member Organization to Euroclear or Cedel Bank, as the case may be, in accordance with the rules and procedures and within deadlines (Brussels time) established in Euroclear or Cedel Bank, as the case may be. If the transaction complies with all relevant requirements, Euroclear or Cedel Bank, as the case may be, will then deliver instructions to its depositary to take action to effect final settlement on its behalf.
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     DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or "DTC's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through DTC's Participants or DTC's Indirect Participants.
     Pursuant to procedures established by DTC (i) upon the issuance of the Rule 144A Global Securities, the Regulation S Temporary Global Securities or the Regulation S Permanent Global Securities (each, a "Global Security" and together, the "Global Securities"), DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Securities and (ii) ownership of the Debentures evidenced by the Global Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the Depositary's Participants), DTC's Participants and DTC's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Debentures evidenced by the Global Securities will be limited to such extent.
     So long as the Global Security Holder is the registered owner of any Debentures, the Global Security Holder will be considered the sole Holder under the Indenture of any Debentures evidenced by the Global Securities. Beneficial owners of Debentures evidenced by the Global Securities will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Debentures.
     Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Debentures registered in the name of the Global Security Holder on the applicable Record Date will be payable by the Trustee to or at the direction of the Global Security Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Debentures, including the Global Securities, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Debentures (including principal, premium, if any, interest and Liquidated Damages, if any). The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by Participants and Indirect Participants to the beneficial owners of Debentures will be governed by standing instructions and customary practice and will be the responsibility of Participants or Indirect Participants.
PAYMENTS; CERTIFICATIONS BY HOLDERS OF THE REGULATION S TEMPORARY GLOBAL
SECURITY
     A holder of a beneficial interest in the Regulation S Temporary Global Security must provide Euroclear or Cedel Bank, as the case may be, with a certificate in the form required by the Indenture certifying that the beneficial owner of the interest in the Regulation S Temporary Global Security is either not a U.S. Person (as defined below) or has purchased such interest in a transaction that is exempt from the registration requirements under the Securities Act and is in the process of obtaining a beneficial interest in the Rule 144A Global Security in exchange for its beneficial interest in the Regulation S Temporary Global Security (the "Regulation S Certificate"), and Euroclear or Cedel Bank, as the case may be, must provide to the Trustee (or the Paying Agent if other than the Trustee) a certificate in the form required by the Indenture, prior to (i) the payment of interest or principal with respect to such holder's beneficial interest in the Regulation S Temporary Global Security and (ii) any exchange of such beneficial interest for a beneficial interest in the Regulation S Permanent Global Security. "U.S. Person" means (i) any individual resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which any executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its assets), (iv) any trust of which
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any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. Person), (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vii) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person) and (viii) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated, and owned, by accredited investors within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts); provided, however, that the term "U.S. Person" shall not include (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country and (C) the international organizations set forth in Section 902(c)(7) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans. (Section 304)
CERTIFICATED SECURITIES
     Subject to certain conditions, any person having a beneficial interest in the Global Securities may, upon request to the Trustee, exchange such beneficial interest for Debentures evidenced by registered, definitive Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such Certificated Securities may be subject to legend requirements as provided in the Indenture. In addition, if (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Debentures in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Security Holder of its Global Securities, Debentures in such form will be issued to each person that the Global Security Holder and DTC identify as being the beneficial owner of the related Debentures. (Section 304)
     Neither the Company nor the Trustee will be liable for any delay by the Global Security Holder or DTC in identifying the beneficial owners of Debentures and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Security Holder or DTC for all purposes.
SAME-DAY SETTLEMENT AND PAYMENT
     The Indenture requires that payments in respect of the Debentures represented by the Global Security (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Security Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Debentures represented by the Global Security are eligible to trade in the PORTAL Market (and the Company intends to apply for listing of the Debentures on the NYSE) and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Debentures will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities also will be settled in immediately available funds. REGISTRATION RIGHTS; LIQUIDATED DAMAGES
     Pursuant to a registration rights agreement dated as September 26, 1996 (the "Registration Rights Agreement") the Company agreed for the benefit of the Holders, that (i) it would, at its cost, within 60 days after the closing of the Debenture Offering (the "Debenture Closing"), file a shelf registration statement (the "Shelf Registration Statement") with the Commission with respect to resales of the Debentures and the Shares, (ii) it will use
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
its best efforts to cause such Shelf Registration Statement to be declared effective by the Commission within 150 days after the Debenture Closing, and
(iii) it will use its best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act until, subject to certain exceptions specified in the Registration Rights Agreement, October 1, 1999. The Registration Statement of which this Prospectus is a part has been filed pursuant to such agreement. The Company will be permitted to suspend use of the prospectus that is part of the Shelf Registration Statement during certain periods of time and in certain circumstances relating to pending corporate developments and public filings with the Commission and similar events. If (a) the Company fails to file the Shelf Registration Statement required by the Registration Rights Agreement on or before the date specified for such filing,
(b) such Shelf Registration Statement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date") or (c) the Shelf Registration Statement is declared effective but thereafter ceases to be effective in connection with resales of Transfer Restricted Securities (as defined below) during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (c) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 aggregate principal amount of the Debentures (and $0.01 per week per Share) held by such Holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 aggregate principal amount of the Debentures (and $0.01 per week per Share) held by each Holder with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.25 per week per $1,000 aggregate principal amount of the Debentures (and $0.05 per week per Share) held by each Holder. All accrued Liquidated Damages will be paid by the Company on each Interest Payment Date in cash. Such payment will be made to the Holder of the Global Securities by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities, if any, by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.
     For purposes of the foregoing, "Transfer Restricted Securities" means each Debenture and each Share until the earlier of (i) the date on which such Debenture or Share has been effectively registered under the Securities Act and disposed of pursuant to an effective registration statement, (ii) the date on which such Debenture or Share is distributed to the public pursuant to Rule 144 under the Securities Act (or any similar provision then in effect) or is saleable pursuant to Rule 144(k) under the Securities Act and all legends thereon relating to transfer restrictions have been removed, or (iii) the date on which such Debenture or Share ceases to be outstanding.
     Holders of Debentures will be required to deliver information to be used in connection with the Shelf Registration Statement within time periods set forth in the Registration Rights Agreement in order to have their Debentures or Shares included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.
     The Company will provide to each registered holder of the Debentures or the Shares, who is named in the prospectus and who so requests in writing, copies of the prospectus which will be a part of such Shelf Registration Statement, notify each of the Initial Purchasers when such Shelf Registration Statement for the Debentures and Shares has become effective and take certain other actions as are required to permit unrestricted resales of the Debentures and Shares. A holder of Debentures or Shares that sells such Securities pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification and contribution rights and obligations).
     The foregoing summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Registration Rights Agreement. The Registration Rights Agreement is included as an exhibit to the Registration Statement to which this Prospectus is a part.
GOVERNING LAW
     The Indenture and Debentures are governed by and construed in accordance with the laws of the State of New York, without giving effect to such State's conflicts of laws principles. (Section 112)
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INFORMATION CONCERNING THE TRUSTEE
     The Company and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business. ABSENCE OF PUBLIC TRADING MARKET
     As of the date of this Prospectus, the Debentures are owned by a small number of institutional investors, and prior to this Offering there has not been any public market for the Debentures. There can be no assurance as to the liquidity of any markets that may develop for the Debentures, the ability of the holders to sell their Debentures or at what price holders of the Debentures will be able to sell their Debentures. Future trading prices of the Debentures will depend upon many factors including, among other things, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities. The Initial Purchasers have informed the Company that they intend to make a market in the Debentures offered hereby; however, the Initial Purchasers are not obligated to do so and any such market making activity may be terminated at any time without notice to the holders of the Debentures. See " -- Registration Rights; Liquidated Damages." The Debentures have been designated for trading in the PORTAL Market and the Company intends to apply for listing of the Debentures on the NYSE.
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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     The following is a general discussion of certain United States federal income tax considerations to holders of the Debentures. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations.
     This discussion does not deal with all aspects of United States federal income taxation that may be important to holders of the Debentures or shares of Common Stock and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction. This discussion is for general information only, and does not purport to address all tax consequences that may be important to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who hold the Debentures or Common Stock in connection with a straddle) that may be subject to special rules. This discussion assumes that each holder holds the Debentures and the shares of Common Stock received upon conversion thereof as capital assets.
     For the purpose of this discussion, a "Non-U.S. Holder" refers to any holder who is not a United States person. The term "United States person" means a citizen or resident of the United States, a corporation or partnership created or organized in the United States or any state thereof, or an estate or trust the income of which is includible in income for United States federal income tax purposes regardless of its source. (Generally, for tax years beginning after December 31, 1996, a trust is a United States person only if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States fiduciaries have the authority to control all substantial trust decisions.)

     PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR OWNERSHIP AND DISPOSITION OF THE DEBENTURES, INCLUDING CONVERSION OF THE DEBENTURES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.
OWNERSHIP OF THE DEBENTURES
     INTEREST ON DEBENTURES. Interest on Debentures will be taxable to a holder as ordinary interest income in accordance with the holder's methods of tax accounting at the time that such interest is accrued or (actually or constructively) received. The Debentures were not issued with original issue discount ("OID") within the meaning of the Code.
     CONSTRUCTIVE DIVIDEND. Adjustments to the conversion rate as provided in the Indenture in most cases will not constitute a taxable event for a Holder. However, certain corporate transactions, such as distributions of assets to holders of Common Stock, may cause a deemed distribution to the holders of the Debentures if the conversion price or conversion ratio of the Debentures is adjusted to reflect such corporate transaction. Such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules discussed under "Dividends on Shares of Common Stock."
     SALE OR EXCHANGE OF DEBENTURES OR SHARES OF COMMON STOCK. In general, a holder of Debentures will recognize gain or loss upon the sale, redemption, retirement or other disposition of the Debentures measured by the difference between the amount of cash and the fair market value of any property received (except to the extent attributable to the payment of accrued interest) and the holder's adjusted tax basis in the Debentures. A holder's tax basis in Debentures generally will equal the cost of the Debentures to the holder increased by the amount of market discount, if any, previously taken into income by the holder or decreased by any bond premium theretofore amortized by the holder with respect to the Debentures. (For the basis and holding period of shares of Common Stock, see "Conversion of Debentures.") In general, each holder of Common Stock into which the Debentures have been converted will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock under rules similar to those applicable to the Debentures. Special rules may apply to redemptions of the Common Stock which may result in the amount paid being treated as a dividend. Subject to the market discount rules discussed below, the gain or loss on the disposition of the Debentures or shares of Common Stock will be capital gain or loss and will be long-term gain or loss if the Debentures or shares of Common Stock have been held for more than one year at the time of such disposition.
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
     CONVERSION OF DEBENTURES. A holder of Debentures will not recognize gain or loss on the conversion of the Debentures solely into shares of Common Stock. The holder's tax basis in the shares of Common Stock received upon conversion of the Debentures will be equal to the holder's aggregate basis in the Debentures exchanged therefor (less any portion thereof allocable to cash received in lieu of a fractional share). The holding period of the shares of Common Stock received by the holder upon conversion of Debentures will generally include the period during which the holder held the Debentures prior to the conversion. Cash received in lieu of a fractional share of Common Stock should be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares.
     MARKET DISCOUNT. The resale of Debentures may be affected by the "market discount" provisions of the Code. For this purpose, the market discount on a Debenture will generally be equal to the amount, if any, by which the stated redemption price at maturity of the Debenture immediately after its acquisition exceeds the holder's tax basis in the Debenture. Subject to a de minimis exception, these provisions generally require a holder of a Debenture acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such Debenture to the extent of the "accrued market discount" on such Debenture at the time of disposition. If a Debenture with accrued market discount is converted into Common Stock pursuant to the conversion feature, the amount of such accrued market discount generally will be taxable as ordinary income upon disposition of the Common Stock. In general, market discount on a Debenture will be treated as accruing on a straight-line basis over the term of such Debenture, or, at the election of the holder, under a constant yield method. A holder of a Debenture acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Debenture until the Debenture is disposed of in a taxable transaction, unless the holder elects to include accrued market discount in income currently.
     AMORTIZABLE PREMIUM. A purchaser of a Debenture at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium ("Section 171 premium") from the purchase date to the Debenture's maturity date, under a constant yield method that reflects semiannual compounding based on the Debenture's payment period. Amortizable premium, however, will not include any premium attributable to a Debenture's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the Debenture's purchase price over what would be the Debenture's fair market value if there were no conversion feature. That hypothetical fair market value is to be determined by reference to nonconvertible bonds of similar character. Except as otherwise may be provided in Treasury Regulations, amortized Section 171 premium is treated as an offset to interest income on a Debenture and not as a separate deduction. Recently proposed regulations would treat amortized Section 171 premium only as an offset to interest income on a Debenture and not as a separate deduction.
     DIVIDENDS ON SHARES OF COMMON STOCK. Distributions on shares of Common Stock will constitute dividends for United States federal income tax purposes to the extent of current or accumulated earnings and profits of the Company as determined under United States federal income tax principles. Dividends paid to holders that are United States corporations may qualify for the dividends-received deduction. To the extent, if any, that a holder receives distributions on shares of Common Stock that would otherwise constitute a dividend for United States federal income tax purposes but that exceed current and accumulated earnings and profits of the Company, such distribution will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of Common Stock. Any such distribution in excess of the holder's basis in the shares of Common Stock generally will be treated as capital gain. CERTAIN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS
     INTEREST ON DEBENTURES. Generally, interest paid on the Debentures to a Non U.S.-Holder will not be subject to United States federal income tax if: such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder; the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Company entitled to vote and is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code; and the beneficial owner, under penalty of perjury, certifies to the payor that the owner is not a United States person and provides the owner's name and address. If certain requirements are satisfied, the certification described above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. For this purpose, the holder of
                                       45

Debentures would be deemed to own constructively the Common Stock into which it could be converted. A holder that is not exempt from tax under these rules will be subject to United States federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to the United States federal income tax on net income that applies to United States persons generally. Non-U.S. Holders should consult applicable income tax treaties, which may provide for a lower rate of withholding or other different rules.
     SALE OR EXCHANGE OF DEBENTURES OR SHARES OF COMMON STOCK. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized upon the sale or other disposition of Debentures or shares of Common Stock unless the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, or in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present. However, if the Company is a "United States real property holding corporation," a Non-U.S. Holder may be subject to federal income tax with respect to gain realized on the disposition of Debentures or shares of Common Stock, and any amount withheld pursuant to the rules applicable to dispositions of shares in a "United States real property holding corporation" will be creditable against such Non U.S. Holder's United States federal income tax liability and may entitle such Non-U.S. Holder to a refund upon furnishing the required information to the IRS. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.
     CONVERSION OF DEBENTURES. A Non-U.S. Holder generally will not be subject to United States federal income tax on the conversion of a Debenture into shares of Common Stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described above with respect to the sale or exchange of a Debenture or Common Stock.
     DIVIDENDS ON SHARES OF COMMON STOCK. Generally, any distribution on shares of Common Stock to a Non-U.S. Holder will be subject to United States federal income tax withholding at a rate of 30% unless the dividend is effectively connected with the conduct of trade or business within the United States by the Non-U.S. Holder, in which case the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders under certain circumstances, the branch profits tax). Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding or other rules different from those described above. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.
INFORMATION REPORTING AND BACKUP WITHHOLDING
     U.S. HOLDERS. Information reporting and backup withholding may apply to payments of principal, interest or dividends on or the proceeds of the sale or other disposition of the Debentures or shares of Common Stock with respect to certain noncorporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding at a rate of 31% unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes in the manner prescribed by law an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. Holder's federal income tax.
     NON-U.S. HOLDERS. Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments of principal, interest and dividends to Non-U.S. Holders if the payee fails to certify that the holder is a Non-U.S. person. The 31% backup withholding tax generally will not apply to interest or dividends subject to the 30% withholding tax discussed above.
     The payment of the proceeds of the dispostion of Debentures or shares of Common Stock to or through the United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides a required certification or otherwise establishes an exemption. The proceeds of the dispostion by a Non-U.S. Holder of Debentures or share of Common Stock to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a United States trade or business, information reporting will apply unless such broker has documentary evidence in its files of the
                                       46
owner's foreign status and has no actual knowledge to the contrary or unless the owner otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds from such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.
     Recently proposed regulations would modify the information and backup withholding tax rules for Non-U.S. Holders and, if adopted in final form, generally would be effective for payments made after December 31, 1997.
                          DESCRIPTION OF CAPITAL STOCK
     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 3,000,000 shares of Preferred Stock, par value $.10 per share (the "Preferred Stock"). As of the date of this Prospectus, there are 41,255,455 shares of Common Stock and no shares of Preferred Stock issued and outstanding. Assuming all Debentures are converted to Common Stock, 43,505,535 shares of Common Stock would be issued and outstanding. All of the issued and outstanding shares of Common Stock are fully paid and nonassessable.
     The following summary description of the Company's capital stock does not purport to be complete and is qualified in its entirety by this reference to the Company's Certificate of Incorporation and Bylaws.
COMMON STOCK
     The holders of validly issued and outstanding shares of Common Stock are entitled to one vote per share of record on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the Company's Certificate of Incorporation or Bylaws. There is no cumulative voting with respect to the election of directors (or any other matter), but the Company's Board of Directors is classified. The holders of a majority of the shares at a meeting at which a quorum is present can, therefore, elect all of the directors of the class then to be elected if they choose to do so, and, in such event, the holders of the remaining shares would not be able to elect any directors of that class.
     The holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities.
     Subject to the rights of holders of Preferred Stock, if any, in the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to participate equally, share for share, in all assets remaining after payment of liabilities.
     The holders of Common Stock are entitled to receive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared. The payment by the Company of dividends, if any, rests within the discretion of its Board of Directors and will depend upon the Company's results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors. The Credit Facility includes covenants, which preclude the payment of dividends. See "Dividend Policy."
PREFERRED STOCK
     No shares of Preferred Stock are outstanding. The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 3.0 million shares of Preferred Stock in one or more series and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further approval of the stockholders of the Company. The issuance of Preferred Stock by the Board of Directors could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a person or group to gain control of the Company.
     The issuance of any series of Preferred Stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, the then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock. At the date of this Prospectus, there are no plans, agreements or understandings relative to the issuance of any shares of Preferred Stock.
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DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS
     Certain provisions of the General Corporation Law of the State of Delaware and of the Company's Certificate of Incorporation and Bylaws, summarized in the following paragraphs, may be considered to have an antitakeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.
     DELAWARE ANTITAKEOVER LAW. The Company, a Delaware corporation, is subject to the provisions of the General Corporation Law of the State of Delaware, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless: (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, the Company to date has not made this election.
     CLASSIFIED BOARD OF DIRECTORS. The Company's Bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors and may tend to discourage a takeover bid for the Company. Moreover, under the General Corporation Law of the State of Delaware, in the case of a corporation having a classified Board of Directors, the stockholders may remove a director only for cause. The Company's Certificate of Incorporation and Bylaws so provide. These provisions, when coupled with provisions of the Company's Certificate of Incorporation and Bylaws authorizing only the Board of Directors to fill vacant directorships, will preclude stockholders of the Company from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling the vacancies with their own nominees.
     SPECIAL MEETINGS OF STOCKHOLDERS; NO ACTION WITHOUT MEETING. The Company's Bylaws provide that special meetings of stockholders may be called only by the Chairman or by the Secretary or any Assistant Secretary at the request in writing of a majority of the Board of Directors of the Company. The Company's Bylaws also provide that no action required to be taken or that may be taken at any annual or special meeting of stockholders may be taken without a meeting; the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied. These provisions may make it more difficult for stockholders to take action opposed by the Board of Directors.
     ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Company's Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or a special meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive office of the Company, (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, not less than 60 days nor more than 90 days prior to such anniversary date, and, (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from making nominations for directors at an annual or special meeting or from bringing other matters before the stockholders at a meeting.
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TRANSFER AGENT
     The transfer agent and registrar for the Common Stock is First Union National Bank of North Carolina, Charlotte, North Carolina.
                        SHARES ELIGIBLE FOR FUTURE SALE
     As of the date of this Prospectus, assuming all Debentures are converted into Common Stock, the Company would have outstanding 43,505,535 shares of Common Stock. Of such amount, the 2,250,080 Shares registered for sale in connection herewith and 12,110,000 shares of Common Stock registered in connection with the Company's prior public offerings are freely transferable and may be resold without further registration under the Securities Act. The holders of the remaining 31,395,535 shares will be entitled to resell them only pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder such as an exemption provided by Rule 144.
     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least two years may, under certain circumstances, resell within any three-month period such number of shares as does not exceed the greater of one percent of the then-outstanding shares or the average weekly trading volume during the four calendar weeks prior to such resale. Rule 144 also permits, under certain circumstances, the resale of shares without any quantity limitation by a person who has satisfied a three-year holding period and who is not, and has not been for the preceding three months, an affiliate of the Company. In addition, holding periods of successive non-affiliate owners are aggregated for purposes of determining compliance with these two- and three-year holding period requirements.
     As of the date of this Prospectus, none of the 29,145,455 shares of Common Stock outstanding on the date of this Prospectus and not sold in the Company's prior public offerings will have been held for at least two years. Since all such shares are restricted securities, none of them may currently be resold pursuant to Rule 144.
     The availability of shares for sale or actual sales under Rule 144 may have an adverse effect on the market price of the Common Stock. Sales under Rule 144 also could impair the Company's ability to market additional equity securities. The Company and all directors and executive officers of the Company have agreed not to offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock or securities convertible into or exchangeable for Common Stock until after January 25, 1997 without the prior written consent of the representatives of the Initial Purchasers.
                                       49

                              PLAN OF DISTRIBUTION
     The Debentures and the Shares are being registered to permit secondary trading of such securities by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear its own expenses (not including selling commissions or discounts, fees and expenses of counsel and other advisors to holders of the Debentures and the Shares, and other expenses of the holders) in connection with the registration and sale of the Debentures and the Shares covered by this Prospectus.
     The Company will not receive any of the proceeds from the offering of the Debentures and Shares by the Selling Security Holders hereby. The Company has been advised by the Selling Security Holders that the Selling Security Holders may sell all or a portion of the Debentures and Shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Security Holders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Security Holders may from time to time offer the Debentures or Shares beneficially owned by them through broker-dealers, who may receive compensation in the form of discounts, commissions or concessions from the Selling Security Holders and the purchasers of the Debentures or Shares from whom they may act as agent. To the extent required, the aggregate principal amount of Debentures and number of Shares to be sold, the names of Selling Security Holders, the purchase price, the name of any such broker-dealer and any applicable commissions with respect to any particular offer will be set forth in an accompanying Prospectus Supplement, or, if appropriate, in a post-effective amendment to the Registration Statement of which this Prospectus is a part. The aggregate proceeds to the Selling Security Holders from the sale of the Debentures or Shares offered by them hereby will be the purchase price of such Debentures or Shares less discounts and commissions, if any.
     The Debentures and the Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and broker-dealers who may receive fees or commissions in connection therewith.
     The outstanding Common Stock is listed for trading on the NYSE, and the Shares have been approved for listing on the NYSE. The Initial Purchasers have advised the Company that they are making and currently intend to continue making a market in the Debentures; however, they are not obligated to do so and any such market-making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. The Company also intends to apply for listing of the Debentures on the NYSE. No assurance can be given, however, as to the development of liquidity of any trading market that may develop for the Debentures. See "Risk Factors -- Absence of Public Market."
     In order to comply with the securities laws of certain states, if applicable, the Debentures and Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Debentures and Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     The Selling Security Holders and any broker-dealers that participate with the Selling Security Holders in the distribution of the Debentures or the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers on the resale of the Debentures or the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus. There is no assurance that any Selling Security Holder will sell any or all of the Debentures or Shares described herein, and any Selling Security Holder may transfer, devise or gift such securities by other means not described herein.
     The Debentures were originally sold to the Initial Purchasers on October 1, 1996 in a private placement at a purchase price of 97.5% of their principal amount. The Company agreed to indemnify and hold such Initial Purchasers harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Debentures by them. The Company and the Selling Security Holders are obligated to indemnify each other against certain liabilities arising under the Securities Act.
                                       50

     For additional information concerning the registration rights of Selling Security Holders pursuant to which this Registration Statement is filed, see "Description of the Debentures -- Registration Rights; Liquidated Damages."
                            SELLING SECURITY HOLDERS
     The following table sets forth information concerning the principal amount of Debentures beneficially owned by each Selling Security Holder which may be offered from time to time pursuant to this Prospectus.* Other than as a result of the ownership or placement of Debentures or Common Stock, none of the Selling Security Holders has had any material relationship with the Company within the past three years, except as noted herein. The table has been prepared based upon information furnished to the Company by or on behalf of the Selling Security Holders.

                                                                            PRINCIPAL AMOUNT
                                                      PRINCIPAL AMOUNT       OF DEBENTURES
                                                        OF DEBENTURES            BEING                PERCENT OF
NAME*                                                BENEFICIALLY OWNED*      REGISTERED*       OUTSTANDING DEBENTURES*

* The Selling Security Holders have informed the Company that they will provide the foregoing information to the Company upon the earlier of the exercise or expiration of the Initial Purchasers' over-allotment option granted to them pursuant to the Debenture Offering. The Company intends to file a pre-effective amendment to include such information as provided by the Selling Security Holders.
     Because the Selling Security Holders may sell all or some of the Debentures which they hold and shares of Common Stock issued upon conversion thereof pursuant to this Offering, no estimate can be given as to the aggregate amount of Debentures or shares of Common Stock that are to be offered hereby or that will be owned by the Selling Security Holders upon completion of this Offering. Accordingly, the aggregate principal amount of Debentures offered hereby may decrease. As of the date of this Prospectus, the aggregate principal amount of Debentures outstanding is $70,000,000. See "Plan of Distribution."
                                 LEGAL MATTERS
     The validity of the Securities offered hereby will be passed upon by Parker, Poe, Adams & Bernstein L.L.P., Charlotte, North Carolina, counsel to the Company.
                                    EXPERTS
     The financial statements of Speedway Motorsports, Inc. and Subsidiaries for each of the three years ended December 31, 1995, and of Bristol Motor Speedway, Inc. for the year ended December 31, 1995, included and incorporated by reference in this Prospectus and the related financial statement schedule of Speedway Motorsports, Inc. for each of the three years ended December 31, 1995, included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are included in and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The report of Deloitte & Touche LLP on the financial statements and schedule of Speedway Motorsports, Inc. and Subsidiaries for each of the three years ended December 31, 1995 expresses an unqualified opinion and includes an explanatory paragraph relating to significant tax adjustments proposed by the IRS for additional income taxes and penalties plus interest at Atlanta Motor Speedway, Inc.
                                       51

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The following documents have been filed with the Commission by the Company and are hereby incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-13582); (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 28, 1996 and June 30, 1996; (iii) the Company's Current Report on Form 8-K filed on February 5, 1996 and amendment thereto on Form 8-K/A filed on March 1, 1996 and the Company's Current Report on Form 8-K filed on September 9, 1996; and (iv) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act. All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents.
     Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
     The Company hereby undertakes to provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated herein by reference (not including exhibits to documents that have been incorporated herein by reference unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to Ms. Marylaurel E. Wilks, Speedway Motorsports, Inc., U.S. Highway 29 North, P.O. Box 600, Concord, North Carolina 28026-0600, telephone: (704) 455-3239.
                             AVAILABLE INFORMATION
     The Company is subject to the informational and reporting requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Copies of all or any part of such materials may be obtained from any such office upon payment of the fees prescribed by the Commission. Such information may also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. The Company's Common Stock is traded on the New York Stock Exchange under the symbol "TRK."
     The Company has filed with the Commission the Registration Statement on Form S-3 under the Securities Act for the offering of the Securities made by this Prospectus. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about the Company and the Securities offered pursuant to this Prospectus, refer to the Registration Statement and the exhibits and schedules thereto, all of which may be inspected without charge or copied at the Commission's offices (at the locations described above) and copies of which may be obtained at prescribed rates from the Public Reference Section of the Commission (at the location described above). Statements made in this Prospectus about the contents of any contract, agreement or document are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or document filed as an exhibit to the Registration Statement and each such statement is qualified in its entirety by such reference.
                                       52

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES:
  INDEPENDENT AUDITORS' REPORT.............................................................................    F-2
  AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
     Consolidated Balance Sheets at December 31, 1994 and 1995.............................................    F-3
     Consolidated Statements of Income for the years ended December 31, 1993, 1994
       and 1995............................................................................................    F-5
     Consolidated Statements of Stockholders' Equity for the years ended December 31, 1993,
       1994 and 1995.......................................................................................    F-6
     Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994
       and 1995............................................................................................    F-7
     Notes to Consolidated Financial Statements............................................................    F-8
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS:
     Consolidated Balance Sheets (Unaudited) at June 30, 1996..............................................   F-19
     Consolidated Statements of Income (Unaudited) for the six months ended June 30, 1995
       and 1996............................................................................................   F-21
     Consolidated Statement of Stockholders' Equity (Unaudited) for the period
       ended June 30, 1996.................................................................................   F-22
     Consolidated Statements of Cash Flows (Unaudited) for the six months ended
       June 30, 1995 and 1996..............................................................................   F-23
     Notes to Unaudited Consolidated Financial Statements..................................................   F-24
BRISTOL MOTOR SPEEDWAY, INC.:
  INDEPENDENT AUDITORS' REPORT.............................................................................   F-28
  FINANCIAL STATEMENTS:
     Balance Sheet at December 31, 1995....................................................................   F-29
     Statement of Income and Retained Earnings for the year ended December 31, 1995........................   F-30
     Statement of Cash Flows for the year ended December 31, 1995..........................................   F-31
     Notes to Financial Statements.........................................................................   F-32
UNAUDITED PRO FORMA FINANCIAL STATEMENTS REFLECTING THE BUSINESS COMBINATION OF SPEEDWAY MOTORSPORTS, INC.
  AND BRISTOL MOTOR
  SPEEDWAY, INC.:
     Description of Unaudited Pro Forma Financial Statements...............................................   F-34
     Pro Forma Balance Sheet at December 31, 1995 (Unaudited) and Notes thereto............................   F-35
     Pro Forma Statement of Income for the year ended December 31, 1995 (Unaudited) and Notes thereto......   F-37

                          INDEPENDENT AUDITORS' REPORT
BOARD OF DIRECTORS
SPEEDWAY MOTORSPORTS, INC.
CHARLOTTE, NORTH CAROLINA
     We have audited the accompanying consolidated balance sheets of Speedway Motorsports, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.
     As discussed in Note 12 to the consolidated financial statements, the Internal Revenue Service has proposed significant adjustments for additional income taxes and penalties, plus interest, at Atlanta Motor Speedway, Inc. DELOITTE & TOUCHE LLP
Charlotte, North Carolina
March 1, 1996
                                      F-2

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                                               1994
                                                                                             PRO FORMA
                                                                                  1994       (NOTE 1)        1995
                                                                                            (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Note 9)..........................................   $ 7,046      $ 7,046      $ 10,132
  Restricted cash (Note 2)....................................................       350          350            86
  Trade accounts receivable (Note 2)..........................................     3,551        3,551         6,511
  Refundable income taxes.....................................................       504          504           727
  Inventories (Note 3)........................................................     4,125        4,125         5,372
  Speedway condominiums held for sale
     (Note 7).................................................................     4,599        4,599         3,142
  Prepaid expenses............................................................       158          158           185
     Total current assets.....................................................    20,333       20,333        26,155
PROPERTY AND EQUIPMENT, NET (Note 6)..........................................    55,114       55,114        93,105
GOODWILL (Note 2).............................................................     6,576        6,576         6,392
OTHER ASSETS:
  Investment In North Wilkesboro Speedway (Note 4)............................     --          --             6,283
  Marketable equity securities (Notes 2 and 5)................................     1,063        1,063         1,855
  Note receivable -- affiliate (Note 13)......................................       884          884           934
  Investment in real estate joint venture (Notes 1 and 8).....................     8,330       --             --
  Other assets (Notes 2, 9 and 13)............................................     1,153        1,153         1,722
     Total other assets.......................................................    11,430        3,100        10,794
     TOTAL....................................................................   $93,453      $85,123      $136,446

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS -- (CONTINUED)
                           DECEMBER 31, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                                               1994
                                                                                             PRO FORMA
                                                                                  1994       (NOTE 1)        1995
                                                                                            (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt (Note 9)...............................   $ 5,272      $ 5,272      $    348
  Accounts payable............................................................     1,568        1,568         7,743
  Deferred race event income, net (Note 2)....................................     9,292        9,292        13,345
  Accrued expenses and other liabilities......................................     4,862        4,862         5,870
  Due to former stockholders (Note 11)........................................       683          683           665
       Total current liabilities..............................................    21,677       21,677        27,971
LONG-TERM DEBT (Note 9).......................................................    41,989       41,989         1,458
PAYABLE TO AFFILIATED COMPANY (Note 13).......................................     2,601        2,601         2,603
DEFERRED MEMBERSHIP INCOME, NET (Note 2)......................................     1,838        1,838         1,563
DEFERRED INCOME TAXES (Note 12)...............................................     5,534        6,249         6,717
OTHER LIABILITIES.............................................................       582          582           754
       Total liabilities......................................................    74,221       74,936        41,066
COMMITMENTS AND CONTINGENCIES (Notes 6, 12 and 14)............................
STOCKHOLDERS' EQUITY (Notes 1 and 5):
  Preferred stock.............................................................        --           --            --
  Common stock................................................................        28          300           380
  Additional paid-in capital..................................................     6,707        6,435        72,148
  Retained earnings...........................................................    12,532        3,487        22,944
  Deduct:
     Unrealized loss on marketable equity securities..........................       (35)         (35)          (92)
       Total stockholders' equity.............................................    19,232       10,187        95,380
       TOTAL..................................................................   $93,453      $85,123      $136,446

                See notes to consolidated financial statements.
                                      F-4

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
           (DOLLARS AND SHARES IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                     1993       1994       1995
REVENUES (Note 2):
  Admissions.....................................................................   $27,727    $31,523    $36,569
  Event related revenue..........................................................    22,115     24,814     27,783
  Other operating revenue........................................................     4,726      8,200     11,221
     Total revenues..............................................................    54,568     64,537     75,573
OPERATING EXPENSES:
  Direct expense of events.......................................................    17,778     18,327     19,999
  Other direct operating expense.................................................     3,715      6,110      7,611
  General and administrative.....................................................    10,629     11,812     13,381
  Non-cash stock compensation (Note 16)..........................................        --      3,000         --
  Depreciation and amortization..................................................     4,375      4,500      4,893
     Total operating expenses....................................................    36,497     43,749     45,884
OPERATING INCOME.................................................................    18,071     20,788     29,689
INTEREST EXPENSE, NET (Notes 9 and 13)...........................................    (4,128)    (3,855)       (24)
OTHER INCOME (Note 15)...........................................................     1,435      1,592      3,392
EQUITY IN EARNINGS OF NORTH WILKESBORO SPEEDWAY
  (Note 4).......................................................................        --         --        233
INCOME FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES...................................................................    15,378     18,525     33,290
PROVISION FOR INCOME TAXES (Note 12).............................................    (6,137)    (8,055)   (13,700)
INCOME FROM CONTINUING OPERATIONS................................................     9,241     10,470     19,590
DISCONTINUED OPERATIONS -- Equity in net loss of real estate joint
  venture (Notes 1 and 8)........................................................       (38)      (294)        --
INCOME BEFORE EXTRAORDINARY ITEM.................................................     9,203     10,176     19,590
EXTRAORDINARY ITEM, NET (Note 9).................................................        --         --       (133)
NET INCOME.......................................................................   $ 9,203    $10,176    $19,457
NET INCOME APPLICABLE TO COMMON STOCK (Note 10)..................................              $ 7,170    $19,457
PER SHARE DATA (Notes 1 and 10):
  Income from continuing operations applicable to common stock...................              $  0.25    $  0.53
  Discontinued operations........................................................                (0.01)        --
  Net income applicable to common stock..........................................              $  0.24    $  0.53
WEIGHTED AVERAGE SHARES OUTSTANDING (Notes 1 and 16).............................               30,400     37,275

                See notes to consolidated financial statements.
                                      F-5

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                       (DOLLARS AND SHARES IN THOUSANDS)

                                                                                     UNREALIZED       LOANS
                                                                                     GAIN (LOSS)   RECEIVABLE
                                                              ADDITIONAL            ON MARKETABLE  FROM SONIC       TOTAL
                                              COMMON STOCK     PAID-IN    RETAINED     EQUITY       FINANCIAL   STOCKHOLDERS'
                                            SHARES   AMOUNT    CAPITAL    EARNINGS   SECURITIES    CORPORATION     EQUITY
BALANCE, DECEMBER 31, 1992.................     28  $    28    $  3,706   $ 26,631      $(295)      $ (18,984)     $11,086
  Net income...............................   --      --             --      9,203     --                  --        9,203
  Interest on related party loans and
    advances...............................   --      --             --        468     --                  --          468
  Change in estimated redemption value of
    put warrants...........................   --      --             --     (1,957)    --                  --       (1,957)
  Net unrealized gain on marketable equity
    securities.............................   --      --             --         --         11              --           11
  Increase in loan receivable from Sonic
    Financial Corporation, net.............   --      --             --         --     --              (2,294)      (2,294)
BALANCE, DECEMBER 31, 1993.................     28       28       3,706     34,345       (284)        (21,278)      16,517
  Net income...............................   --      --             --     10,176     --                  --       10,176
  Interest on related party loans and
    advances...............................   --      --             --        508     --                  --          508
  Change in estimated redemption value of
    put warrants (Note 10).................   --      --             --     (3,006)    --                  --       (3,006)
  Net unrealized gain on marketable equity
    securities.............................   --      --         --             --        249              --          249
  Increase in loan receivable from Sonic
    Financial Corporation, net.............   --      --             --         --     --              (8,213)      (8,213)
  Issuance of Speedway Motorsports, Inc.
    common stock (Note 1)..................      2    --              1         --     --                  --            1
  Distribution to Sonic Financial
    Corporation
    (Note 13)..............................                                (29,491)                    29,491           --
  Non-cash stock compensation
    (Note 16)..............................   --      --          3,000         --     --                  --        3,000
BALANCE, DECEMBER 31, 1994.................     30       28       6,707     12,532        (35)         --           19,232
  Net income...............................     --       --          --     19,457         --              --       19,457
  Restructuring of ownership prior to
    initial public offering (Note 1)....... 29,970      272        (272)        --         --              --           --
  Issuance of Speedway Motorsports, Inc.
    common stock (Note 1)..................  8,000       80      65,713         --         --              --       65,793
  Joint venture disposal (Notes 1 and 8)...     --       --          --     (9,045)        --              --       (9,045)
  Net unrealized loss on marketable equity
    securities.............................     --       --          --         --        (57)             --          (57)
BALANCE, DECEMBER 31, 1995................. 38,000  $   380    $ 72,148   $ 22,944      $ (92)             --      $95,380

                See notes to consolidated financial statements.
                                      F-6

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                                        1993       1994      1995
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................................................  $ 9,203   $ 10,176   $19,457
  Extraordinary item, net............................................................       --         --       133
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization...................................................    4,375      4,500     4,893
     Equity in earnings of North Wilkesboro Speedway.................................       --         --      (233)
     Equity in net loss of real estate joint venture.................................       64        491        --
     Non-cash stock compensation.....................................................       --      3,000        --
     Gain on sale of marketable equity securities....................................       --     (1,060)     (242)
     Gain on sale of fixed assets....................................................       --        (77)   (1,199)
     Amortization of deferred membership income......................................     (275)      (274)     (275)
     Other...........................................................................     (114)      (490)       --
     Changes in operating assets and liabilities:
       Trade accounts receivable.....................................................     (411)    (1,209)   (2,960)
       Inventories...................................................................   (1,607)      (942)   (1,247)
       Other current assets and liabilities..........................................    1,067        560     7,275
       Condominiums held for sale....................................................   (1,441)    (2,623)    1,457
       Deferred race event income....................................................    1,356      1,890     4,053
       Other assets and liabilities..................................................      365         51       (67)
          Net cash provided by operating activities..................................   12,582     13,993    31,045
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt...........................................    3,000      6,429        --
  Increase in loans receivable from Sonic Financial Corporation......................   (2,294)    (7,422)       --
  Principal payments on long-term debt...............................................   (6,717)   (10,732)  (47,424)
  Advances from related parties......................................................    2,324        301         2
  Issuance of common stock...........................................................       --          1    65,793
          Net cash provided by (used in) financing activities........................   (3,687)   (11,423)   18,371
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...............................................................   (3,696)    (5,009)  (40,718)
  Investment in North Wilkesboro Speedway............................................                        (6,050)
  Purchase of marketable equity securities...........................................       --       (924)   (2,809)
  Proceeds from sales of marketable equity securities................................       --      1,345     1,451
  Proceeds from sale of fixed assets.................................................       --        243     1,796
  Contribution of capital to real estate joint venture...............................   (1,074)       (42)       --
  Repayments from related parties....................................................       --        500        --
          Net cash used in investing activities......................................   (4,770)    (3,887)  (46,330)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.................................    4,125     (1,317)    3,086
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.......................................    4,238      8,363     7,046
CASH AND CASH EQUIVALENTS AT END OF YEAR.............................................  $ 8,363   $  7,046   $10,132
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest.............................................................  $ 3,970   $  4,341   $ 1,486
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Land acquired in exchange for long-term obligation.................................  $ 1,200
  Bank debt incurred in connection with redemption of put warrants (Note 10).........            $  8,000
  Road construction costs financed with a note payable (Note 9)......................                       $ 1,969

                See notes to consolidated financial statements.
                                      F-7

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS
     BASIS OF PRESENTATION -- The 1995 consolidated financial statements include the accounts of Speedway Motorsports, Inc. (SMI), and its wholly-owned subsidiaries, Charlotte Motor Speedway, Inc. and subsidiaries (CMS), Atlanta Motor Speedway, Inc. (AMS), Texas International Raceway (TIR) and Speedway Funding Corp. (collectively, the Company). In March 1995, CMS and AMS became wholly-owned subsidiaries of SMI. Sonic Financial Corporation (Sonic), an affiliate of the Company through common ownership, and other shareholders of CMS and AMS became shareholders of SMI in a corporate restructuring (Restructuring) prior to the initial public offering of common stock by SMI in early 1995. Prior to the Restructuring, the accompanying financial statements reflect the combined accounts of SMI, CMS and AMS. The combination of SMI, CMS and AMS has been accounted for at historical cost in a manner similar to a pooling-of-interest because the entities were under common management and control.
     On February 9, 1996, the Company's Board of Directors approved a two for one stock split for each share of the Company's common stock. This stock split will be effective March 15, 1996 in the form of a 100% common stock dividend payable to stockholders of record as of February 26, 1996. All share and per share information in the accompanying consolidated and combined financial statements take into account this stock split.
     The capital structure of the consolidated entity at December 31, 1995 was comprised of Speedway Motorsports, Inc. common stock, par value per share of $0.01, 50,000,000 shares authorized and 38,000,000 shares issued and outstanding which corresponds to a total par value of $380,000. Additionally, SMI has authorized 3,000,000 shares of preferred stock with a par value of $.10 per share. Shares of preferred stock may be issued in one or more series with rights and restrictions as may be determined by the Company's Board of Directors. No preferred shares were issued and outstanding at December 31, 1995.
     The following summarizes the capital structure of the combined entity at December 31, 1994 (amounts in thousands except par value per share and par value):

                                                                                         COMMON STOCK
                                                                         PAR VALUE      SHARES      SHARES      PAR
COMPANY                                                                  PER SHARE    AUTHORIZED    ISSUED     VALUE
Speedway Motorsports, Inc.............................................     $0.01        50,000         2      $    20
Charlotte Motor Speedway, Inc.........................................      1.00           100        16       16,000
Atlanta Motor Speedway, Inc...........................................      1.00         2,000        12       12,000
                                                                                                      30      $28,020

     As described above, the Company completed an initial public offering of SMI common stock in 1995. SMI had 38,000,000 common shares outstanding immediately after the public offering was consummated, of which approximately 9,000,000 shares are held by new outside investors. Net proceeds of the 1995 initial public offering of $65,793,000 were used to repay existing bank indebtedness, expand the CMS and AMS racing facilities, and for other general corporate purposes. Had the 1995 initial public stock offering and related repayment of debt occurred on January 1, 1995, income from continuing operations applicable to common stock would have been $0.52 per share.
     DESCRIPTION OF BUSINESS -- CMS owns and operates a 1.5-mile oval, asphalt speedway located in Concord, North Carolina. CMS stages three major National Association of Stock Car Auto Racing (NASCAR) Winston Cup events annually, two in May and one in October. Additionally, two Busch Grand National races are held annually, each preceding a Winston Cup event. In addition, CMS will host an International Race of Champions (IROC) race and two Automobile Racing Club of America (ARCA) races in 1996. All of these events are sanctioned by NASCAR, IROC or ARCA. The Charlotte facility also includes a 2 1/4-mile road course, a 1/4-mile asphalt oval track, a 1/5-mile asphalt oval track and a 1/5-mile dirt oval track, all of which have races run on them throughout the year.
                                      F-8

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
     CMS also owns an office and entertainment complex which overlooks the main speedway. A wholly-owned subsidiary, The Speedway Club, Inc. (Speedway Club), derives rental, catering and dining revenues from the complex. Additionally, CMS has constructed 52 condominiums overlooking the main speedway, all of which have been sold.
     CMS, through its wholly-owned subsidiary, 600 Racing, Inc., is also engaged in the development and sale of 5/8-scale cars (Legends Cars) modeled after older-style coupes and sedans. Revenue is derived from the sale of vehicles and vehicle parts.
     AMS owns and operates a 1.5-mile oval, asphalt speedway located in Hampton, Georgia. Two NASCAR Winston Cup events are held annually, one in March and one in November. Additionally, a Busch Grand National race and two ARCA races are also held annually, generally preceding a Winston Cup event. All of these events are sanctioned by NASCAR or ARCA. AMS is in the process of selling the 12 remaining condominiums, which overlook the Atlanta speedway (see Note 7).
     TIR was established on February 13, 1995 for the purpose of operating an asphalt speedway in Fort Worth, Texas (see Note 6).
     On January 22, 1996, the Company acquired 100% of the outstanding capital stock of Bristol Motor Speedway (BMS) (see Note 18).
     PLANNED PUBLIC OFFERING OF COMMON STOCK -- The Company is planning a public offering of common stock in March 1996. It is anticipated that SMI will have 41,100,000 common shares outstanding immediately after the public offering is consummated. It is anticipated that the net proceeds from this offering will be used to repay bank indebtedness incurred in early 1996, construct TIR and for other general corporate purposes.
     1994 PRO FORMA BALANCE SHEET -- The pro forma balance sheet at December 31, 1994 reflects the following two items:
     The 30,000,000 shares of common stock of the Company, after giving effect to the Restructuring, resulting in an increase to common stock and a reduction of additional paid-in capital by $272,000.
     On December 21, 1994, CMS agreed to dispose of its investment in Chartown, a real estate joint venture (Chartown), in order to focus on the motorsports entertainment industry (see Note 8). Motorsports racing and related motorsports activities represent the Company's principal operations. Chartown is being accounted for as discontinued operations for all periods presented. The December 31, 1994 pro forma balance sheet has been adjusted to reflect this disposition by reducing the investment in Chartown from $8,330,000 to zero, increasing deferred income taxes by $715,000 and reducing retained earnings by $9,045,000. The disposal of the Company's interest in Chartown was completed in March 1995. There is no effect of Chartown on the accompanying 1995 consolidated statement of income.
     PER SHARE DATA -- The 1995 per share amounts have been prepared to reflect the 37,275,000 weighted average shares outstanding for the year ended December 31, 1995, including 612,000 common share equivalents arising from stock options. The 1994 per share amounts have been prepared on a pro forma basis to reflect the 30,400,000 common shares outstanding after giving effect to the Restructuring, including 400,000 common share equivalents arising from stock options.
     The 1994 pro forma balance sheet and the 1994 pro forma per share amounts are presented for informational purposes only, do not reflect any activity subsequent to December 31, 1994 and do not purport to present actual balances as of December 31, 1994 and for the year then ended.
2. SIGNIFICANT ACCOUNTING POLICIES
     PRINCIPLES OF CONSOLIDATION AND COMBINATION -- The consolidated and combined financial statements as described above, include the accounts of SMI, CMS and its wholly-owned subsidiaries, AMS and TIR. All significant intercompany accounts and transactions have been eliminated in consolidation and combination.
                                      F-9

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
     REVENUE RECOGNITION -- Admissions revenue consists of ticket sales, and other event related revenues consist of amounts received from sponsorships, television, concessions, commissions and souvenir sales. Other revenue consists of Legends Car sales, Speedway Club restaurant and catering, and Speedway Club membership income.
     Prior to the acquisition of BMS in January 1996, the Company's major racing events were held in May and October (Charlotte) and March and November (Atlanta). The Company recognizes admissions and other event related revenues when the events are held. Advance revenues and certain related direct expenses pertaining to a specific event are deferred until such time as the event is held. The deferred expenses primarily include race purses and sanctioning fees remitted to NASCAR. Deferred race event income, net, as of December 31, 1994 and 1995 relates predominantly to the events held in March and May of both 1995 and 1996. If circumstances prevent a race from being held at any time during the racing season, all advance revenue must be refunded and all direct event expenses deferred would be immediately recognized except for race purses which would be refundable from NASCAR.
     The Speedway Club has sold lifetime memberships which entitle individual members to certain private dining and racing event seating privileges. Net revenues from lifetime membership fees are being amortized into income over the 25-year estimated useful life of the related property. During each of the years ended December 31, 1993, 1994 and 1995, approximately $275,000 of lifetime membership income was recognized. The Speedway Club also offers executive memberships, which entitle members to certain dining privileges and require a monthly assessment. Executive membership fees are recognized as income as they are billed.
     600 Racing, Inc. recognizes revenue as vehicles are shipped to customers. CASH AND CASH EQUIVALENTS -- The Company classifies as cash equivalents all highly liquid investments with original maturities at date of purchase of three months or less. Cash equivalents principally consist of commercial paper and United States Treasury securities.
     RESTRICTED CASH -- Restricted cash is composed of customer deposits received on the speedway condominiums under construction and held for sale. Such deposits are held in an escrow account until the sale closes.
     TRADE ACCOUNTS RECEIVABLE -- Trade accounts receivable are shown net of allowance for doubtful accounts of approximately $183,000 and $146,000 in 1994 and 1995, respectively.
     INVENTORIES -- Inventories, which consist of souvenirs, foods, finished vehicles, parts and accessories, are stated at the lower of cost determined on a first-in, first-out basis, or market.
     MARKETABLE EQUITY SECURITIES -- The Company's marketable equity securities are classified as "available for sale" and are not bought and held principally for the purpose of selling them in the near term. As such, these securities are reported at fair value, with unrealized gains and losses, net of tax, excluded from earnings and reported as a separate component of stockholders' equity. It is management's intention to hold these securities through 1996, and accordingly, they are reflected as non-current assets. Realized gains and losses on sales of marketable equity securities are calculated using the specific identification method.
     PROPERTY AND EQUIPMENT -- Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Expenditures for repairs and maintenance are charged to expense when incurred. Construction in progress includes all direct costs of fixed assets under construction, and at December 31, 1995 primarily represents costs incurred for the construction of TIR.
     GOODWILL -- Goodwill represents the excess of business acquisition costs over the fair value of the assets acquired and is being amortized on a straight-line basis over 40 years. Goodwill is shown net of accumulated amortization of $764,000 and $948,000 in 1994 and 1995, respectively. Management evaluates the recoverability of goodwill based on the expected future profitability of acquired businesses.
                                      F-10

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
     DEFERRED FINANCING COSTS -- Deferred financing costs, which are included in other noncurrent assets, are amortized over the term of the related debt.
     ADVERTISING EXPENSES -- Advertising costs are expensed as incurred. Advertising expenses amounted to $1,527,000, $1,568,000 and $1,543,000 in 1993,
1994 and 1995, respectively.
     INCOME TAXES -- The Company recognizes deferred tax assets and liabilities for the future income tax effect of temporary differences between the book and tax bases of assets and liabilities assuming they will be realized and settled at the amounts reported in the financial statements.
     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The Company's financial instruments consist of cash, accounts and notes receivable, accounts payable and long-term debt. The carrying value of these financial instruments approximate their fair value at December 31, 1995.
     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual future results could differ from those estimates.
3. INVENTORIES
     Inventories as of December 31, 1994 and 1995 consisted of the following components (dollars in thousands):

                                                                                       1994      1995
Souvenirs..........................................................................   $2,328    $2,242
Finished vehicles, parts and accessories...........................................    1,728     3,057
Food...............................................................................       69        73
  Total............................................................................   $4,125    $5,372

4. INVESTMENT IN NORTH WILKESBORO SPEEDWAY
     In June 1995, the Company purchased 50% of the outstanding capital stock of North Wilkesboro Speedway (NWS), a privately-held speedway located in northwestern North Carolina, for $6,050,000 in cash. This investment is being accounted for using the equity method of accounting.
     Total assets of NWS at December 31, 1995 were $6,565,000. Total revenues for NWS for the period from June 16, 1995 to December 31, 1995 amounted to $2,757,000. The Company's proportionate share of net income of NWS for the period from June 16, 1995 to December 31, 1995 amounted to $233,000.
5. MARKETABLE EQUITY SECURITIES
     To reduce the carrying amount of long-term marketable equity securities to market value at December 31, 1994 and 1995, valuation allowances of $53,000 and $159,000, net of $18,000 and $67,000 in tax benefits, respectively, that would be realized in the event the securities were sold at a loss, were recorded by a charge to stockholders' equity. Realized gains on sales of marketable equity securities during the years ended December 31, 1994 and 1995 were $1,061,000 and $242,000, respectively.
                                      F-11

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
6. PROPERTY AND EQUIPMENT
     Property and equipment as of December 31, 1994 and 1995 is summarized as follows (dollars in thousands):

                                                                                             ESTIMATED
                                                                      1994        1995      USEFUL LIVES
Land and land improvements.......................................   $ 11,738    $ 17,963    5-20 years
Racetracks and grandstands.......................................     35,054      55,733    10-35
Buildings and luxury suites......................................     31,590      32,336    7-30
Machinery and equipment..........................................      4,294       6,373    3-20
Restaurant equipment.............................................        614         617    5-7
Furniture and fixtures...........................................      1,878       2,648    5-10
Autos and trucks.................................................         72          94    3-5
Construction in progress.........................................        669      12,708
  Total..........................................................     85,909     128,472
Less accumulated depreciation....................................    (30,795)    (35,367)
  Total..........................................................   $ 55,114    $ 93,105

     In 1995, the Company began constructing TIR at a 950 acre site in Fort Worth, Texas. TIR will be a 1.5-mile, banked asphalt "quad-oval" superspeedway. Land and land improvements include approximately $5,000,000 paid to acquire the land on which the TIR facility will be located. Included in construction in progress at December 31, 1995 is approximately $8,200,000 representating costs incurred relating to the ongoing construction of TIR. Company management currently estimates the total cost of this facility to range from $100 million to $110 million. The land acquisition and construction cost to date have been financed through a combination of cash flows from operations, a portion of the proceeds from the 1995 initial public offering and borrowings under a short-term bank credit facility obtained in January 1996. Management expects to finance the remaining costs of this facility through a combination of proceeds from the 1996 public offering described in Note 1 and from borrowing under a longer term bank credit facility currently being negotiated with a syndicate of banks led by NationsBank (see Note 18). Management's objective is for TIR to be prepared to hold an event in 1996, although no such event has been scheduled. Management is actively pursuing the scheduling of motorsports racing and other events at this facility. Preoperating promotional costs associated with TIR were insignificant through December 31, 1995.
     Also included in construction in progress at December 31, 1995 is approximately $2,000,000 representing the Company's entire share of the cost to construct an improved access road to CMS from Interstate 85. This project is expected to be completed in 1996.
7. SPEEDWAY CONDOMINIUMS HELD FOR SALE
     AMS has constructed 46 condominiums overlooking the Atlanta speedway. Of the 46 total condominium units constructed, 34 were sold as of December 31, 1995. The remaining unsold condominiums are substantially complete. Accordingly, there are no significant remaining costs to complete these condominiums.
8. DISPOSAL OF INVESTMENT IN REAL ESTATE JOINT VENTURE
     On December 21, 1994, CMS agreed to dispose of its 50% investment in a real estate joint venture (Chartown) prior to the completion of its 1995 initial public offering. This disposition, which was completed in early 1995, resulted in the transfer of CMS' interest in this joint venture at its net book value of approximately $9,045,000, consisting of the Company's investment in the joint venture of $8,330,000 plus a related deferred tax asset of $715,000, to an affiliate and the subsequent dividend of the proceeds thereof to Sonic. The Company's retained earnings was reduced by an amount equivalent to the net book value of the assets distributed.
                                      F-12

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
     Total revenue and net loss of the joint venture for each of the years ended December 31, 1993 and 1994 is as follows (dollars in thousands):

                                                                                       1993      1994
Total revenues.....................................................................   $5,137    $2,609
Net loss...........................................................................      (71)     (546)
CMS' share of loss, net of tax benefit of $26 in 1993 and $198 in 1994.............      (38)     (294)

     The Company incurred no income or losses from the operations of Chartown in 1995 or its disposal.
     Chartown leases an office and warehouse facility, located near CMS, to 600 Racing, Inc. for Legends Car operations. This operating lease is renewable annually. The current lease provides for annual rent of approximately $133,000 through July 31, 1996. Rent expense (net of sub-rental income) under this lease was $26,000 and $44,000 in 1994 and 1995, respectively.
9. LONG-TERM DEBT
     Long-term debt as of December 31, 1994 and 1995 consists of the following (dollars in thousands):

                                                                                    1994       1995
Total loans payable to NationsBank..............................................   $46,588    $    --
Other...........................................................................       673         --
Note payable-road construction..................................................        --      1,806
  Total.........................................................................    47,261      1,806
Less current maturities.........................................................    (5,272)      (348)
  Total.........................................................................   $41,989    $ 1,458

     Long-term debt as of December 31, 1994 included various notes payable to NationsBank totaling $46,588,000. On March 3, 1995, these loans were repaid using the proceeds from the 1995 initial public offering. Accordingly, the unamortized debt issuance costs of $133,000, net of tax benefit of $89,000, related to these notes were expensed in 1995, and this amount is shown in the accompanying 1995 consolidated statement of income as an extraordinary item.
     NOTE PAYABLE FOR ROAD CONSTRUCTION COSTS -- In 1995, the Company entered into an agreement, whereby the Company agreed to pay for a portion of the costs to construct an improved access road to CMS from Interstate 85 (see Note 6) under a note arrangement. This note payable is collateralized by a bank letter of credit from NationsBank. The Company has pledged cash equivalents of approximately $2,100,000 to secure this bank letter of credit. The note bears interest at 8%, with principal due as follows (dollars in thousands):

1996.................................................................   $  348
1997.................................................................      376
1998.................................................................      407
1999.................................................................      440
2000.................................................................      235
  Total..............................................................   $1,806

     Included in interest expense, net, on the accompanying consolidated statements of income is interest income in the amounts of $272,000, $426,000 and $899,000 for the years ended December 31, 1993, 1994 and 1995.
10. PUT WARRANTS
     In connection with bank financing received in 1990, AMS issued to NationsBank two common stock purchase warrants (Equity Warrants). These warrants entitled the holder to purchase a 37% equity interest in AMS at a price of $1 per share. The warrants were originally exercisable through October 23, 2005.
                                      F-13

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
     In connection with additional bank financing received during 1991, AMS issued to NationsBank a third common stock purchase warrant (Contingent Warrant). This warrant entitled the holder to purchase shares of AMS at $1 per share. The number of shares that could be purchased was based on the number of events of default, if any, which occurred subsequent to December 16, 1991. These events of default related to the aggregate capital expenditures during any fiscal year. Each event of default entitled the holder to exercise the warrant for 5% of the outstanding stock of AMS. However, in no event could the aggregate warrants issued during one calendar year under this financing exceed 5% of the outstanding stock of AMS. No event of default, as defined, occurred prior to the date the warrant was cancelled by NationsBank on December 16, 1994 (discussed below).
     The warrants described above contained provisions whereby the holder could require AMS to redeem the warrants for cash at any time from October 23, 1995 through October 23, 2005. The per share redemption price was determined using the higher of book value, market price as determined in a public exchange, a cash flow capitalization formula or appraised value. On December 16, 1994, the Company redeemed the Equity Warrants from NationsBank for $8,000,000 and cancelled the Contingent Warrant. In each of the years from 1991 to 1994, the Company increased the carrying value of the Equity Warrants and decreased retained earnings in order to accrete the aggregate value of the put provision over the minimum stock warrant redemption period. Net income applicable to common stock of $7,170,000 for the year ended December 31, 1994 represents reported net income of the Company of $10,176,000 less the periodic accretion in estimated redemption value of the Equity Warrants of $3,006,000.
11. DUE TO FORMER STOCKHOLDERS
     In October 1990, the Company's Chairman and Chief Executive Officer acquired AMS in a merger pursuant to which all outstanding shares of Atlanta International Raceway, Inc. (the predecessor company of AMS) were converted into rights to receive cash. Less than all such shares had been tendered for cash as of December 31, 1995. The stockholder payable represents remaining per share amounts due to the former stockholders under the purchase agreement and plan of merger. These payables have no specified repayment terms and do not bear interest.
12. INCOME TAXES
     The components of the provision for income taxes are as follows (dollars in thousands):

                                                                            1993      1994      1995
Current.................................................................   $6,262    $8,426    $13,184
Deferred................................................................     (125)     (371)       516
  Total.................................................................   $6,137    $8,055    $13,700

     The tax effect of temporary differences which give rise to deferred income taxes are as follows (dollars in thousands):

                                                                                     1994       1995
Deferred tax liabilities:
  Property and equipment.........................................................   $ 8,828    $ 9,774
Deferred tax assets:
  Alternative minimum tax credit carryforward....................................       (27)        --
  Income previously recognized for tax purposes..................................    (1,009)      (608)
  Stock option compensation expense..............................................    (1,206)    (1,206)
  Real estate joint venture......................................................      (715)        --
  Other..........................................................................      (337)    (1,243)
                                                                                     (3,294)    (3,057)
     Total deferred tax liability................................................   $ 5,534    $ 6,717

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
     No valuation allowance against deferred tax assets has been recorded for any year presented.
     The differences between the effective tax rate and the federal statutory tax rate in 1993, 1994 and 1995 are principally due to the effect of state income taxes (approximately 5% for 1993 and 1994, and 4% for 1995) and nondeductible items, including goodwill amortization.
     The Company made income tax payments during 1993, 1994 and 1995 totaling approximately $6,200,000, $8,614,000 and $13,163,000, respectively.
     On September 9, 1993, the Internal Revenue Service (IRS) asserted that AMS, as the successor in interest to BND, Inc. (BND), is liable for additional income taxes, penalties and interest. The total assessment for taxes, penalties and interest (net of tax benefit for deductibility of interest) through December 31, 1995 is approximately $7,000,000. This deficiency allegedly relates to BND's income tax returns for the years ended November 30, 1988 and October 31, 1990. The IRS alleges that, during the acquisition of AMS by the Company's Chairman and Chief Executive Officer in October 1990, BND's merger into Atlanta International Raceway, Inc., the predecessor of AMS (AIR), resulted in a taxable gain to BND equal to the excess of liabilities assumed by AIR over the adjusted basis of assets transferred to AIR. Moreover, this taxable gain allegedly eliminates a net operating loss carryback to the tax return filed for the year ended November 30, 1988. On November 30, 1993, AMS filed a protest contesting the assessment. At the date hereof, no further action has occurred with respect to this matter; however, the Company anticipates the scheduling of an appeals conference with the IRS during 1996. Management intends to continue contesting the allegations of a deficiency and has not provided for this contingency in the accompanying consolidated financial statements. There can be no assurance, however, that the ultimate resolution of this proceeding will not have a material adverse effect on the Company's future results of operations or financial condition.
13. RELATED PARTY TRANSACTIONS
     Note receivable -- affiliate at December 31, 1994 and 1995 consists of a note receivable of $884,000 and $934,000, respectively, including accrued interest of $384,000 in 1994 and $434,000 in 1995, from a partnership in which the Company's Chairman and Chief Executive Officer is a partner. The note due from the partnership to CMS is collateralized by certain land owned by the partnership and is payable on demand. Because CMS does not anticipate any repayment of this note during 1996, the entire balance has been classified as a noncurrent asset in the accompanying 1995 balance sheet.
     Amounts payable to affiliated company of approximately $2,601,000 and $2,603,000 at December 31, 1994 and 1995, respectively, represents acquisition and other expenses paid on behalf of AMS by Sonic during recent years. Of such amounts, approximately $1.8 million bears interest at 3.83% per annum. The remainder of the amount bears interest at prime plus 1%. The entire account balance is classified as long-term based on expected repayment dates. Interest expense incurred on this obligation was $65,000 in both 1993 and 1994 and $130,000 in 1995.
     Other noncurrent assets at December 31, 1995 includes a note receivable from the Company's Chairman and Chief Executive Officer in the amount of $528,000. The principal balance of the note represents premiums paid by the Company under a split-dollar life insurance trust arrangement on behalf of the Chairman, in excess of cash surrender value. The note bears interest at prime plus 1%.
     Interest income of $113,000, $118,000 and $75,000 was earned on amounts due from related parties during the years ended December 31, 1993, 1994 and 1995, respectively.
     The Company paid Sonic management fees of $1,500,000 per year in 1993 and 1994 for certain accounting, administrative and management services, including assistance in the planning and execution of racing events; maintenance of banking relationships; tax planning; preparation of tax returns and representation in tax examinations; record maintenance; internal audits and special audits; assistance to the Company's independent public accountants; and litigation support to the Company's legal counsel. In the opinion of Company management, the
                                      F-15

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) management fees charged approximated the costs required for these services had the Company operated as a separate unaffiliated entity during this two year period.
     On December 21, 1994, the Board of Directors of CMS declared a dividend to Sonic in the amount of $29,491,000 as part of the Restructuring. This amount represented a loan receivable, including accrued interest, from Sonic. Prior to the date of the dividend, the entire loan receivable had been recorded as a reduction of stockholders' equity because repayment had not been anticipated in the near future.
14. CONTINGENCIES
     The Company is involved in various lawsuits and disputes which arose in the ordinary course of business. In the opinion of the Company's management, the outcome of these matters will not have a material impact on the Company's financial condition or future results of operations.
     The Company's property at CMS includes areas that were used as solid waste landfills for many years. Landfilling of general categories of municipal solid waste on the CMS property ceased in 1992, but CMS currently allows certain property to be used for land clearing and inert debris landfilling and for construction and demolition debris landfilling. Management believes that the Company's operations, including the landfills on its property, are in compliance with all applicable federal, state and local environmental laws and regulations. Company management is not aware of any situation related to landfill operations which would adversely affect the Company's financial position or future results of operations.
15. OTHER INCOME
     Other income for the years ended December 31, 1993, 1994 and 1995 consists of the following (dollars in thousands):

                                                                             1993      1994      1995
Gain on sale of speedway condominiums....................................   $   78    $  303    $  761
Other income.............................................................    1,357     1,289     2,631
                                                                            $1,435    $1,592    $3,392

     Other income in 1993 is composed mainly of a cash settlement from an insurance carrier related to a disputed prior year claim by CMS. Other income in 1994 consists primarily of gains on sale of marketable equity securities. Other income in 1995 includes gains on sale of land and marketable equity securities, and landfill fees.
16. STOCK OPTION PLANS
     On December 21, 1994, the Board of Directors and stockholders of SMI adopted the Company's 1994 Stock Option Plan in order to attract and retain key personnel. Under the stock option plan, options to purchase up to an aggregate of 2,000,000 shares of common stock may be granted to directors, officers and key employees of SMI and its subsidiaries. Such options provide for the purchase of common stock at a price as determined by the Compensation Committee of the Board of Directors or, in the event that there is no such committee, by the Board of Directors.
     On December 21, 1994, SMI granted options to nine officers to purchase an aggregate of 800,000 shares of common stock at an exercise price of $3.75 per share. The Company recorded a noncash stock compensation charge of $3,000,000 (before tax) in December 1994, which represents the difference between management's estimate of the fair value of the SMI common stock at the date of grant, after considering the proposed initial public offering of the Company's stock discussed in Note 1, and the exercise price of the options granted. Also on December 21, 1994, SMI granted options to the same nine officers to purchase an aggregate of 320,000 shares of common stock at an exercise price equal to the initial public offering price of the common stock.
     In January 1995, SMI granted options to purchase 50,000 shares to another employee at an exercise price of $9.00 per share. In November 1995, SMI granted options to two officers to purchase an aggregate of 70,000
                                      F-16

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) shares of common stock at an exercise price of $15.38 per share. The exercise price of all of the 1995 stock options was at the fair or trading value of the Company's common stock at the date of grant.
     There have been no exercises of stock options through December 31, 1995. Effective January 1, 1996, the Company's Board of Directors adopted the
Formula Stock Option Plan for the benefit of the Company's outside directors, subject to the approval of the Company's stockholders at the 1996 annual meeting. The new plan authorizes options to purchase up to an aggregate of 400,000 shares of common stock. Subject to such stockholder approval, effective January 2, 1996, the Company granted options to purchase 20,000 common shares to each of the Company's two outside directors at an exercise price equal to the fair market value per share of common stock at the date of award.
17. EMPLOYEE BENEFIT PLAN
     Effective October 1, 1994, Sonic established the Sonic Financial Corporation 401(k) Plan and Trust which is available to all employees of the Company. Under the Plan provisions, participants may elect to contribute up to 12% of their annual salary and bonus to the Plan, of which the Company will match 25% of the first 4% of annual salary and bonus contributed by the employee. Participants are fully vested in Company matching contributions after five years. The amount that the Company was required to contribute to the Plan for the period from October 1, 1994 to December 31, 1994 was immaterial. The Company contribution to the Plan amounted to approximately $40,000 in 1995.
18. SUBSEQUENT EVENTS
     ACQUISITION OF BRISTOL MOTOR SPEEDWAY. -- On January 22, 1996, the Company acquired 100% of the capital stock of BMS for $26,583,000, including $83,000 of direct acquisition costs. The purchase price was financed through a short-term credit facility (see below). BMS, which occupies approximately 100 acres in Bristol, Tennessee, is a one-half mile lighted, 36-degree banked concrete oval race track. BMS currently sponsors four major racing events annually sanctioned by NASCAR, including two Winston Cup and two Busch Grand National events. As part of this acquisition, the Company obtained a right of first refusal to acquire certain adjacent land used for camping and parking for race events. This acquisition was accounted for using the purchase method.
     NEW BORROWING ARRANGEMENTS. -- In conjunction with its January 1996 acquisition of BMS, the Company obtained from NationsBank an unsecured, short-term line of credit in an aggregate principal amount of up to $50,000,000 (the "90-Day Facility"). In early 1996, the Company borrowed $32,688,000 under the 90-Day Facility, which amount was used to fund the purchase price for the common stock of BMS and the working capital needs of the Company.
     In March 1996, the Company subsequently consummated longer term financing through a credit facility ("the Credit Facility"), retired the 90-Day Facility and borrowed additional funds for working capital purposes. The Company has a total of $40 million in aggregate principal amount outstanding under the Credit Facility. The Credit Facility is unsecured working capital and letter of credit arrangement provided by a syndicate of banks led by NationsBank.
     The Credit Facility has an overall borrowing limit of $110,000,000 with a sub-limit of $7,000,000 for standby letters of credit. The Credit Facility will mature in three years unless extended annually thereafter for two additional years at the option of the lenders. Draws are permitted under the Credit Facility for the following purposes: (i) refinancing outstanding borrowings, including the 90-Day Facility, (ii) financing seasonal working capital needs, and (iii) financing general corporate purposes, including the costs of constructing TIR. Although the Credit Facility is unsecured, the Company has agreed not to pledge its assets to any third party. In addition, the Company has made certain financial covenants, including specified levels of net worth and ratios of (i) debt to equity, (ii) debt to earnings before interest, taxes, depreciation and amortization (EBITDA), and (iii) earnings before interest and taxes (EBIT) to interest expense. The Credit Facility also prohibits the Company from making cash expenditures in excess of $10 million in the aggregate to acquire additional motor speedways, without the consent of the lenders, and limits its consolidated capital expenditures, exclusive of expenditures on TIR, to
                                      F-17

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) amounts not to exceed $20 million in fiscal year 1996, $40 million in fiscal year 1997 and $20 million in fiscal year 1998 and thereafter. The Company also agreed to certain other limitations or prohibitions concerning the incurrence of other indebtedness, guaranties, asset sales, investments, cash dividends, distributions and redemptions. The Credit Facility permits additional indebtedness, within certain parameters, including through a sale-leaseback transaction, for the permanent financing of TIR.
                                      F-18

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                                                         DECEMBER 31,     JUNE 30,
                                                                                             1995           1996
                                                                                                         (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................................................     $ 10,132       $  59,603
  Restricted cash.....................................................................           86              50
  Trade accounts receivable...........................................................        6,511           8,112
  Refundable income taxes.............................................................          727              --
  Inventories (Note 4)................................................................        5,372           6,019
  Speedway condominiums held for sale.................................................        3,142           3,720
  Prepaid expenses....................................................................          185             408
     Total current assets.............................................................       26,155          77,912
PROPERTY AND EQUIPMENT, NET (Note 5)..................................................       93,105         173,308
GOODWILL AND OTHER INTANGIBLE ASSETS (Note 9).........................................       12,675          36,660
OTHER ASSETS:
  Marketable equity securities........................................................        1,855           1,589
  Note receivable-affiliate (Note 8)..................................................          934             672
  Deferred financing costs............................................................           --             599
  Other assets........................................................................        1,722           3,599
     Total other assets...............................................................        4,511           6,459
     TOTAL............................................................................     $136,446       $ 294,339

                See notes to consolidated financial statements.

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                                                         DECEMBER 31,     JUNE 30,
                                                                                             1995           1996
                                                                                                         (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt (Note 6).......................................     $    348       $     348
  Accounts payable....................................................................        7,743          15,523
  Deferred race event income, net.....................................................       13,345          20,926
  Accrued expenses and other liabilities..............................................        5,870           9,103
  Due to former stockholders..........................................................          665             489
       Total current liabilities......................................................       27,971          46,389
LONG-TERM DEBT (Note 6)...............................................................        1,458          41,287
PAYABLE TO AFFILIATED COMPANIES (Note 8)..............................................        2,603           2,603
DEFERRED MEMBERSHIP INCOME, NET.......................................................        1,563           1,426
DEFERRED INCOME TAXES.................................................................        6,717           9,960
OTHER LIABILITIES.....................................................................          754             651
       Total liabilities..............................................................       41,066         102,316
CONTINGENCY (Note 7)..................................................................
STOCKHOLDERS' EQUITY (Note 3):
  Preferred stock.....................................................................           --              --
  Common stock........................................................................          380             412
  Additional paid-in capital..........................................................       72,148         155,019
  Retained earnings...................................................................       22,944          36,624
  Deduct:
     Unrealized loss on marketable equity securities..................................          (92)            (32)
       Total stockholders' equity.....................................................       95,380         192,023
       TOTAL..........................................................................     $136,446       $ 294,339

                See notes to consolidated financial statements.

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

           (DOLLARS AND SHARES IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                 SIX MONTHS ENDED
                                                                                               JUNE 30,    JUNE 30,
                                                                                                 1995        1996
REVENUES:
  Admissions................................................................................   $ 18,577    $ 27,306
  Event related revenue.....................................................................     14,448      19,040
  Other operating revenue...................................................................      5,929       6,800
     Total revenues.........................................................................     38,954      53,146
OPERATING EXPENSES:
  Direct expense of events..................................................................     10,297      15,133
  Other direct operating expense............................................................      3,940       4,333
  General and administrative................................................................      6,810       8,622
  Depreciation and amortization.............................................................      2,330       3,796
     Total operating expenses...............................................................     23,377      31,884
OPERATING INCOME............................................................................     15,577      21,262
INTEREST INCOME (EXPENSE), NET..............................................................       (486)        449
OTHER INCOME................................................................................        997         781
EQUITY IN EARNINGS OF NORTH WILKESBORO SPEEDWAY.............................................         --         185
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM...........................................     16,088      22,677
PROVISION FOR INCOME TAXES..................................................................      6,435       8,997
INCOME BEFORE EXTRAORDINARY ITEM............................................................      9,653      13,680
EXTRAORDINARY ITEM, NET (Note 6)............................................................       (133)         --
NET INCOME..................................................................................   $  9,520    $ 13,680
PER SHARE DATA:
  Income before extraordinary item..........................................................   $   0.27    $   0.34
  Extraordinary item, net...................................................................         --          --
  NET INCOME................................................................................   $   0.27    $   0.34
WEIGHTED AVERAGE SHARES OUTSTANDING (Note 2)................................................     35,689      40,490

                See notes to consolidated financial statements.

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (UNAUDITED)

                       (DOLLARS AND SHARES IN THOUSANDS)

                                                                                          UNREALIZED
                                                                                          GAIN (LOSS)
                                                               ADDITIONAL                ON MARKETABLE          TOTAL
                                             COMMON STOCK       PAID-IN      RETAINED       EQUITY          STOCKHOLDERS'
                                           SHARES    AMOUNT     CAPITAL      EARNINGS     SECURITIES           EQUITY
BALANCE DECEMBER 31, 1995...............   38,000     $380      $  72,148    $ 22,944        $ (92)           $  95,380
  Net income............................       --       --             --      13,680           --               13,680
  Issuance of Speedway Motorsports, Inc.
     common stock.......................    3,000       30         78,463          --           --               78,493
  Exercise of Speedway Motorsports, Inc.
     stock options......................      110        1            464          --           --                  465
  Issuance of common stock in
     conjunction with acquisition of
     Oil-Chem Research Corp.............      145        1          3,944          --           --                3,945
  Net unrealized gain on marketable
     equity securities..................       --       --             --          --           60                   60
BALANCE JUNE 30, 1996 (Unaudited).......   41,255     $412      $ 155,019    $ 36,624        $ (32)           $ 192,023

                See notes to consolidated financial statements.

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                                                                 SIX MONTHS ENDED
                                                                                               JUNE 30,    JUNE 30,
                                                                                                 1995        1996
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................................................   $  9,520    $ 13,680
  Extraordinary item, net...................................................................        133          --
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization..........................................................      2,330       3,796
     Equity in earnings of North Wilkesboro Speedway........................................         --        (185)
     Gain on sale of marketable equity securities and investments...........................       (252)       (531)
     Amortization of deferred membership income.............................................       (138)       (137)
     Changes in operating assets and liabilities,net of of acquired business:
       Trade accounts receivable............................................................     (3,226)     (1,136)
       Inventories..........................................................................       (810)       (620)
       Other current assets and liabilities.................................................      5,595      14,955
       Condominiums held for sale...........................................................       (335)       (578)
       Accrued interest receivable from related parties.....................................        (25)        (25)
       Deferred race event income...........................................................      4,916         345
       Other assets and liabilities.........................................................       (558)     (3,806)
          Net cash provided by operating activities.........................................     17,150      25,758
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt......................................................    (47,261)    (32,671)
  Issuance of long-term debt................................................................         --      72,500
  Advances from related parties.............................................................          2          --
  Issuance of common stock to public........................................................     65,793      78,493
  Issuance of common stock in connection with stock options exercised.......................         --         465
          Net cash provided by financing activities.........................................     18,534     118,787
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................................................     (6,175)    (69,102)
  Purchases of marketable equity securities and investments.................................     (6,209)       (606)
  Proceeds from sales of marketable equity securities and investments.......................        130       1,507
  Purchase of Bristol Motor Speedway........................................................         --     (26,646)
  Purchase of Oil-Chem Research Corp........................................................         --        (514)
  Repayments from related parties...........................................................         --         287
          Net cash used in investing activities.............................................    (12,254)    (95,074)
NET INCREASE IN CASH AND CASH EQUIVALENTS...................................................     23,430      49,471
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............................................      7,046      10,132
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................................................   $ 30,476    $ 59,603
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Road construction costs financed with a note payable (Note 6).............................   $  2,016    $     --

See notes to consolidated financial statements.

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                    SIX MONTHS ENDED JUNE 30, 1995 AND 1996

1. BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Speedway Motorsports, Inc. (SMI), and its wholly-owned subsidiaries, Charlotte Motor Speedway, Inc. and Subsidiaries (CMS), Atlanta Motor Speedway, Inc. (AMS), Texas International Raceway (TIR), Bristol Motor Speedway, Inc. (BMS), Oil-Chem Research Corp. and Subsidiary (ORC) and Speedway Funding Corp. (collectively, the Company).

     These unaudited consolidated financial statements should be read in conjunction with the financial statements for Speedway Motorsports, Inc. for the fiscal year ended December 31, 1995 included in the Company's 1995 Annual Report on Form 10-K or the Company's Prospectus dated March 27, 1996, the financial statements for the quarter ended June 30, 1996 included in the Company's Quarterly Report on Form 10-Q and the Consolidated Financial Statement included in this Prospectus.

     In management's opinion, these unaudited consolidated financial statements contain all adjustments necessary for their fair presentation at interim periods. All such adjustments are of a normal recurring nature.

     The results of operations for interim periods are not necessarily indicative of operating results that may be expected for the entire year due to the seasonal aspect of event revenues.

     The Company recognizes revenues and operating expenses for all events in the calendar quarter in which the events are conducted except when a major NASCAR race event occurs on the last weekend of a calendar quarter ended March 31, June 30, or September 30 in which case the race event revenues and operating expenses are recognized consistently in the immediately succeeding calendar quarter. The Company has adopted this accounting policy to help ensure comparability between quarterly financial statements.

     A major NASCAR race event occurred at BMS on the weekend of March 29-31, 1996. Accordingly, the operating results of this race event are reflected in the second quarter of 1996. The cutoff date for the first quarter of calendar year 1996 was March 28, 1996. No major NASCAR race events were held on the last weekend of the calendar quarter ended June 30, 1996.

     BUSINESS ACQUISITION -- On April 16, 1996, the Company acquired, through merger, 100% of the outstanding capital stock of ORC for $4,459,000 in Company stock and cash. ORC produces an environmentally friendly motor oil additive that the Company hopes to promote in conjunction with its speedways. The results of operations of this acquired business from the acquisition date through June 30, 1996 and for the corresponding prior year period on a pro forma basis were insignificant.

     IMPACT OF NEW ACCOUNTING STANDARD -- In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards
(SFAS) No. 123, "Accounting for Stock-Based Compensation," which was effective for all companies beginning January 1, 1996. SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock-based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share on an annual basis.

     INCREASE IN AUTHORIZED SHARES OF COMMON STOCK -- On May 8, 1996, the Company's stockholders ratified an increase of authorized shares of Common Stock to 100,000,000.

     RECLASSIFICATIONS -- Certain accounts in 1995 were reclassified to conform to current year presentation.

2. PER SHARE DATA

     Per share amounts in the accompanying consolidated financial statements have been prepared to reflect the 40,490,000 weighted average shares outstanding for the six month periods ended June 30, 1996, including

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES

874,000 common share equivalents arising from stock options. The per share amounts reflect the 35,689,000 weighted average shares outstanding for the six month periods ended June 30, 1995 after giving effect to the initial public offering, including 400,000 common share equivalents arising from stock options.

3. PUBLIC OFFERINGS OF COMMON STOCK

     The Company completed an offering of common stock on April 1, 1996 by issuing 3,000,000 shares of common stock at a price of $27.625 per share. The net proceeds after offering expenses were $78,493,000.

     The Company also completed an initial public offering of common stock on March 3, 1995 by issuing 8,000,000 shares of common stock at an initial price of $9 per share. The net proceeds after offering expenses were $65,793,000.

4. INVENTORIES

     Inventories as of December 31, 1995 and June 30, 1996 consisted of the following components (dollars in thousands):

                                                                                DECEMBER 31,    JUNE 30,
                                                                                    1995          1996
Souvenirs....................................................................      $2,242        $2,362
Finished vehicles, parts and accessories.....................................       3,057         3,576
Food.........................................................................          73            81
  Total......................................................................      $5,372        $6,019

5. DEVELOPMENT AND CONSTRUCTION OF TIR

     In 1995, the Company began constructing TIR at a 950 acre site in Fort Worth, Texas. TIR will be a 1.5-mile, banked asphalt oval superspeedway. Land and land improvements and construction in progress at December 31, 1995 included approximately $13,200,000 representing costs incurred through that date related to the new track facility. As of June 30, 1996, capitalized costs associated with TIR aggregated approximately $67,742,000. Company management currently estimates the total cost of this facility to be approximately $130 million. No assurance can be given that the actual cost of constructing TIR will remain within this estimate. Numerous factors, many of which are beyond the Company's control, may influence the ultimate cost of TIR, including undetected soil or land conditions, additional land acquisition costs, increases in the cost of construction materials and labor, unforeseen changes in the design of TIR, litigation, accidents or natural disasters affecting the construction site and national or regional economic changes. In addition, the actual cost of TIR could vary materially from the foregoing estimate if the Company's assumptions about the quality of materials or workmanship required to complete TIR or the cost of financing such construction were to change. The TIR construction is also subject to state and local permitting processes, which if changed, could materially affect the cost of TIR. A lawsuit recently filed by adjacent landowners in response to the construction of TIR and the annexation of their land by the City of Fort Worth is not expected by management to have a material impact on the cost of TIR.

     In July, 1996 the Company and NASCAR jointly announced that TIR will host its first NASCAR Winston Cup race on April 6, 1997 preceded by a Busch Grand National race. Management is actively pursuing the scheduling of additional motorsports racing and other events at this facility. Also, in July 1996 TIR conducted a ceremonial groundbreaking for 58 condominiums to be built above turn-two overlooking the speedway.

6. LONG-TERM DEBT AND EXTRAORDINARY ITEM

     In conjunction with its January 1996 acquisition of BMS, the Company obtained from Nationsbank an unsecured, short-term line of credit in an aggregate principal amount of up to $50,000,000 (the "90-Day Facility"). In early 1996, the Company borrowed $32,688,000 under the 90-Day Facility, which amount was used to fund the purchase price for the common stock of BMS and the working capital needs of the Company.

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES

     In March 1996, the Company subsequently consummated longer term financing through a credit facility ("the Credit Facility"), retired the 90-Day Facility and borrowed additional funds for working capital purposes. The Company has a total of $40 million in aggregate principal amount outstanding under the Credit Facility at June 30, 1996. The Credit Facility is an unsecured working capital and letter of credit arrangement provided by a syndicate of banks led by Nationsbank.

     The Credit Facility has an overall borrowing limit of $110,000,000 with a sub-limit of $7,000,000 for standby letters of credit. The Credit Facility will mature in three years unless extended annually thereafter for two additional years at the option of the lenders. Draws are permitted under the Credit Facility for the following purposes: (i) refinancing outstanding borrowings, including the 90-Day Facility, (ii) financing seasonal working capital needs,
(iii) financing general corporate purposes, including the costs of constructing TIR. Although the Credit Facility is unsecured, the Company has agreed not to pledge its assets to any third party. In addition, the Company has made certain financial covenants, including specified levels of net worth and ratios of (i) debt to equity, (ii) debt to earnings before interest, taxes, depreciation and amortization (EBITDA), and (iii) earnings before interest and taxes (EBIT) to interest expense. The Credit Facility also prohibits the Company from making cash expenditures in excess of $10 million in the aggregate to acquire additional motor speedways, without the consent of the lenders, and limits its consolidated capital expenditures, exclusive of expenditures on TIR, to amounts not to exceed $20 million in fiscal year 1996, $40 million in fiscal year 1997 and $20 million in fiscal year 1998 and thereafter. The Company also agreed to certain other limitations or prohibitions concerning the incurrence of other indebtedness, guaranties, asset sales, investments, cash dividends, distributions and redemptions. The Credit Facility permits additional indebtedness, within certain parameters, including through a sale-leaseback transaction, for the permanent financing of TIR.

     Long-term debt at December 31, 1995 and June 30, 1996 also includes a note payable for road construction costs in the amount of $1,806,000 and $1,635,000, respectively.

     Long-term debt as of December 31, 1994 of $47,261,000 included various notes payable to NationsBank totaling $46,588,000. On March 3, 1995, these loans were repaid using the proceeds from the initial public offering. Accordingly, the unamortized debt issuance costs of $133,000, net of tax, related to these notes were expensed in the three month period ended March 31, 1995.

7. INCOME TAXES

     On September 9, 1993, the Internal Revenue Service (IRS) asserted that AMS, as the successor in interest to BND, Inc. (BND), is liable for additional income taxes, penalties and interest. The total assessment for taxes, penalties and interest (net of tax benefit for deductibility of interest) through December 31, 1995 was approximately $7,000,000. This deficiency allegedly relates to BND's income tax returns for the years ended November 30, 1988 and October 31, 1990. The IRS alleges that, during the acquisition of AMS by Mr. Smith in October 1990, BND's merger into Atlanta International Raceway, Inc., the predecessor of AMS (AIR), resulted in a taxable gain to BND equal to the excess of liabilities assumed by AIR over the adjusted basis of assets transferred to AIR. Moreover, this taxable gain allegedly eliminates a net operating loss carryback to the tax return filed for the year ended November 30, 1988. On November 30, 1993, AMS filed a protest contesting the assessment. Management intends to continue contesting the allegations of a deficiency and has not provided for this contingency in the accompanying consolidated financial statements. There can be no assurance, however, that the ultimate resolution of this proceeding will not have a material adverse effect on the Company's future results of operations or financial condition.

8. RELATED PARTY TRANSACTIONS

     Notes receivable-affiliate at December 31, 1995 and June 30, 1996 consists of a note receivable of $934,000 and $672,000, respectively, including accrued interest of $434,000 at December 31, 1995 and $172,000 at June 30, 1996, from a partnership in which the Company's Chairman and Chief Executive Officer and the Company's Chief Operating Officer are partners. The note due from the partnership to CMS is collateralized by

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES certain land owned by the partnership and is payable on demand. Because CMS does not anticipate any additional repayment of this note prior to June 30, 1997, the entire balance has been classified as a noncurrent asset in the accompanying consolidated financial statements.

     Amounts payable to affiliated companies at December 31, 1995 and June 30, 1996 of $2,603,000 represents acquisition and other expenses paid on behalf of AMS by Sonic Financial Corporation during recent years. Of such amount, approximately $1.8 million is evidenced by a demand note bearing interest at 3.83% per annum. The remainder of the amount bears interest at prime plus 1%. The entire account balance is classified as long-term based on expected repayment dates.

9. PURCHASE OF BRISTOL MOTOR SPEEDWAY

     The total purchase price of the capital stock of BMS was $26,646,000, including $146,000 of direct acquisition costs. The acquisition has been accounted for using the purchase method. In accordance with Accounting Principles Board Opinion No. 16, the purchase price has been allocated to the assets and liabilities acquired at their estimated fair market values at acquisition date. Allocation of the purchase price resulted in goodwill of approximately $19,669,000, which is being amortized over 40 years. The Company is in the process of obtaining an independent appraisal or valuation of the fair value of identifiable intangibles acquired, if any. Based on current information, the Company's management does not expect the final allocation of the purchase price to be materially different from that used herein.

     In accordance with the Company's accounting policy for establishing the cut-off date for quarterly financial reporting purposes, the revenues and direct expenses of the BMS NASCAR race events held on the weekend of March 29-31, 1996 have been recognized in the second quarter of fiscal 1996.

     The following unaudited pro forma financial data have been prepared giving effect to the acquisition of BMS as if the transaction had taken place as of January 1, 1995 after giving effect to certain adjustments, including amortization of goodwill, interest expense on acquisition debt and related income tax effects. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made on that date, nor are they necessarily indicative of results which may occur in the future.

                                                                     (PRO FORMA)
                                                                   SIX MONTHS ENDED
                                                               JUNE 30,       JUNE 30,
                                                                 1995           1996
Total revenues.............................................   $45,003,000    $53,146,000
Income before extraordinary item...........................     9,691,000     13,539,000
Net income.................................................     9,558,000     13,539,000
Net income per share.......................................          0.27           0.33

                          INDEPENDENT AUDITORS' REPORT
BOARD OF DIRECTORS
BRISTOL MOTOR SPEEDWAY, INC.
BRISTOL, TENNESSEE
     We have audited the balance sheet of Bristol Motor Speedway, Inc. (BMS) as of December 31, 1995, and the related statements of income and retained earnings and of cash flows for the year then ended. These financial statements are the responsibility of BMS' management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, such financial statements present fairly, in all material respects, the financial position of BMS at December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.
DELOITTE & TOUCHE LLP
Charlotte, North Carolina
March 1, 1996
                                      F-28

                          BRISTOL MOTOR SPEEDWAY, INC.
                                 BALANCE SHEET
                               DECEMBER 31, 1995

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (Notes 2 and 4)........................................................   $ 3,862,751
  Accounts receivable (no allowance for doubtful accounts considered necessary)....................       418,100
     Total current assets..........................................................................     4,280,851
PROPERTY AND EQUIPMENT, NET (Note 3)...............................................................     8,071,388
     TOTAL.........................................................................................   $12,352,239
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................................................................   $    40,683
  Amounts due to stockholders (Note 4).............................................................       994,851
  Deferred race event income, net (Note 2).........................................................     7,235,801
  Accrued expenses and other liabilities...........................................................       350,846
     Total current liabilities.....................................................................     8,622,181
DEFERRED INCOME TAXES (Note 2).....................................................................        91,271
STOCKHOLDERS' EQUITY (Notes 1 and 4):
  Common stock; no par value; authorized, issued and outstanding, 2,000 shares.....................        20,000
  Retained earnings................................................................................     3,938,522
  Deduct: Accounts receivable from affiliate.......................................................      (319,735)
     Total stockholders' equity....................................................................     3,638,787
     TOTAL.........................................................................................   $12,352,239

                       See notes to financial statements.
                                      F-29

                          BRISTOL MOTOR SPEEDWAY, INC.
                   STATEMENT OF INCOME AND RETAINED EARNINGS
                          YEAR ENDED DECEMBER 31, 1995

REVENUES (Note 2):
  Admissions.......................................................................................   $ 9,079,484
  Event related revenue............................................................................     2,607,957
     Total operating revenues......................................................................    11,687,441
OPERATING EXPENSES:
  Direct expense of events.........................................................................     3,913,982
  General and administrative (Note 4)..............................................................     6,117,074
  Depreciation.....................................................................................       606,380
     Total operating expenses......................................................................    10,637,436
OPERATING INCOME...................................................................................     1,050,005
INTEREST INCOME....................................................................................       132,509
OTHER INCOME.......................................................................................        17,852
INCOME FROM OPERATIONS BEFORE INCOME TAXES.........................................................     1,200,366
PROVISION FOR STATE EXCISE TAXES (Note 2)..........................................................       (70,000)
NET INCOME.........................................................................................     1,130,366
RETAINED EARNINGS, BEGINNING OF YEAR...............................................................     2,808,156
RETAINED EARNINGS, END OF YEAR.....................................................................   $ 3,938,522

                       See notes to financial statements.
                                      F-30

                          BRISTOL MOTOR SPEEDWAY, INC.
                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1995

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................................................................   $ 1,130,366
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation..................................................................................       606,380
     Gain on sale of assets........................................................................       (19,777)
     Deferred income taxes.........................................................................        20,000
     Increase (decrease) in operating assets and liabilities:
       Accounts receivable.........................................................................      (418,100)
       Employee receivables........................................................................        21,675
       Accounts payable............................................................................       (26,791)
       Deferred race event income..................................................................     1,390,827
       Accrued expenses and other liabilities......................................................       264,776
          Net cash provided by operating activities................................................     2,969,356
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short-term stockholder loans.......................................................     1,359,234
  Principal payments on stockholder loans..........................................................      (888,646)
          Net cash provided by financing activities................................................       470,588
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in accounts receivable -- affiliate.....................................................       (36,526)
  Purchases of property and equipment..............................................................    (2,152,688)
          Net cash used in investing activities....................................................    (2,189,214)
NET INCREASE IN CASH AND CASH EQUIVALENTS..........................................................     1,250,730
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.....................................................     2,612,021
CASH AND CASH EQUIVALENTS AT END OF YEAR...........................................................   $ 3,862,751

                       See notes to financial statements.
                                      F-31

                          BRISTOL MOTOR SPEEDWAY, INC.
                         NOTES TO FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1995
1. DESCRIPTION OF BUSINESS AND CHANGE IN OWNERSHIP
     Bristol Motor Speedway, Inc. (BMS) owns and operates a one-half mile lighted, 36-degree banked concrete oval with 70,905 permanent seats occupying approximately 100 acres in Bristol, Tennessee. BMS currently sponsors four major NASCAR-sanctioned racing events annually, including two Winston Cup and two Busch Grand National events. BMS was originally built in 1961 and has been conducting NASCAR-sanctioned racing events annually since that year. BMS has made numerous expansions and improvements to the facility over the years.
     On January 22, 1996, Speedway Motorsports, Inc. (SMI), a publicly-held company, acquired 100% of the outstanding capital stock of BMS for $26,583,000, including direct acquisition costs of $83,000. In February 1996, SMI formally changed the name of BMS from National Raceways, Inc. (which had previously done business under the name of Bristol International Raceway) to Bristol Motor Speedway, Inc.
2. SIGNIFICANT ACCOUNTING POLICIES
     REVENUE RECOGNITION -- Admissions revenue consists of ticket sales, and other event related revenues consist of amounts received from sponsorships, television, concessions, commissions and souvenir sales.
     In 1995, BMS' major racing events were held in April and August. BMS recognizes admissions and other related revenues when the events are held. Advance revenues and certain related direct expenses pertaining to a specific event are deferred until such time as the event is held. The deferred expenses primarily include race purses and sanctioning fees remitted to NASCAR. Deferred race event income, net, as of December 31, 1995 relates predominantly to the Winston Cup events to be held in 1996. If circumstances prevent a race from being held at any time during the racing season, all advance revenue must be refunded and all direct event expenses deferred would be immediately recognized except for race purses which would be refundable from NASCAR.
     CASH AND CASH EQUIVALENTS -- BMS classifies as cash equivalents all highly liquid investments with original maturities at date of purchase of three months or less. Cash equivalents at December 31, 1995 principally consist of money market funds.
     PROPERTY AND EQUIPMENT -- Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance are charged to expense when incurred.
     ADVERTISING EXPENSES -- Advertising costs are expensed as incurred. Advertising expenses amounted to $52,000 in 1995.
     INCOME TAXES -- BMS had elected to be treated as an S Corporation for federal income tax purposes. Under this election, the income of BMS is taxable to its stockholders. Therefore, no provision for federal income taxes has been included in the accompanying 1995 financial statements. BMS is subject to Tennessee excise tax, which is based on taxable income. Deferred income taxes of $91,271 at December 31, 1995 represents the tax effect of the temporary differences between the book and tax basis of property and equipment for Tennessee excise tax purposes. Excise taxes paid during 1995 amounted to $37,000.
     Because of the change in BMS' ownership subsequent to December 31, 1995 as described in Note 1, BMS has become a wholly-owned subsidiary of SMI. Accordingly, in 1996 and subsequent years, BMS will be included in SMI's consolidated federal income tax return and, therefore, it will be subject to federal income taxes.
     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual future results could differ from those estimates.
                                      F-32

                          BRISTOL MOTOR SPEEDWAY, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
3. PROPERTY AND EQUIPMENT
     Property and equipment as of December 31, 1995 is summarized as follows:

                                                                               ESTIMATED
                                                                              USEFUL LIVES
Land and land improvements..................................   $   686,272    5-20 years
Racetrack and grandstands...................................     5,903,426    10-30
Buildings...................................................     2,913,614    5-30
Machinery and equipment.....................................       146,560    5-20
Furniture and fixtures......................................       287,921    5-10
Autos and trucks............................................        92,000    5
Construction in progress....................................       527,599
  Total.....................................................    10,557,392
Less accumulated depreciation...............................     2,486,004
  Total.....................................................   $ 8,071,388

     Construction in progress at December 31, 1995 consists of construction costs incurred through that date related to grandstand, suite and restroom improvements. The estimated costs to complete these projects is approximately $500,000.
4. RELATED PARTY TRANSACTIONS
     ACCOUNTS RECEIVABLE FROM AFFILIATE -- of $319,735 at December 31, 1995 is due from World Boxing Federation, Inc., a company affiliated through common control of the former stockholders. Under the terms of the purchase agreement, the parties agreed that this receivable would be distributed to the former stockholders. Accordingly, the account receivable from affiliate has been treated as a reduction of stockholders' equity at December 31, 1995.
     AMOUNTS DUE TO STOCKHOLDERS -- of $994,851 at December 31, 1995 consists principally of a short-term non-interest bearing cash loan made to BMS in 1995 by Mr. Larry Carrier, BMS' president and controlling stockholder prior to SMI's purchase of BMS. These funds were originally received by Mr. Carrier from BMS in the form of 1995 S Corporation salary payments (see below). Subsequent to December 31, 1995, Mr. Carrier received cash payments from BMS totaling $1,175,000 and two other minority stockholders received cash payments from BMS totaling $8,000. Accordingly, at the January 22, 1996 purchase date, BMS has as an aggregate net receivable of $187,149 from the former stockholders. In the opinion of SMI's management, this amount will be collected from the former stockholders.
     General and administrative expenses in 1995 include $2,600,000 of payments to BMS' former president and controlling stockholder. Consistent with past practice, BMS has designated the entire amount of these payments as salary expense in the 1995 statement of income as well as in BMS' 1995 S Corporation tax return. As of the January 1996 purchase date, the former stockholders are no longer employees of BMS. SMI's management has reviewed BMS' past practices for paying and recording salary costs and distributions to the stockholder officers. In the future, SMI expects to pay its BMS executives salaries that are, in the aggregate, substantially less than the amounts paid to the former S Corporation stockholder officers.
                                      F-33

            DESCRIPTION OF UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                     REFLECTING THE BUSINESS COMBINATION OF
          SPEEDWAY MOTORSPORTS, INC. AND BRISTOL MOTOR SPEEDWAY, INC.
     The following unaudited pro forma financial statements have been prepared giving effect to the acquisition of Bristol Motor Speedway, Inc. (BMS) as if the transaction had taken place at December 31, 1995 for the pro forma balance sheet, and as of January 1, 1995 for the pro forma statement of income for the year ended December 31, 1995.
     The acquisition has been accounted for using the purchase method. In accordance with Accounting Principles Board Opinion No. 16, the purchase price will be allocated to the assets and liabilities acquired at their estimated fair market values at acquisition date. The Company has obtained an independent appraisal of BMS' property and equipment, the fair values of which have been used in the accompanying pro forma financial statements. In the near future, the Company plans to obtain an independent appraisal or valuation of the fair value of other net assets acquired, including identifiable intangibles, if any. Based on current information, the Company's management does not expect the final allocation of the purchase price to be materially different from that used in the following pro forma balance sheet and statement of income.
     THE UNAUDITED PRO FORMA FINANCIAL INFORMATION IS NOT NECESSARILY INDICATIVE OF THE RESULTS OF OPERATIONS OR THE FINANCIAL POSITION WHICH WOULD HAVE BEEN ATTAINED HAD THE ACQUISITION BEEN CONSUMMATED AT EITHER OF THE FOREGOING DATES OR WHICH MAY BE ATTAINED IN THE FUTURE. THE PRO FORMA FINANCIAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE HISTORICAL FINANCIAL STATEMENTS OF SMI AND BMS.
                                      F-34

                            PRO FORMA BALANCE SHEET
                               DECEMBER 31, 1995
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                          HISTORICAL                        PRO FORMA
                                                        SMI         BMS       PRO FORMA     ADJUSTMENT      1995
                                                        1995       1995      ADJUSTMENTS      NOTES       PRO FORMA
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................   $ 10,132    $ 3,863      $  (270)          E        $ 13,725
  Restricted cash..................................         86                                                  86
  Trade accounts receivable........................      6,511        418                                    6,929
  Refundable income taxes..........................        727                                                 727
  Inventories......................................      5,372                                               5,372
  Speedway condominiums held for sale..............      3,142                                               3,142
  Prepaid expenses.................................        185                                                 185
     Total current assets..........................     26,155      4,281         (270)                     30,166
PROPERTY AND EQUIPMENT, NET........................     93,105      8,071        6,446           A         107,622
GOODWILL...........................................      6,392                  19,606           B          25,998
OTHER ASSETS:
  Investment in North Wilkesboro Speedway..........      6,283                                               6,283
  Marketable equity securities.....................      1,855                                               1,855
  Note receivable -- affiliate.....................        934                                                 934
  Other assets.....................................      1,722                     187           D           1,909
     Total other assets............................     10,794                     187                      10,981
     TOTAL.........................................   $136,446    $12,352      $25,969                    $174,767
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt.............   $    348    $            $26,500           C        $ 26,848
  Accounts payable.................................      7,743         40                                    7,783
  Loan payable -- former stockholder of BMS........                   995                                      995
  Deferred race event income, net..................     13,345      7,236                                   20,581
  Accrued expenses and other liabilities...........      5,870        351                                    6,221
  Due to former stockholders.......................        665                                                 665
     Total current liabilities.....................     27,971      8,622       26,500                      63,093
LONG-TERM DEBT.....................................      1,458                                               1,458
PAYABLE TO AFFILIATED COMPANY......................      2,603                                               2,603
DEFERRED MEMBERSHIP INCOME, NET....................      1,563                                               1,563
DEFERRED INCOME TAXES..............................      6,717         91        3,108           G           9,916
OTHER LIABILITIES..................................        754                                                 754
  Total liabilities................................     41,066      8,713       29,608                      79,387
STOCKHOLDERS' EQUITY:
  Common stock.....................................        380                                                 380
  Additional paid-in capital.......................     72,148                                              72,148
  Retained earnings................................     22,944                                              22,944
  Net assets of acquired company...................                 3,639       (3,639)          F
  Unrealized loss on marketable equity
     securities....................................        (92)                                                (92)
     Total stockholders' equity....................     95,380      3,639       (3,639)                     95,380
     TOTAL.........................................   $136,446    $12,352      $25,969                    $174,767

                     See notes to pro forma financial data.
                                      F-35

                NOTES TO 1995 UNAUDITED PRO FORMA BALANCE SHEET
                                 (IN THOUSANDS)

A.    Increase in property and equipment:
      To adjust BMS depreciable property and equipment to fair value at date of acquisition based on
        independent appraisal...........................................................................   $ 5,205
      To adjust BMS land to fair value at date of acquisition based on independent appraisal............     1,241
                                                                                                           $ 6,446
B.    Increase in excess of cost over value assigned to net assets acquired (goodwill)..................   $19,606
C.    Increase in short-term bank debt..................................................................   $26,500
D.    To record debt issuance costs.....................................................................   $   187
E.    Cash paid for direct cost of acquisition and debt issuance cost...................................   $  (270)
F.    To eliminate historical equity of BMS.............................................................   $(3,639)
      To record deferred income taxes on the difference between the book and tax basis of property and
G.      equipment due to purchase accounting............................................................   $ 3,108
H.    The following is a computation of the purchase price:

      Cash paid at closing...................................................................   $26,500
      Direct costs of acquisition including legal, accounting and independent appraisal
        costs................................................................................        83
        Total purchase price.................................................................   $26,583
      Allocation of purchase price:
        Book value of net assets acquired                                                       $ 3,639
        Step-up in fair value of property and equipment......................................     5,205
        Step-up in fair value of land........................................................     1,241
        Deferred income taxes................................................................    (3,108)
        Excess of cost over value assigned (goodwill)........................................    19,606
           Total purchase price..............................................................   $26,583

                         PRO FORMA STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                         HISTORICAL                           PRO FORMA
                                                     SMI           BMS         PRO FORMA     ADJUSTMENTS      1995
                                                     1995         1995        ADJUSTMENTS       NOTES       PRO FORMA
REVENUES:
  Admissions....................................   $ 36,569      $ 9,079        $                           $ 45,648
  Event related revenue.........................     27,783        2,608                                      30,391
  Other operating revenues......................     11,221                                                   11,221
     Total operating revenues...................     75,573       11,687                                      87,260
OPERATING EXPENSES:
  Direct expense of events......................     19,999        3,914                                      23,913
  Other direct operating expense................      7,611                                                    7,611
  General and administrative....................     13,381        6,117         (2,100)          A           17,398
  Depreciation and amortization.................      4,893          606            750           B            6,249
     Total operating expenses...................     45,884       10,637         (1,350)                      55,171
OPERATING INCOME................................     29,689        1,050          1,350                       32,089
INTEREST EXPENSE, NET...........................        (24)         132         (2,182)          C           (2,074)
OTHER INCOME....................................      3,392           18                                       3,410
EQUITY IN EARNINGS OF NORTH WILKESBORO
  SPEEDWAY......................................        233                                                      233
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES.........................................     33,290        1,200           (832)                      33,658
PROVISION FROM INCOME TAXES.....................    (13,700)         (70)          (264)          D          (14,034)
INCOME FROM CONTINUING OPERATIONS...............     19,590        1,130         (1,096)                      19,624
EXTRAORDINARY ITEM, NET.........................       (133)                                                    (133)
NET INCOME......................................   $ 19,457      $ 1,130        $(1,096)                    $ 19,491
INCOME PER SHARE FROM CONTINUING OPERATIONS.....   $   0.53                                                 $   0.53
WEIGHTED AVERAGE SHARES OUTSTANDING.............     37,275                                                   37,275

                     See notes to pro forma financial data.
                                      F-37

             NOTES TO 1995 UNAUDITED PRO FORMA STATEMENT OF INCOME
                                 (IN THOUSANDS)

A.    Decrease in general and administrative expenses:
      Decrease in compensation expense paid to former stockholder officers..............................   $(2,600)
      Increase in salaries related to new general manager, controller and marketing executive that will
        replace the departing stockholder officers......................................................       500
                                                                                                           $(2,100)
B.    Increase in depreciation and amortization:
      Depreciation of step-up in fair value of property and equipment using straight-line basis.........   $   260
      Amortization of goodwill (amortized on a straight-line basis over 40 years).......................       490
                                                                                                           $   750
C.    Increase in interest expense:
      Interest expense on new SMI bank indebtedness used to acquire BMS.................................   $(2,120)
      Amortization of debt issuance costs...............................................................       (62)
                                                                                                           $(2,182)
D.    Increase in provision for income taxes:
      Income tax provision on BMS' pretax income and pro forma adjustments using BMS' statutory rate of
        39%.............................................................................................   $  (264)

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY SELLING SECURITY HOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                               TABLE OF CONTENTS

                                                  PAGE
Prospectus Summary.............................     3
Risk Factors...................................     7
Use of Proceeds................................    10
Dividend Policy................................    10
Capitalization.................................    11
Price Range of Common Stock....................    11
Selected Financial Data........................    12
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    14
National Association of Stock Car Auto Racing,
  Inc. (NASCAR)................................    22
Business.......................................    25
Management.....................................    30
Description of Debentures......................    32
Certain United States Federal Income Tax
  Consequences.................................    44
Description of Capital Stock...................    47
Shares Eligible for Future Sale................    49
Plan of Distribution...........................    50
Selling Security Holders.......................    51
Legal Matters..................................    51
Experts........................................    51
Incorporation of Certain Information by
  Reference....................................    52
Available Information..........................    52
Index to Financial Statements..................   F-1

                                  $70,000,000
                         (Speedway logo appears here)
                 ATLANTA, BRISTOL & CHARLOTTE MOTOR SPEEDWAYS
                           TEXAS INTERNATIONAL RACEWAY
                                   600 RACING
                               5 3/4% Convertible
                                  Subordinated
                              Debentures Due 2003
                                   PROSPECTUS
                                            , 1996

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions. No portion of such expenses are to be borne by the Selling Security Holders. All expenses other than the SEC registration fee, the NASD filing fee and the NYSE listing fee are estimated.

SEC registration fee........................................................   $21,212.13
NASD filing fee.............................................................       *
NYSE listing fee............................................................       *
Trustee's fees and expenses.................................................       *
Transfer agent's fee and expenses...........................................       *
Accounting fees and expenses................................................       *
Legal fees and expenses.....................................................       *
"Blue Sky" fees and expenses (including legal fees).........................       *
Costs of printing and engraving.............................................       *
Miscellaneous...............................................................       *
     Total..................................................................   $   *

* To be furnished by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Bylaws effectively provide that the Registrant shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 145"), indemnify all persons whom it may indemnify pursuant thereto. In addition, the Registrant's Certificate of Incorporation eliminates personal liability of its directors to the full extent permitted by Section 102(b) (7) of the General Corporation Law of the State of Delaware, as amended from time to time ("Section 102(b) (7)").

     Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b) (7) provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

     The Company maintains insurance against liabilities under the Securities Act of 1933 for the benefit of its officers and directors.

     Section 9 of the Registration Rights Agreement (filed as Exhibit 4.3 to this Registration Statement) provides that the Holders of Transfer Restricted Securities covered by this Registration Statement severally and not jointly will indemnify and hold harmless the Registrant and each director, officer and controlling person of the Registrant from and against any liability caused by any statement or omission in the Registration Statement, in the Prospectus or in any amendment or supplement thereto, in each case to the extent that the statement or omission was made in reliance upon and in conformity with written information furnished to the Registrant by the Holders of Transfer Restricted Securities covered by this Registration Statement expressly for use therein.

ITEM 16. EXHIBITS.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION
  *3.1   Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1, File
         No. 33-87740 (the "Form S-1")).
  *3.2   Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the
         Form S-1).
 **3.3   Amendment to Certificate of Incorporation of the Company.
   4.1   Indenture dated as of September 1, 1996 between the Company and First
         Union National Bank of North Carolina, as Trustee (the "Indenture").
   4.2   Form of 5 3/4% Convertible Subordinated Debenture due 2003 (included in the Indenture).
   4.3   Registration Rights Agreement dated as of September 26, 1996 among the
         Company and the Initial Purchasers.
 **5.1   Opinion of Parker, Poe, Adams & Bernstein L.L.P. regarding the legality of the securities being registered.
  12.1   Statement regarding computation of ratios.
  23.1   Consent of Parker, Poe, Adams & Bernstein L.L.P. (included in Exhibit
         5.1).
  23.2   Consent of Deloitte & Touche L.L.P.
  24.1   Power of Attorney (included on the signature page of this Registration
         Statement).
  25.1   Form T-1 Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of First Union National Bank of North Carolina.
  99.1   Purchase Agreement dated September 26, 1996 among the Company and the
         Initial Purchasers.
 *99.2   Credit Agreement dated as of March 7, 1996 among the Company and
         Speedway Funding Corp., as borrowers, and the lenders named therein, including NationsBank, N.A. as agent for the lenders and a lender
         (incorporated by reference to Exhibit 99.2 of the Company's Registration
         Statement on Form S-3, File No. 333-1856).
  99.3   First Amendment to Credit Agreement dated as of September 24, 1996 among the Company and Speedway Funding Corp., as borrowers, and the lenders named therein, including NationsBank, N.A. as agent for the lenders and a lender.

 * Filed previously.
** To be furnished by amendment.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     The undersigned Registrant hereby further undertakes:

          (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Charlotte, North Carolina, on October 4, 1996.

                                             SPEEDWAY MOTORSPORTS, INC.

                                             By: /s/     WILLIAM R. BROOKS
                                                       WILLIAM R. BROOKS
                                                  VICE PRESIDENT, TREASURER,
                                                  CHIEF FINANCIAL OFFICER AND
                                                            DIRECTOR

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Speedway Motorsports, Inc., do hereby constitute and appoint each of Messrs. O. Bruton Smith, H.A. Wheeler and William R. Brooks, each with full power of substitution, our true and lawful attorney-in-fact and agent to do any and all acts and things in our names and in our behalf in our capacities stated below, which acts and things any of them may deem necessary or advisable to enable Speedway Motorsports, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for any or all of us in our names, in the capacities stated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that they shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

                      SIGNATURE                                        TITLE                        DATE

          /s/               O. BRUTON SMITH             Chief Executive Officer               October 4, 1996
                   O. BRUTON SMITH                        (principal executive officer)
                                                          and Chairman

           /s/                 H.A. WHEELER             President, Chief Operating Officer    October 4, 1996
                     H.A. WHEELER                         and Director

          /s/              WILLIAM R. BROOKS            Vice President, Treasurer, Chief      October 4, 1996
                  WILLIAM R. BROOKS                       Financial Officer (principal
                                                          financial and accounting officer)
                                                          and Director

           /s/               EDWIN R. CLARK             Executive Vice President and          October 4, 1996
                    EDWIN R. CLARK                        Director

                                 EXHIBIT INDEX

EXHIBIT
NUMBER   DESCRIPTION
  *3.1   Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Registration Statement on Form S-1, File
         No. 33-87740 (the "Form S-1")).
  *3.2   Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the
         Form S-1).
 **3.3   Amendment to Certificate of Incorporation of the Company.
   4.1   Indenture dated as of September 1, 1996 between the Company and First
         Union National Bank of North Carolina, as Trustee (the "Indenture").
   4.2   Form of 5 3/4% Convertible Subordinated Debenture due 2003 (included in the Indenture).
   4.3   Registration Rights Agreement dated as of September 26, 1996 among the
         Company and the Initial Purchasers.
 **5.1   Opinion of Parker, Poe, Adams & Bernstein L.L.P. regarding the legality of the securities being registered.
  12.1   Statement regarding computation of ratios.
  23.1   Consent of Parker, Poe, Adams & Bernstein L.L.P. (included in Exhibit
         5.1).
  23.2   Consent of Deloitte & Touche L.L.P.
  24.1   Power of Attorney (included on the signature page of this Registration
         Statement).
  25.1   Form T-1 Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of First Union National Bank of North Carolina.
  99.1   Purchase Agreement dated September 26, 1996 among the Company and the
         Initial Purchasers.
 *99.2   Credit Agreement dated as of March 7, 1996 among the Company and
         Speedway Funding Corp., as borrowers, and the lenders named therein, including NationsBank, N.A. as agent for the lenders and a lender
         (incorporated by reference to Exhibit 99.2 of the Company's Registration
         Statement on Form S-3, File No. 333-1856).
  99.3   First Amendment to Credit Agreement dated as of September 24, 1996 among the Company and Speedway Funding Corp., as borrowers, and the lenders named therein, including NationsBank, N.A. as agent for the lenders and a lender.

 * Filed previously.
** To be furnished by amendment.

                  SPEEDWAY MOTORSPORTS, INC. AND SUBSIDIARIES

                     INDEX TO FINANCIAL STATEMENT SCHEDULE

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

II    Valuation and Qualifying Accounts......................................................................    S-2

     Note: All other schedules are omitted because they are not applicable or not required.

                                                                     SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                                                                BALANCE
                                                                       BALANCE AT     CHARGES                    AT
                                                                      BEGINNING OF       TO                     END OF
                                                                         PERIOD       EXPENSE     DEDUCTIONS    PERIOD
1)    Reserve for bad debts
      December 31, 1993............................................       $264        $    48     $   (79   )(1) 23$3
      December 31, 1994............................................        233             12         (62   )(1) 183
      December 31, 1995............................................        183             30         (67   )(1) 146
2)    Unrealized loss on marketable equity securities
      December 31, 1993............................................        295             --         (11   )(2) 284
      December 31, 1994............................................        284             --        (249   )(2)  35
      December 31, 1995............................................         35             --          57   (3)  92

(1) Represents actual write-offs of specific accounts receivable.
(2) Represents recovery of previously unrealized losses on marketable equity securities.
(3) Represents an increase in unrealized losses on marketable equity securities.

                                      S-2